As filed with the Securities and Exchange Commission on August 23, 2007
Registration No. 333-144575

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American Dairy, Inc.
(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of incorporation or organization)

2020	87-0445575
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Star City International Building, No. 10 Jiuxianqiao Road,  C-16th Floor,
Chaoyang District, Beijing, The People's Republic of China
011-86-10-8457-4688
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Leng You-Bin, President
Star City International Building, No. 10 Jiuxianqiao Road, C-16th Floor,
Chaoyang District, Beijing, The People's Republic of China
011-86-10-8457-4688
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jeffrey A. Rinde, Esq. Hodgson Russ LLP 1540 Broadway, 24 th Floor New York, NY 10036

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.001 per share(2)	251,040	$19.07	$4,787,332.80	$146.97
Common stock, par value $.001 per share(3)	1,570,201	$19.07	$29,943,733.07	$919.27
Total	1,821,245		$34,731,065.87	$1,066.24

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends and similar transactions and anti-dilution provisions.

(2) Represents shares of common stock underlying Common Stock Purchase Warrants held by selling securityholders.

(3) Represents shares of common stock underlying 7.75% Convertible Notes (the “Notes”) held by selling securityholders, issued or issuable upon (i) conversion of the principal amount of the Notes and (ii) conversion of interest payable on the Notes.

(4) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the NYSE Archipelago Exchange on July 11, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, dated August 23, 2007

PROSPECTUS

American Dairy, Inc.

1,821,245 Shares of Common Stock
Offered by Selling Securityholders

This Prospectus relates to the sale of up to 1,821,245 shares of the common stock of American Dairy, Inc., a Utah corporation, issuable upon conversion of, and as interest upon, American Dairy’s 7.75% Convertible Notes and upon exercise of certain warrants issued, in each case to the selling securityholders in a private placement. These shares of common stock will be offered at fixed prices, at the then-prevailing market prices at the time of sale, at varying prices, or in negotiated transactions. See "Plan of Distribution".

Our common stock is traded on the NYSE Archipelago Exchange under the symbol "ADY." The closing price of our common stock on August 20, 2007 was $20.20.

American Dairy will not receive any proceeds from the sale of the shares to be offered by the selling securityholders to the public. However, American Dairy will receive proceeds from any exercise of warrants by the selling securityholders. American Dairy has agreed to pay all of the costs of this offering, excluding commissions and discounts regarding the sale of the common stock by the selling securityholders.

Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

Certain selling securityholders and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. See "Selling Securityholders" and "Plan of Distribution".

Investing in the common stock of American Dairy involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 7.

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______________

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

American Dairy

American Dairy, Inc. ("American Dairy") was incorporated in the State of Utah on December 31, 1985, originally with the corporate name of Gaslight, Inc. We maintain our principal executive offices at Star City International Building, No. 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, The People's Republic of China; U.S. telephone contact (626) 757-8885.

American Dairy processes and markets milk powder, soybean powder, and related dairy products, primarily in the northeastern area of The People's Republic of China ("China"), known as the "milk belt" of China. American Dairy's production plants have a processing capability of approximately 720,000 kilograms of fresh milk per day. American Dairy's affiliated farmers have grazing rights covering approximately 514,640 acres in Kedong County in northeastern China. Although our name is American Dairy, substantially all of our business operations are in China. We employ a limited number of professionals, consultants and employees in the United States for purposes of assisting us in obtaining funding and compliance with legal and financial reporting requirements under US law. However, we have no operations in the United States. American Dairy's processing plants presently have production lines for producing milk powder and production lines for producing soy bean products. American Dairy employs approximately 432 personnel that operate its milk processing and packaging plants.

We endeavor to produce premium high quality milk products that are healthy and safe for our customers. Our primary registered trademark in China is "Feihe".

Our research indicates the market for dairy products in China is growing rapidly partly due to changing consumer tastes, government promotion and better production and distribution methods. According to a July 2006 report published by Access Asia, “Dairy products are now one of the fastest growing sectors of the market in China.” The report goes on to discuss changing consumer tastes in China from a general avoidance of milk and dairy products due to lactose intolerance and poor production methods to acceptance and increasing demand for them. A synopsis of this report may be found on the internet at www.just-food.com/store/product. The entire article is available from the same website for a fee. Also in July 2006, an unrelated report by the International Marketing Program for Agricultural Commodities & Trade at Washington State University titled China’s Dairy Industry Poised for Growth , cites a rapid rise in income, changes in urban lifestyles, promotion of the dairy industry by the government and improved marketing channels as factors contributing to the growth of dairy consumption in China. This report goes on to indicate that although analysts disagree about the extent of continued growth, it is expected to continue. Moreover, the report indicates that China’s imports of milk products will decline as a percentage of overall consumption as China meets its growing demand through domestic production. This report can be found free of charge on the internet at http://impact.typepad.com/articles/2006/07chinas_dairy_in.html. We believe that our dairy business must grow to meet the demand for milk in China and to increase our market share, particularly by expanding our milk powder production and distribution system.

THE OFFERING

General

The selling stockholders of American Dairy are offering up to 1,821,245 shares of our common stock that are to be sold in the market at fixed prices, at their then-prevailing market prices at the time of the sale, at varying prices, or in negotiated transactions. These shares are issuable to the selling securityholders upon conversion of, and as interest upon, certain convertible notes and/or exercise of certain warrants of American Dairy which we issued to the selling securityholders in the transaction discussed below under “Convertible Note and Warrant Placement.” Some of the shares offered hereby underlie warrants and/or notes which have not yet been exercised or converted by the selling securityholders.

Convertible Note and Warrant Placement

Effective October 3, 2006, we issued 7.75% Convertible Notes, in an aggregate principal amount of $18,200,000, and Common Stock Purchase Warrants exercisable for up to 251,040 shares of common stock, to the selling securityholders, each of whom was an accredited investor, in a private placement pursuant to Section 4(2) of the Securities Act, as amended, and Rule 506 thereunder. Principal and interest on the notes are convertible into common stock at a conversion price of $14.50 per share (subject to adjustment), which is also the exercise price of the warrants.

The conversion price under the notes (and with respect to shares issuable as interest on the notes) and the exercise price under the warrants are subject to adjustment upon the occurrence of certain events including the issuance of stock dividends to existing common stockholders, or a stock split or combination. Also, the holders of notes and warrants are entitled to receive the economic benefit of any reorganization, consolidation or merger of American Dairy which results in a payment in shares, other securities or property to our common stockholders.

In connection with the placement of these notes and warrants, we entered into a registration rights agreement with the selling securityholders under which we agreed to register with the Securities and Exchange Commission (the “SEC”) the common stock underlying the notes and warrants for resale to the public. In addition to requiring the registration of the shares offered pursuant to this prospectus, the registration rights agreement also grants the selling securityholders a one-time right to demand that we register shares issuable as interest on the notes as well as on-going “piggyback” registration rights with respect to any shares remaining unsold under this prospectus.

The registration rights agreement also provides for payment of liquidated damages by American Dairy if (i) the registration statement covering the shares to be registered pursuant to the Registration Rights Agreement is not filed by the required filing date, as specified therein, or declared effective by the SEC one hundred and twenty (120) days thereafter, or (ii) after the registration statement has been declared effective by the SEC, sales of all of the shares covered by the relevant provision of the Registration Rights Agreement cannot be made pursuant to the corresponding registration statement, or (iii) our common stock is not listed or included for quotation on the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, the NYSE Archipelago Exchange, or the American Stock Exchange after being so listed or included for quotation, or (iv) our common stock ceases to be traded on the Over-the-Counter Bulletin Board prior to being listed or included for quotation on one of the aforementioned markets. If any of these events occurs, American Dairy must pay to each holder of the notes or shares of common stock required to be registered an amount equal to 2% of the then outstanding principal amount of the notes for each month of such delinquency.

However, certain of the investors have agreed to waive these penalties if the registration statement is declared effective by the SEC by August 30, 2007. In the event that the registration statement is not declared effective by August 30, 2007, the investors waiving these penalties shall be entitled to all payments for the period from May 3, 2007 until the date the registration statement is declared effective.

No penalties apply in the case of any delay which is solely attributable to changes required by the selling securityholders in the registration statement with respect to information relating to the selling securityholders, including, without limitation, changes to the plan of distribution, or to the failure of the selling securityholders to conduct their review of the registration statement pursuant to the Registration Rights Agreement in a reasonably prompt manner.

The Registration Rights Agreement provides for certain periods of “allowed delay” in which the Company may delay the disclosure of material non-public information (as well as prospectus or registration statement updating) if a majority of its independent directors or any committee of the Board of Directors comprised solely of such independent directors determines in good faith that it would be materially detrimental to American Dairy and its equity holders for such registration statement to become effective or to remain effective as long as such registration statement would otherwise be required to remain effective because such action (i) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving American Dairy, (ii) would require premature disclosure of material information that American Dairy has a bona fide business purpose for preserving as confidential or (iii) would render American Dairy unable to comply with requirements under the Securities Act, as amended, or the Securities Exchange Act or 1934, as amended. We must promptly notify the selling securityholders of the existence of material non-public information giving rise to an allowed delay and advise them not to sell any share under this prospectus until the expiration of the time period for the allowed delay. No penalties apply during allowed delay periods.

Use of Proceeds

American Dairy will not receive any proceeds from the sale of common stock by the selling securityholders of American Dairy in this offering. However, American Dairy will receive proceeds from any exercise of warrants by the selling securityholders.

Risk Factors

An investment in the shares involves various risks including, but not limited to, general economic and business conditions in China and the competitiveness of the milk industry in China.

Transferability of Shares

The common stock of American Dairy is traded on the NYSE Archipelago Exchange under the trading symbol "ADY".

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected consolidated financial data of American Dairy for the years ended December 31, 2006, 2005, and 2004 and the six months ended June 30, 2007 and 2006. The data are derived from our audited consolidated financial statements revised to reflect the reclassification of certain items. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes, appearing in elsewhere in this report.

Consolidated Income Statement Data

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Sales	$77,521,388	$50,883,465	$122,799,000	$68,024,000	$37,416,000	$26,636,000	$5,729,199
Cost of goods sold	41,699,461	25,245,965	70,221,000	38,716,000	18,007,000	15,733,000	5,668,948
Distribution expenses	20,104,071	14,011,139	29,398,000	16,743,000	13,486,000	7,899,000	--
General & administrative	3,835,168	2,336,021	5,219,000	2,483,000	1,313,000	1,670,000	100,334
Depreciation	203,894	167,784	266,000	161,000	55,000	131,000	633
Other income (expense)	(3,484)	(250,743)	3,410,000	2,221,000	1,489,000	1,197,000	5,889
Gain on disposal of asset	—	—	—	9,000	1,000	—
Interest expense/finance costs	2,749,977	402,937	1,197,000	523,000	49,000	25,000	1,596
Minority interest	—	20,608	—	2,000	—	—	—
Income tax (provision) benefit	—	—	—	—	262,000	(339,000)	—
Net income	10,068,554	10,026,467	19,908,000	11,630,000	6,258,000	2,036,000	(36,423)
Other comprehensive income	2,412,513	469,354	1,112,000	605,000	—	—	—
Total comprehensive income	12,481,067	10,495,821	21,020,000	12,235,000	6,258,000	2,036,000	(36,423)
Basic net income per share	$.63	$.70	$1.35	$0.83	$0.52	$0.19	$(0.00)
Weighted average basic shares outstanding	15,900,884	14,373,202	14,756,000	13,931,000	12,077,000	10,536,000	9,650,000
Diluted net income per common share	$.58	$.61	$1.14	$0.74	$0.47	$0.19	$(0.00)
Weighted average diluted shares outstanding	18,949,528	16,860,107	18,056,000	16,057,000	13,456,000	10,536,000	9,650,000

Consolidated Balance Sheet Data

	Six Months Ended	Year Ended December 31,
	June 30, 2007	2006	2005	2004	2003	2002
Total Assets	$205,620,487	$111,171,000	$69,370,000	$37,841,000	$19,193,000	$9,221,000
Total Current liabilities	33,292,899	34,490,000	33,236,000	20,884,000	13,275,000	8,877,000
Long term debt (1)	98,348,092	16,937,000	5,543,000	598,000	290,000	—
Minority interest	498,688	—	494,000	180,000	—	—
Total stockholders equity	73,480,808	59,744,000	30,097,000	16,179,000	5,628,000	344,000

(1)	Net of current portion and, as of June 30, 2007 and December 31, 2006, net of discount of $1,403,895 and $1,715,871, respectively.

Quarterly Financial Data for 2006 and 2005

	March 31,	June 30,	September 30,	December 31,	Fiscal Year
	2006	2006	2006	2006	2006
Total revenues	$25,893,000	$26,110,028	$32,611,627	$38,184,536	$122,799,191
Gross profit	$11,908,000	$9,997,007	$15,236,726	$15,456,435	$52,578,168
Gross Margin:	46%	38%	47%	40%	43%

Net income	$4,764,000	$5,261,967	$5,528,239	$4,354,075	$19,908,281
Net earnings per common share:
Basic	$0.34	$0.36	$0.37	$0.28	$1.35
Diluted	$0.29	$0.31	$0.32	$0.22	$1.14

	March 31,	June 30,	September 30,	December 31,	Fiscal Year
	2005	2005	2005	2005	2005
Total revenues	$13,560,731	$14,589,807	$14,273,618	$25,599,747	$68,023,903
Gross profit	$6,263,478	$6,996,110	$6,744,356	$9,304,064	$29,308,008
Net income	$2,632,757	$2,823,250	$2,178,699	$3,994,723	$11,629,429
Gross Margin:	46%	48%	47%	36%	43%

Net earnings per common share:
Basic	$0.19	$0.21	$0.16	$0.27	$0.83
Diluted	$0.17	$0.18	$0.14	$0.25	$0.74

  * Effective July 1, 2005 slotting fees paid by American Dairy previously reported as expenses have been reclassified as a reduction of revenues. The above schedule reflects a reclassifying entry for prior periods to conform to this presentation.

RISK FACTORS

General

We expect to incur costs related to our planned expansion and growth into new plants and ventures which may not prove to be profitable. Moreover, any delays in our expansion plans could cause our profits to decline and jeopardize our business.

We anticipate that our proposed expansion of our milk processing plants may include the construction of new or additional facilities. American Dairy's cost estimates and projected completion dates for construction of new production facilities may change significantly as the projects progress. In addition, American Dairy's projects will entail significant construction risks, including shortages of materials or skilled labor, unforeseen environmental or engineering problems, weather interferences and unanticipated cost increases, any of which could have a material adverse effect on the projects and could delay their scheduled openings. A delay in scheduled openings will delay American Dairy's receipt of increased sales revenues, which, when coupled with the increased costs and expenses of our expansion, could cause a decline in our profits.

Our plans to finance, develop, and expand American Dairy's milk processing facilities will be subject to the many risks inherent in the rapid expansion of a high growth business enterprise, including unanticipated design, construction, regulatory and operating problems, and the significant risks commonly associated with implementing a marketing strategy in changing and expanding markets. These projects may not become operational within their estimated time frames and budgets as projected at the time American Dairy enters into a particular agreement, or at all. In addition, American Dairy may develop projects as joint ventures in an effort to reduce its financial commitment to individual projects. The significant expenditures required to expand our milk processing plants may not ultimately result in increased profits.

When our future expansion projects become operational, American Dairy will be required to add and train personnel, expand our management information systems and control expenses. If we do not successfully address American Dairy's increased management needs or are otherwise unable to manage our growth effectively, American Dairy's operating results could be materially and adversely affected.

Our products may not achieve market acceptance.

We are currently selling our products principally in northern China. Achieving market acceptance for American Dairy's products, particularly in new markets, will require substantial marketing efforts and the expenditure of significant funds. There is substantial risk that any new markets may not accept or be as receptive to our products. Market acceptance of our current and proposed products will depend, in large part, upon our ability to inform potential customers that the distinctive characteristics of our products make them superior to competitive products and justify their pricing. Our current and proposed products may not be accepted by consumers or able to compete effectively against other premium or non-premium dairy products. Lack of market acceptance would limit our revenues and profitability.

Changing consumer preferences make demand for our products unpredictable. American Dairy is subject to changing consumer preferences and nutritional and health-related concerns. Our business could be affected by certain consumer concerns about dairy products, such as the fat, cholesterol, calorie, sodium and lactose content or contamination of such products. A significant percentage of customers in China are lactose intolerant, and may therefore prefer other beverages. American Dairy could become subject to increased competition from companies whose products or marketing strategies address these consumer concerns more effectively.

Adverse medical research relating to milk and demand for milk could decrease the demand for our products. Periodically, medical and other studies are released and announcements by medical and other groups are made which raise concerns over the healthfulness of cow's milk in the human diet. A study may be published or an announcement made concerning the healthfulness of cow's milk which may result in a decrease in demand for dairy products in China.

Our planned growth may require more raw milk than is available and could diminish the quality of our dairy products. The supply of raw milk may be insufficient to meet demand which would limit our growth. Moreover, as we attempt to implement our growth strategy, it may become difficult to maintain current levels of quality control. Thus, concerns over quality control could also limit our growth. The raw milk used in our products is supplied to American Dairy by numerous local farms under output contracts. The supply of raw milk from local farms may not be sufficient to meet increased demand for our products associated with our proposed marketing efforts Also, increased production to meet demand may compromise quality. An inadequate supply of raw milk, coupled with concern over quality control, could limit our ability to grow, cause our earnings to decline and make our business less profitable.

Possible volatility of raw milk costs makes our operating results difficult to predict, and a steep cost of increase could cause our profits to diminish significantly. The current policy of China since the mid-1990s has focused on moving the industry in a more market-oriented direction. These reforms have resulted in the potential for greater price volatility relative to past periods, as prices are more responsive to the fundamental supply and demand aspects of the market. These changes in China's dairy policy could increase the risk of price volatility in the dairy industry, making our net income difficult to predict. Also, if prices are allowed to escalate sharply, our costs will rise which will lead to a decrease in profits.

The loss of any of our key executives could cause an interruption of our business and an increase in our expenses if we are forced to recruit a replacement; we have no key-man life insurance covering these executives. American Dairy is highly dependent on the services of Leng You-Bin and Liu Hua, and the loss of their services would have a material adverse impact on our operations. These individuals have been primarily responsible for the development of American Dairy and the development and marketing of our products. American Dairy has not applied for key-man life insurance on the lives of these executives but may do so in the future.

The milk business is highly competitive and, therefore, we face substantial competition in connection with the marketing and sale of our products. In general, milk products are price sensitive and affected by many factors beyond our control, including changes in consumer tastes, fluctuating commodity prices and changes in supply due to weather, production, feed costs and natural disasters. Our products compete with other premium quality dairy brands as well as less expensive, non-premium brands. American Dairy's milk faces competition from non-premium milk producers distributing milk in our marketing area and other milk producers packaging their milk in glass bottles, and other special packaging, which serve portions of our marketing area. Most of our competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than American Dairy, and have products that have gained wide customer acceptance in the marketplace. The largest competitors of American Dairy are state-owned dairies owned by the government of China. Large foreign milk companies have also entered the milk industry in China. The greater financial resources of such competitors will permit them to procure retail store shelf space and to implement extensive marketing and promotional programs, both generally and in direct response to advertising claims by American Dairy. The milk industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. We may be unable to compete successfully or our competitors may develop products which have superior qualities or gain wider market acceptance than ours.

Lack of property and general liability insurance expose American Dairy to the risk of loss of our property as well as liability risks in the event of litigation against our company. American Dairy and its subsidiaries do not carry any property insurance, general liability insurance, or any other insurance that covers the risks of our business operations. As a result, any material loss or damage to our properties or other assets could lead to an increase in costs to replace or repair lost or damaged property and, possibly, a decline in revenues from lost use of the lost or damaged property. Also, personal injuries arising from our business operations, could significantly increase our costs for attorneys' fees as well as the payment of any damages arising out of the litigation. Any of the above would cause lost profits.

If we were unable to obtain an extension on our existing credit facility with the China Construction Bank, we would be required to utilize capital earmarked for our expansion strategy to pay down the outstanding amount . We have a credit facility with the Construction Bank of China which is scheduled to mature in August. We currently have an outstanding balance on this credit facilities of approximately ¥ 15 million RMB (approximately $1,894,000 USD). The principal amount is due on maturity, and no payment schedules apply. We may not receive an extension on this loan. If we do not receive an extension, the bank will have the right to demand payment of the amount outstanding. In such a case, we would be required to utilize funds presently earmarked for our expansion plan to make such payment.

Our lack of insurance also constitutes a breach of covenants requiring such insurance in our long-term financing agreements and could impede our ability to obtain future financing. We are in violation of certain loan covenants which require insurance coverage. Under the provisions of our financing agreements, we are considered to be in default of these covenants, and all debt under the relevant financing agreements may be due upon demand. As of June 30, 2007, our long-term debt obligations were $98,348,092 in the aggregate (net of current portion). If these lenders demand repayment we would have to utilize funds currently earmarked for expansion and acquisitions programs to repay these loans. This risk, coupled with our lack of insurance in general, could impede our ability to obtain future funding.

As we increase the scale of our operations, we may be unable to maintain the level of quality we currently attain by producing our products in small batches. Our products are manufactured in small batches with milk from the farms of local farmers. We may be unable to maintain the quality of our dairy products at increased levels of production. Increased production levels may cause American Dairy to modify its current manufacturing methods and will necessitate the use of milk from other additional sources. A decline in the quality of our products could damage American Dairy's business, operations and finances.

We face the potential risk of product liability associated with food products. American Dairy faces the risk of liability in connection with the sale and consumption of milk products and soybean products should the consumption of such products cause injury, illness or death. Such risks may be particularly great in a company undergoing rapid and significant growth. American Dairy currently maintains no product liability insurance. Any insurance which we may obtain in the future may be insufficient to cover potential claims or the level of insurance coverage needed may be unavailable at a reasonable cost. A partially or completely uninsured successful claim against American Dairy would drive up our costs to defend such claim or pay damages and could cause reputational damage which would hurt our revenues. Either of these results would in turn reduce our profitability.

Doing business in China involves various risks including internal and international political risks, evolving national economic policies as well as financial accounting standards, expropriation and the potential for a reversal in economic conditions. Since the late 1970s, the government of the PRC has been reforming the Chinese economic system. These reforms have resulted in significant economic growth and social progress. These policies and measures may from time to time be modified or revised. Adverse changes in economic policies of the Chinese government or in the laws and regulations, if any, could have a material adverse effect on the overall economic growth of China, and could adversely affect our business operations.

Extensive regulation of the food processing and distribution industry in China could increase our expenses resulting in reduced profits. American Dairy is subject to extensive regulation by China's Agricultural Ministry, and by other county and local authorities in jurisdictions in which its products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of our products. Applicable laws and regulations governing our products may include nutritional labeling and serving size requirements. Our processing facilities and products are subject to periodic inspection by national, county and local authorities. We believe that we are currently in substantial compliance with all material governmental laws and regulations and maintain all material permits and licenses relating to our operations. Nevertheless, we may fall out of substantial compliance with current laws and regulations or may be unable to comply with any future laws and regulations. To the extent that new regulations are adopted, American Dairy will be required to conform its activities in order to comply with such regulations. Our failure to comply with applicable laws and regulations could subject American Dairy to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, operations and finances.

  The Chinese currency, "Renminbi," is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support our business operations in the future. We rely on the Chinese government's foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs. We receive substantially all of our revenues in Renminbi, which is not freely convertible into other foreign currencies. In China, the government has control over Renminbi reserves through, among other things, direct regulation of the conversion of Renminbi into other foreign currencies and restrictions on foreign imports. Although foreign currencies which are required for "current account" transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government. This type of heavy regulation by the Chinese government of foreign currency exchange restricts certain of our business operations and a change in any of these government policies, or any other, could further negatively impact our operations which could result in a loss of profits.

Fluctuations in the exchange rate between the Chinese currency and the United States dollar could adversely affect our operating results. The functional currency of our operations in China is "Renminbi". However, results of our operations are translated at average exchange rates into United States dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could cause our profits, and therefore our stock prices, to decline.

In order for our China subsidiaries to pay dividends to American Dairy, a conversion of Renminbi into US dollars is required which, if we were not allowed to do by the Chinese government, would cause an interruption in our operating cash flow. Under current Chinese law, the conversion of Renminbi into foreign currency generally requires government consent. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon the ability of American Dairy to meet its cash needs, and to pay dividends to its shareholders. Although, our subsidiaries' classification as wholly - owned foreign enterprises ("WOFEs") under Chinese law permits them to declare dividends and repatriate their funds to American Dairy in the United States, any change in this status or the regulations permitting such repatriation could prevent them from doing so. Any inability to repatriate funds to American Dairy would in turn prevent payments of dividends to our shareholders.

Lack of bank deposit insurance puts our funds at risk of loss from bank foreclosures or insolvencies. American Dairy maintains certain bank accounts in China that are not insured and are not protected by FDIC insurance or other insurance. As of June 30, 2007, American Dairy held $71,530,109 in bank accounts in China. If a Chinese bank holding our funds experienced insolvency, it may not permit us to withdraw our funds which would result in a loss of such funds and reduction of our net assets.

Limited and uncertain trademark protection in China makes the ownership and use of our trademark uncertain. American Dairy has obtained trademark registrations for the use of our tradename "Feihe", which has been registered with the Trademark Bureau of the State Administration for Industry and Commerce with respect to our milk products. We believe our trademark is important to the establishment of consumer recognition of our products. However, due to uncertainties in Chinese trademark law, the protection afforded by our trademark may be less than we currently expect and may, in fact, be insufficient. Moreover even if it is sufficient, in the event it is challenged or infringed, we may not have the financial resources to defend it against any challenge or infringement and such defense could in any event be unsuccessful. Moreover, any events or conditions that negatively impact our trademark could have a material adverse effect on our business, operations and finances.

Our lack of patent protection could permit our competitors to copy our trade secrets and formulae and thus gain a competitive advantage. American Dairy has no patents covering our products or production processes, and we expect to rely principally on know-how and the confidentiality of our formulae and production processes for our products and our flavoring formulae in producing competitive product lines. Any breach of confidentiality by our executives or employees having access to our formulae could result in our competitors gaining access to such formulae. The ensuing competitive disadvantage could reduce our revenues and our profits.

Dividends paid to American Dairy, as the U.S. parent company, would be subject to U.S. corporate income tax. American Dairy has not accrued any tax liability associated with the possible payment of dividends to the U.S. parent company. Such a tax would be an added expense appearing on our balance sheet which would reduce our net income.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our stock in the public marketplace could reduce the price of our common stock. Future sales of large amounts of our common stock by the selling securityholders could adversely affect the market price of our common stock. On July 9, 2007, there were 15,971,070 shares of our common stock outstanding. The selling securityholders may sell up to 1,821,245 shares of common stock pursuant to this offering. In addition, from time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of the issuer that has satisfied a two-year holding period. Sales of a large number of shares of common stock by the selling securityholders in the public market could adversely affect the market price and thus could impair our future ability to generate funds through sales of common stock or other equity or equity-based securities.

Our officers, directors and certain of our stockholders beneficially own a significant percentage of our outstanding voting stock, which gives them substantial control over our business and may have the effect of delaying or preventing a change in control . Our Chief Executive Officer and President beneficially owns 8,881,135 shares of our common stock, and our officers and directors as a group beneficially own 9,224,611 shares in the aggregate. We also have a significant securityholder who holds shares of our common stock and notes and warrants convertible into our common stock totaling 2,331,519 shares. As a result, these individuals can exert significant control over our business and operations and their ownership percentages can cause a delay in or actually prevent a change in control of American Dairy.

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "expect", "plans", "intends", "anticipate", "believe", "estimate" and "continue" or similar words and are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. American Dairy believes that it is important to communicate our future expectations to our investors. However, there may be events in the future that American Dairy is not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors", as well as any cautionary language in this Prospectus, provide examples of risks, uncertainties and events that may cause American Dairy's actual results to differ materially from the expectations American Dairy describes in our forward-looking statements. Before you invest in the common stock, you should be aware that the occurrence of the events described as risk factors and elsewhere in this Prospectus could have a material adverse effect on our business, operating results and financial condition.

BUSINESS

General

American Dairy, Inc. was incorporated under the laws of the State of Utah on December 31, 1985, originally under the name of Gaslight, Inc. It was inactive until March 30, 1988 when it changed its corporate name to Lazarus Industries, Inc. and engaged in the business of manufacturing and marketing medical devices. This line of business was discontinued in 1991, and it became a non-operating public company shell.

Effective May 7, 2003, American Dairy completed the acquisition of 100% of the issued and outstanding capital stock of American Flying Crane Corporation (formerly called American Dairy Holdings, Inc.) ("AFC"), a Delaware corporation. As a result, AFC became a wholly-owned subsidiary of American Dairy. In addition, American Dairy amended its Articles of Incorporation to change its name to "American Dairy, Inc." and completed a one-for-nineteen (1-for-19) reverse split of its common stock.

AFC holds 100% of the issued and outstanding capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") in The People's Republic of China. The principal activity of Feihe Dairy is the production and distribution of milk powder and other dairy products. Feihe Dairy has two subsidiaries, Baiquan Feihe Dairy Co., Limited (of which it owns 100% of the registered capital and which is engaged in the production and supply of processed milk and soybean products for Feihe Dairy), and Beijing Feihe Biotechnology Scientific and Commercial Co., Limited (of which it owns 95% of the registered capital, the other 5% being held in a trust for American Dairy, and which is the marketing company for Feihe Dairy)

American Dairy also has three other wholly-owned subsidiaries, Langfang Feihe, Gannan Feihe and Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited ("Shanxi") (the third of which was originally formed to develop and operate a walnut processing plant).

American Dairy purchased all of the outstanding capital stock of AFC from its stockholders in exchange for 9,534,494 restricted shares (post-split) of the common stock of American Dairy. In addition to the shares issued as consideration for the merger, at the time of the closing, AFC paid a dividend in the approximate amount of $860,000 to its sole shareholder as an adjustment for the significant increase in value in AFC which occurred between the signing of the agreement and the closing. Pursuant to the written consent of the stockholders holding approximately 66% of the outstanding common stock of American Dairy, the stockholders approved:

1. an amendment to the Articles of Incorporation of American Dairy to change its corporate name to "American Dairy, Inc.";

2. a one-for-nineteen (1-for-19) reverse split of the common stock of American Dairy; and

3. the establishment of its 2003 Stock Incentive Plan covering 3,000,000 shares of common stock for its key employees, including officers, employees, directors and consultants.

Current Corporate Structure

The following chart reflects the current corporate structure of the American Dairy entities:

Heilongjiang Feihe Dairy Co., Limited and Other Subsidiaries

Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") and its subsidiaries are companies organized under the laws of The People's Republic of China.

The history of Feihe Dairy commenced in 1962 when its predecessor, Heilongjiang Zhaoguang Hongguang Dairy Plants ("Hongguang Dairy Plant") was established as a wholly - owned State Enterprise, whose principal activities were the production and distribution of powdered milk in China. The Hongguang Dairy Plant was located at Zhaoguang Livestock Farm of Zhaoguang Agro-Cultivated Bureau, its production capability was approximately five thousand kilograms per day and its main sales territory was Shandong Province.

In 1982, Heilongjiang Zhaoguang Dairy Plants ("Zhaoguang Dairy"), another State Enterprise, was established at Zhaoguang Plantation near BeiAn City. In 1984, Hongguang Dairy Plants and Zhaoguang Dairy were merged into Heilongjiang Zhaoguang Dairy Plants. The State continued to retain ownership of the merged Heilongjiang Zhaoguang Dairy Plants.

In 1997, the merged Heilongjiang Zhaoguang Dairy Plants was further reorganized and its name changed to Heilongjiang Feihe Dairy Group Limited. In February 2000, Heilongjiang Feihe Dairy Group Limited completed its registered capital restructuring to become a private company with registered capital of $894,226.

In March 2001, the restructured Heilongjiang Feihe Dairy Group Limited changed its name to its present name of Heilongjiang Feihe Dairy Co., Limited and acquired all of the fixed assets (including land use rights, plant and equipment and factory buildings) of Kedong Gongmu Dairy Plants. Heilongjiang Sanhao Dairy Co., Limited ("Sanhao Dairy") was incorporated on March 28, 2001 with registered capital of $433,110. Feihe Dairy owned 99% of Sanhao Dairy and Fu Man Guo held the remaining 1% in trust for Feihe Dairy. Under a Sale and Purchase Agreement dated February 6, 2001 between Feihe Dairy and Kedong County Economic Committee, Feihe Dairy agreed to acquire all the fixed assets including land use rights from Kedong Gongmu Dairy Plants at a consideration of $364,269. Following the incorporation of Sanhao Dairy, Feihe Dairy, as its contribution towards the registered capital, injected all the fixed assets from Kedong Gongmu Dairy Plants, except for its land uses rights to 47,640 square meters of land, into Sanhao Dairy, plus cash of $68,841.

In August 2001, Feihe Dairy's new production facilities in Kedong County commenced production of milk powder.

During 2004, American Dairy merged Sanhao Dairy into BaiQuan Feihe Dairy Co., Limited and consolidated their operations.

During April 2004, American Dairy established a 60% owned subsidiary called Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited ("Shanxi Feihesantai"), a limited liability company registered in Shanxi Province in The People's Republic of China. The remaining 40% owner of Shanxi Feihesantai was Licheng Shantia Technology Enterprises Limited, an unaffiliated company. During the third quarter of 2006, American Dairy entered into a Share Transference Agreement to purchase the additional 40% interest in Shanxi Feihesantai from Licheng Shantai for approximately $2.9 million. The purchase was completed in the fourth quarter of 2006. The business of Shanxi Feihesantai is the production and distribution of walnut power and other walnut products .

During June 2005, American Dairy purchased a milk powder processing facility from Nutricia Nutritionals Co. of Heilongjiang Province for $7,300,000 and its inventory for $130,000. American Dairy also has acquired 19 milk collection stations in this transaction.

On June 15, 2006, we formed Langfang Feihe Dairy Company Limited (“Langfang Feihe”) as a wholly-owned subsidiary of American Dairy. Langfang has a registered capital of 15,000,000 RMB ($1,875,000), none of which was funded as of December 31, 2006. Langfang Feihe was formed to own dairy facilities which are now being constructed.

On March 22, 2006, we formed Gannan Feihe Dairy Company Limited (“Gannan Feihe”) as a wholly owned subsidiary of American Dairy. Gannan Feihe has a registered capital of 40,000,000 RMB ($5,000,000), none of which was funded as of December 31, 2006. Gannan Feihe was also formed to own dairy facilities which are now being constructed.

Principal Products

Our products fall into three main product categories, milk powder, soybean powder and walnut products.

Milk Powder

This is our primary product and it is divided into several sub-categories. We produce milk powder for babies and young children formulated for 0 to six months, six months to one year, one to three years and three to five years of age. We also produce milk powder for students and for the middle aged and elderly population.

Soybean Powder and Rice Cereal

Soybean Powder is an auxiliary product to our milk powders and represents a low fat, high calcium alternative to cow's milk, particularly for seniors. Soybean powder and rice cereal each comprised 3% of sales during the fiscal year ended December 31, 2006.

Walnut Powder and Other Products

We produce other auxiliary products which we market in conjunction with our baby milk powder as well as to health-conscious adults. These products include walnut powder, walnut dew, walnut oil and rice powder/rice cereal.

Sources of Milk

Under supply “agreements” with numerous small dairy farmers who have cattle grazing rights and use rights to approximately 514,640 acres of land in Kedong County in northeastern China, American Dairy has been able to receive supplies of raw milk without having to make capital investments in farms and cattle. Approximately 27% of this acreage is arable pasture land, and approximately 30% is planted with beans and corn. Historically, the milk industry in China has been very fragmented and segmented with most production being generated by farmers owning and milking one to ten cows. Our supply agreements have a term of one-year but do not specify price or quantity which fluctuate based upon our needs, each individual farmer’s livestock, and the quality and demand for the raw milk at various times. The agreements establish a foundation for our relationship with the local farmers and provide for us to train them, treat them fairly and reasonably and to uphold certain government industry standards. The farmers come to the local milk stations which we have set up in various locations to deliver the milk.

Processing

Raw Milk Processing    American Dairy believes that through purchasing raw milk locally and employing minimal processing techniques, we are able to preserve the fresh taste of milk. The industry standard for the time it takes for raw milk to be converted to milk powder is approximately 48 hours.  Most large regional dairies, we believe, process raw milk which may be three to four days old. Milk processed by conventional farms for sale to regional dairies is typically stored at the farm for a minimum of two days, commonly spends a full day in transit to the dairy facility, and is only processed the following day.

However, American Dairy's standard is to process the raw milk within 24-36 hours after milking, depending upon the time of day the raw milk is delivered to us. Within this time, the milk is chilled, transported separated, sterilized and spray-dried. The raw milk is first received from milk collection centers.  Fully enclosed, stainless-steel vacuum milking machines are used to receive the raw milk.  Once received, the raw milk will no longer have any contact with air and is immediately processed with refrigeration equipment that cools the raw milk within three seconds to about 4° Celsius.  The raw milk is then stored in air-tight tanks in preparation for advanced processes, which include milk fat separation, sterilization and spray-drying.

American Dairy's milk is not homogenized. During homogenization, pressurized milk is forced through openings smaller than the size of the fat globules present in milk, breaking them into smaller particles. Thus treated, the milk fat remains suspended and does not separate out in the form of cream. American Dairy believes that this process adversely affects the taste and feel of milk. In addition, American Dairy's milk is pasteurized at the lowest temperatures allowed by law to avoid imparting a cooked flavor to the milk. When the milk is clarified and the butterfat removed to yield cream and skim milk, a process of cold separation is used, rather than the more commonly employed hot separation which we believe adversely affects the flavor of the milk.

Dairy Product Processing American Dairy's products are made in small batches using minimal processing techniques to maintain freshness and allow maximum flavor and nutrition retention. They are made with wholesome ingredients. No chemicals or additives are employed. Because they are produced locally, our dairy products arrive to consumers in American Dairy's marketing area sooner after production than most other dairy products. To assure product quality, the beginning of each production run is sampled for flavor, aroma, texture and appearance. In addition, inspectors conduct spot-checks for bacteria and butterfat content in our products, as well as sanitary conditions in its facilities.

Processing of Soybean Powder    We obtain soybeans from local farmers in Heilongjiang Province which is known for its abundant production of soybeans and grains. Once the beans are picked, they undergo drying and peeling after which they are transported to a facility for processing which includes hot enzyme treatment, kibbling (coarse grinding), mixing with other ingredients and sterilization. After processing, it is treated to remove the “fish” smell which some customers dislike and then condensed, dried, sifted and packed.

Processing of Walnut Powder Our walnut powder processing is similar to that of our soybean powder. We obtain the walnuts from Licheng County where they grow in abundance. The walnuts are processed using a method that is somewhat similar to that for soybean powder but more complex. The walnut meat is first washed and ground into a slurry paste and then kibbled. After kibbling, the walnut pieces are then processed through a milk pump and milled in alternating sequence several times. Following this milling process, the resulting walnut product is separated and then transferred back to the slurry trough. It is then mixed with other ingredients and processed again through the milk pump after which it is homogenized, dried and condensed. The product is then transferred to a dense milk crock for spray drying, cooling and sulfuration, measurement and packing. Shanxi Feihesantai, our wholly-owned subsidiary, is engaged in the production and distribution of walnut powder and other walnut products. Shanxi Feihesantai was organized with $402,174 in registered capital. This plant was completed and began operations during October 2005.

Milk Processing Facilities

American Dairy has the following principal operating milk powder production and packaging plants:

Kedong I (Sanhao Dairy)

Located in Kedong County in the City of Qiqihaer, in Heilongjiang Province, China, American Dairy acquired this plant in March 2001 for $461,632. The land is approximately 47,640 square meters. The plant buildings have approximately 4,500 square meters of production space and 720 square meters of office space. The plant is approximately 14 years old. Sanhao Dairy has approximately 236 production and packaging employees at this plant and has a capacity of 50,000 kilograms per day.

Baiquan Feihe Dairy

American Dairy acquired this plant in January 2003 for $700,483. Additional land was subsequently acquired for $293,450 in March 2004. The land is approximately 40,000 square meters. The plant building has approximately 5,458 square meters of production space and 800 square meters of office space, and is approximately 15 years old. Baiquan Dairy has approximately 62 production and packaging employees and has a capacity of 100,000 kilograms per day.

Kedong II

American Dairy began building a new milk powder processing plant during 2004 in close proximity to its Sanhao Dairy plant in Kedong County. We acquired the land use rights to this location for $400,966 and entered into a construction contract to build the new plant for approximately $4,200,000 (RMB. 34,866,000).. This plant has a capacity of approximately 300,000 kilograms per day.

Numico

During 2005, American Dairy entered into an Asset Purchase Agreement with Nutricia Nutritionals Co., Ltd. ("Nutritionals") of Heilongjiang Province in China pursuant to which we acquired substantially all of the assets of Nutritionals for $7,300,000 and its inventory for $130,000. Nutritionals is a wholly-owned subsidiary of Royal Numico N.V., a public limited liability company organized in the Netherlands. The assets consist primarily of the land use rights and buildings of Nutritionals' milk powder plant in Heilongjiang Province in the PRC and all of its milk powder processing equipment at this plant. We also acquired 19 milk collection stations for the collection of raw milk to supply the processing plant. This milk powder plant is capable of processing approximately 8.1 million kilograms of raw milk per month into approximately 1.62 million kilograms of milk powder per month. The plant has a capacity of approximately 270,000 kilograms per day. The acquisition increased the production capacity of American Dairy's milk powder operations by approximately 60%.

The combined capacity of all of these plants is 720,000 kilograms per day. The existing production facilities of American Dairy employ approximately 578 total production personnel.

Processing and Packaging Plants under Development

Feihe Gannan Processing Plant Construction Project . The milk processing plant constructed by this project is to be situated on 300,000 square meters of land with facilities occupying 60,000 square meters. The project is being carried out in two phases. Construction on the first phase was completed in December 2006 with machinery and equipment being installed in 2007. Phase one focuses on the infrastructure of the facilities and is set to begin its milk processing operations by the end of 2007. After phase one is complete, the facility is expected to be able to process at least 300 tons of fresh milk and will be equipped to allow for the expansion of its operations. The second phase is scheduled to begin in 2008, and we plan to have it completed by the end of 2009. Phase two will focus on the improvement and expansion of the facility in order to increase production and lower costs. This phase is expected to cost approximately $25 million.

The production equipment is being manufactured and provided to us by a Germany-based company, which is one of the world’s leading process engineering and equipment manufacturers. Thus far, we have paid this company $2 million to begin production of the milking equipment and other equipment including fillers, product tanks, pasteurizers, and storage. The project costs also include acquiring supplies and licenses, etc.

As planned, the facility will be able to process at least 300,000 kilograms of fresh milk per day by the end of the first phase in 2007, and will process at least 1,000,000 kilograms of fresh milk by the end of 2009. To date, we have used approximately $10 million of our existing cash to fund the Gannan Processing Plant.

Langfang Flying Crane Construction Project  . We believe that once fully developed and constructed, the Langfang Flying Crane construction project will be one of China’s biggest milk powder packaging plants. As planned, the facility will have an initial production rate of 35,000,000 kilograms per day of milk powder in tin containers. The plant has been substantially completed so the facilities are expected to be ready to begin packaging operations in 2007.

The facility has workshops, storehouses and equipment which will allow for expansion. We believe that production at the plant can grow to at least 50,000,000 kilograms annually. The total cost is expected to be approximately $15 million. To date, approximately $5 million has been spent on construction and the installation of the equipment.

All aspects of production of American Dairy's products are based on traditional practices designed to yield premium quality, wholesome and superior tasting foods. Because of the consistent quality of the milk powder products of American Dairy, it was awarded an ISO9002 quality Assurance Certificate in October 2000. In accordance with the requirements of ISO9002, American Dairy established a "Quality Assurance Handbook" that provides standardized requirements and procedures regarding the purchase of raw milk, its milk processing systems, storage and packaging standards, the distribution of its products, and employee training.

Product Sales

The following table reflects the sales of the five principal products of American Dairy during the fiscal years ended December 31, 2006 and 2005:

	2006			2005
Product name	Quantity (Kg)	Amount	% of sales	Quantity (Kg)	Amount	% of sales	Variance (Kg)
CPP series	7,467,289	$37,524,523	30%	4,503,308	$24,700,822	35%	2,963,981
Nucleotides series	3,857,615	34,921,188	28%	1,094,676	11,017,136	16%	2,762,939
Ca+Zn series	9,788,881	27,040,611	21%	4,722,624	13,348,008	19%	5,066,257
Rice cereal	913,927	3,898,860	3%	2,664,230	7,319,683	11%	(1,750,303)
Soybean series	2,096,727	3,604,251	3%	1,781,052	3,065,612	4%	315,675
Total	24,124,439	106,989,433	85%	14,765,890	59,451,261	85%	9,358,549
Others*	5,000,857	18,546,443	15%	2,582,741	10,372,650	15%	2,418,116
	29,125,296	125,535,876	100%	17,348,631	69,823,911	100%	11,776,665

Less:
Slotting Fees		(2,736,685)			(1,800,008)
	29,125,296	$122,799,191		17,348,631	$68,023,903		11,776,665

* Other products included (1) butter, (2) non-fat milk powder, (3) milk powder for the middle-aged, (4) milk powder for the elderly, (5) light milk powder, (6) walnut powder, and (7) raw infant milk powder products produced under private labels for, and pursuant to formulas specified by, original equipment manufacturers.

Product Distribution

Currently, Feihe’s products are sold in stores nationwide in China except in Hong Kong SAR, Macau SAR and Taiwan. The company has a distribution team working out of its headquarters and coordinating a network of over 300 dealers or representatives in key provinces across China. The dealers, in turn, each hire one or two secondary agents who assist in the distribution process, including inventory management, product sales and service and payments. Dealer agents display and sell our products in specially designated areas in stores.

Generally, product is delivered only after receipt of payment from the dealer. Dealers have new agreements each year which specify sales targets and territories among other provisions. We seek to expand the number of key provinces served by our dealer network as part of our growth strategy and ultimately to establish a distribution system based upon local production at local dairies. American Dairy distributed its products to over 25 provinces in China during 2006. No province exceeded 10% of sales.

Customers

No customers of American Dairy equaled or exceeded 10% of its sales during the years ended December 31, 2006, 2005 or 2004, except that one customer, Heilongjiang Changxin Dairy, represented approximately 15% of sales during 2005.

Research and Development

American Dairy has six technicians engaged in research and development activities. These technicians monitor quality control at the milk processing plants of American Dairy to ensure that the processing, packaging and distribution of the milk products result in high quality premium milk products that are safe and healthy for our customers. These technicians also pursue methods and techniques to improve the taste and quality of our milk products and to evaluate new milk products for further production based upon changes in consumer tastes, trends and the introduction of competitive products by other milk producers.

During each of the fiscal years ended December 31, 2006, 2005 and 2004 we spent less than $10,000 per year on research and development and all of such amount was paid in compensation to our six quality control technicians described above.

Growth Strategy

The market for dairy products in China is growing rapidly. Our growth strategy involves capturing as much of this market as possible while it is in this rapid growth phase. This includes plans to acquire additional grazing rights and collection stations to secure our supply of raw milk and to acquire or construct additional processing and distribution facilities. We believe that our milk powder products enjoy a reputation for high quality among those familiar with them. We believe that this reputation has spread principally by word-of-mouth and also as a result of favorable press coverage. We have also increased our marketing efforts through national television. Pursuant to our marketing plan, we will seek to build upon our products' reputation and create strong brand identities, making our products more widely recognizable.

We will seek to extend the distribution of our products to contiguous markets with high population concentrations. If we can successfully implement our growth strategy, we will also seek to enter other markets through joint ventures, licensing or other arrangements with local dairy farms which we believe would benefit significantly from selling their raw milk to newly established local dairies that will produce and sell American Dairy brand milk powder products and soybean products in their local markets. The key elements of American Dairy's growth strategy to reach its goal, include:

* emphasizing local production and distribution of our products, beginning with purchasing raw milk from local farmers, resulting in premium quality milk powder products; and

* increasing regional and national television advertising to better establish the "Feihe" brand name and increase the scope of our market area.

Brand Development and Marketing

American Dairy's marketing emphasizes the local production and national distribution of our products, which begins with local dairy herds and results in premium quality products to a national market. We believe that American Dairy's story adds legitimacy to our marketing claim that we produce farm fresh products and helps to instill confidence in consumers as to the purity and wholesomeness of our products.

We also seek to convey this story through the packaging we use for our products. Our products have also received marketing benefits from a considerable volume of favorable press and other publications of mass circulation which has rated our products highly.

American Dairy's marketing and promotional efforts will continue to include:

* Redesigning packaging of non-fluid products to promote a premium quality image.

* Refining and targeting our message, which to date has largely been the product of word-of-mouth and product reviews.

* Developing trade material, including four-color trade sell sheets and brochures.

* Further distinguishing our products from other dairy products.

* Expanding retail advertising, including print advertising, televised advertising and focused public relations.

American Dairy incurred advertising costs of $12,392,655 during 2006, $3,380,218 during l 2005, and $2,742,257 during fiscal 2004. The significant increase during 2006 was due to an extensive campaign to develop the Feihe brand and its name recognition through the print and television media. This campaign included national and local television ads as well as ads in magazines and on the sides of moving vehicles such as buses.

Competition

The food and beverage business is highly competitive and, therefore, American Dairy faces substantial competition in connection with the marketing and sale of our milk powder products and soybean products. Our products are positioned as premium products and, accordingly, are generally priced higher than certain similar competitive products. We believe that the principal competitive factors in marketing our products are quality, taste, freshness, price and product recognition. While we believe that we compete favorably in terms of quality, taste and freshness, our products are more expensive and less well known than certain other established brands. Our premium products may also be considered in competition with non-premium quality dairy products for discretionary food dollars.

Government Regulation

American Dairy is regulated under national and county laws in China. The following information summarizes certain aspects of those regulations applicable to American Dairy and is qualified in its entirety by reference to all particular statutory or regulatory provisions.

Regulations at the national, province and county levels are subject to change. To date, compliance with governmental regulations has not had a material impact on American Dairy's level of capital expenditures, earnings or competitive position, but, because of the evolving nature of such regulations, management is unable to predict the impact such regulation may have in the foreseeable future.

As a manufacturer and distributor of food products, American Dairy is subject to regulations of China's Agricultural Ministry. This regulatory scheme governs the manufacture (including composition and ingredients), labeling, packaging and safety of food. It also regulates manufacturing practices, including quality assurance programs, for foods through its current good manufacturing practices regulations, and specifies the standards of identity for certain foods, including the products sold by American Dairy, and prescribes the format and content of many of the products sold by American Dairy, prescribes the format and content of certain nutritional information required to appear on food products labels and approves and regulates claims of health benefits of food products.

In addition, China's Agricultural Ministry authorizes regulatory activity necessary to prevent the introduction, transmission or spread of communicable diseases. These regulations require, for example, pasteurization of milk and milk products. American Dairy and its products are also subject to province and county regulations through such measures as the licensing of dairy manufacturing facilities, enforcement of standards for its products, inspection of its facilities and regulation of its trade practices in connection with the sale of dairy products.

Employees

As of March 31, 2007, we have approximately 10,000 employees on our payroll. Of these, eight are group administrators, approximately 8,250 are in marketing (including independent marketing agents), approximately 24 provide marketing support, approximately 82 work in our Nutrition Department as consultants and managers, approximately 18 perform administrative functions, including financing, auditing and human resources and approximately 750 are in production, storage and distribution.

Borrowing Policies

American Dairy may borrow at competitive rates of interest. Borrowed funds will not be used for dividends to the shareholders.

The precise amount, if any, borrowed by American Dairy will depend in part upon the availability of financing, and prevailing interest rates and other loan costs. Such financing, if any, may be unavailable to American Dairy in the amounts desired or on terms considered reasonable by the Board of Directors.

Loan agreements may require that American Dairy maintain certain reserves or compensating balances and may impose other obligations on American Dairy. Moreover, since a significant proportion of American Dairy's revenues may be reserved for repayment of debt, the use of financing may reduce the cash that might otherwise be available for dividends until the debt has been repaid and may reduce total cash flow for a significant period.

American Dairy may, under appropriate circumstances, attempt to cause American Dairy to borrow funds at fixed interest rates. However, American Dairy may borrow funds at rates that vary with a "prime" or "base" rate, particularly on an interim basis or when interest rates are believed to be trending downward. A rise in the indexed rate may increase borrowing costs and reduce the amount of its income and cash available for distribution. In past years, the prime rates charged by major banks have fluctuated significantly; as a result, the precise amount of interest that American Dairy might be charged cannot be predicted with any certainty.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Effective May 7, 2003, American Dairy completed the acquisition of 100% of the issued and outstanding capital stock of American Flying Crane Corporation (formerly called American Dairy Holdings, Inc.), a Delaware corporation. As a result, AFC become a wholly-owned subsidiary of American Dairy. For financial reporting purposes, this transaction was treated as a recapitalization of American Flying Crane and the historical figures prior to May 7, 2003 represent the activities of American Flying Crane.

Overview

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We must make estimates of the collectibility of accounts receivable. We analyze historical write-offs, changes in our internal credit policies and customer concentrations when evaluating the adequacy of our allowance for doubtful accounts. Differences may result in the amount and timing of expenses for any period if we make different judgments or use difference estimates. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income, and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent that we establish a valuation allowance or increase this allowance in a period, we must include a tax provision or reduce our tax benefit in the statements of operations. We use our judgment to determine our provision or benefit for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We believe, based on a number of factors including historical operating losses, that we will not realize the future benefits of a significant portion of our net deferred tax assets and we have accordingly provided a full valuation allowance against our deferred tax assets. However, various factors may cause those assumptions to change in the near term.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Plan of Operation

We perceive that the dairy industry in China is experiencing rapid growth with demand outpacing supply. We further believe that this growth presents a window of opportunity for American Dairy to capture as much of this growing market as possible while it is in this growth phase. We must increase output of our milk products to meet this demand and capture market share. We must act quickly to secure our supply of raw milk by acquiring additional milking rights and collection stations and expand our production and distribution capacity to handle the additional volume. This involves the acquisition or construction of additional processing and distribution facilities and further increases in our marketing efforts. It is important for American Dairy's future that we concentrate our current efforts on this expansion.

Our expansion strategy will require the continued retention and investment of our earnings from operations as well as additional funding from private debt and equity financing. We currently have sufficient cash to fund our operations for the next twelve months with bank credit facilities available to cover any unforeseen shortfall. However, in order to effect our planned expansion, we will require additional funding in the approximate amount of $76 million. Of this amount, we plan to use approximately $16 million for the Lang Fang Distribution Plant and approximately $40 million for the Feihe Gannan Processing Plant (both of which are discussed in greater detail below). On October 3, 2006, we closed an offering of $18.2 million of 7.75% Convertible Notes the terms of which are discussed in greater detail under “Liquidity and Capital Resources.” We have not yet determined exactly how much of our existing cash we will utilize for our expansion strategy going forward, but we will require a significant amount of additional external funding. Of the additional funding, we anticipate that the majority of it will come from private investors and that we will continue to renew our bank credit facilities for short-term needs. (See "Liquidity and Capital Resources.")

We anticipate that the Feihe Gannan Processing Plant construction project will cost approximately $40 million. The milk processing plant constructed by the project is to be situated on 300,000 square meters of land with facilities occupying 60,000 square meters. The project is being carried out in two phases. Construction on the first phase was completed in December 2006 with machinery and equipment being installed in 2007. The total cost for phase one is approximately $15 million. We have spent approximately $5 million on the project for land, construction planning, design and logistical details, waste removal systems, etc. Other costs include piping (hardware and controllers), refrigeration systems, facilities which monitor cowshed hygiene as well as related building materials, equipment and labor. Phase one focuses on the infrastructure of the facilities and is set to begin its milk processing operations by the end of 2007. After phase one is complete, the facility is expected to be able to process at least 300,000 kilograms of fresh milk and will be equipped to allow for the expansion of its operations.

The second phase is scheduled to begin in 2008, and we plan to have it completed by the end of 2009. Phase two will focus on the improvement and expansion of the facility in order to increase production and lower costs. This phase is expected to cost approximately $25 million.

The production equipment is being manufactured and provided to us by a Germany-based company, which is one of the world’s leading process engineering and equipment manufacturers. Thus far, we have paid this company $2 million to begin production of the milking equipment and other equipment including fillers, product tanks, pasteurizers, and storage. The project costs also include acquiring supplies and licenses, etc.

As planned, the facility will be able to process at least 300,000 kilograms of fresh milk by the end of the first phase in 2007, and will process at least 1,000,000 kilograms of fresh milk by 2009. To date, we have used approximately $10 million of our existing cash to fund the Gannan Processing Plant.

We believe that once fully developed and operating, the Langfang Flying Crane Construction Project (LFC) will be one of China’s biggest milk powder packaging plants. As planned, the facility will have an annual production rate of 35 million kilograms of milk powder in tin containers. Construction on the project is substantially completed with equipment installed. The facilities are expected to be ready to begin packaging operations in 2007 following testing of all equipment and processes and licensing. The facility has workshops, storehouses and equipment which will allow for expansion. The total cost is expected to be approximately $15 million. To date, approximately $5 million has been spent on construction and the installation of the equipment.

We have considered various options for obtaining the necessary financing to fund our expansion strategy and have recently completed a placement of Convertible Notes in the aggregate principal amount of $80,000,000, which placement is described in greater detail below under “Liquidity and Capital Resources -- Recent Developments.”

We intend to use the proceeds of this placement and any other funds we raise for the above-described projects. We cannot, however, be certain that our future fundraising efforts will be successful or how much we will actually raise if any. Moreover, the proceeds raised in any private offering may be inadequate to cover any unforeseen costs associated with the construction of these facilities.

In addition to construction of new facilities, we believe that acquisition of existing facilities is a necessary part of our strategy as well. By the acquisition of the Numico plant in late 2005, we were able to increase our processing capacity from approximately 450,000 kilograms to approximately 720,000 kilograms without waiting for a new plant to be built. Furthermore, in the Numico acquisition, not only did we immediately increase our processing capacity, but we added collecting stations and more grazing/milking rights. As we identify potential acquisition targets, we will consider how best to fund their purchase which will likely take the form of additional private debt or equity offerings.

Results of Operations

The following table sets forth certain operating information regarding American Dairy, including its subsidiaries.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Sales	$77,521,388	$50,883,465	$122,799,000	$68,024,000	$37,416,000	$26,636,000	$5,729,199
Cost of goods sold	41,699,461	25,245,965	70,221,000	38,716,000	18,007,000	15,733,000	5,668,948
Distribution expenses	20,104,071	14,011,139	29,398,000	16,743,000	13,486,000	7,899,000	—
General & administrative	3,835,168	2,336,021	5,219,000	2,483,000	1,313,000	1,670,000	100,334
Depreciation	203,894	167,784	266,000	161,000	55,000	131,000	633
Other income(expense)	(1,610,240)	883,303	3,410,000	2,221,000	1,489,000	1,197,000	5,889
Gain on disposal of asset	—	—	—	9,000	1,000	—
Interest expense/finance costs	(2,749,977)	(402,937)	1,197,000	523,000	49,000	25,000	1,596
Minority interest	—	3,000	—	2,000	—	—	—
Income tax (provision) benefit	—	—	—	—	262,000	(339,000)	—
Net income	10,068,554	10,026,467	19,908,000	11,630,000	6,258,000	2,036,000	(36,423)

Comparison of operations for the three months and six months ended June 30, 2007 with the three and six months ended June 30, 2006:

Sales

For the quarter ended June 30, 2007, sales increased by $15,788,431 or 61% quarter-on-quarter to $41,514,018, as compared to sales of $25,725,587 for the corresponding quarter in 2006. The second quarter's sales revenues represented average monthly sales revenues of approximately $13,838,006 as compared to average monthly sales revenues of approximately $8,575,196 for the corresponding quarter in 2006. This represents an average monthly increase of $5,262,810 or 61% as compared to the corresponding quarter in 2006.

For the six month period ended June 30, 2007, sales increased by $26,637,923 or 52%, to $77,521,388, as compared to sales of $50,883,465 for the corresponding six month period in 2006. The sales revenues for the six month period ended June 30, 2006 represented average monthly sales revenues of approximately $25,840,462 as compared to average monthly sales revenues of approximately $16,961,155 for the corresponding six month period in 2006. This represents an average monthly increase of $8,879,307 or 52% as compared to the corresponding six month period in 2006.

The reasons for the favorable variance in sales revenues for the three and six month periods ended June 30, 2007 were as follows:

- Our sales network has expanded the distribution of the Company’s products.

- Increase in sales quantities of several major products such as milk powder with nucleotides series and CPP series in the first quarter and first half of 2007 as compared to the corresponding periods in 2006 and, in particular, a shift toward higher quality/higher-end products. The CPP and nucleotide series, which have higher gross margins relative to our other products, together generated over 60% of the Company's revenues during the first quarter.

- Increase in overall sales volume by 2,259,557 kilograms or 37% quarter-on-quarter to 8,357,065 kilograms for the quarter ended June 30, 2007 compared to the same corresponding quarter in 2006 of 6,097,508 kilograms. For the six month period, overall sales   volume increased by 3,537,130 kilograms or 28% to 15,902,599 kilograms for the quarter ended June 30, 2007 compared to the corresponding six month period in 2006 of 12,365,469 kilograms.

- The average selling price per kilogram of all products during the quarter ended June 30, 2007 increased by $0.74 per kilogram, or approximately   17%, as compared to the quarter ended June 30, 2006. The average selling price of all products during the six months ended June 30, 2007 increased by $0.71 per kilogram, or   approximately 16.4%, as compared to the six months ended June 30, 2006.

Accordingly, the favorable variance in sales revenues was mainly attributed to increases in sales volume and average selling price.

Net Income

During the three months ended June 30, 2007, our net income decreased $1,121,243, or 21% quarter-on-quarter, to $4,140,724 from $5,261,967 for the comparable quarter in 2006. During the six month period ended June 30, 2007, our net income increased $42,087, or 0.4%, to $10,068,554 from $10,026,467 for the comparable six month period in 2006.

Our fully diluted net income per common share was $0.24 for the second quarter of 2007, as compared to $0.31 for the second quarter of 2006. For the six months ended June 30, 2007, our fully diluted net income per common share was $0.58, as compared to $0.61 for the comparable period in 2006.

The decrease in net income for the second quarter is attributable to increased slotting fees and product incentives paid to retailers in the second quarter of 2007 in connection with our efforts to increase its market share in existing markets and expand into new markets. In the second quarter of 2007, we incurred slotting fees of approximately $1,358,743 and product incentives in the amount of $3,051,075. During the six months ended June 30, 2007, the cost of slotting fees and product incentives increased to $6,798,661, as compared to $1,119,781 during the first six months of 2006. This compares to slotting fees of $384,441 and no product incentives in the second quarter of 2006. We expect to continue to incur slotting fees and product incentives as a means of expanding its marketshare in the Chinese market. However, the slotting fees and product incentives are not deemed necessary to maintain our current share. In addition, during the second quarter of 2007, we incurred substantial financing costs in connection with the convertible note offering completed in June 2007 (See “Recent Development”, below).

Cost of Goods, Gross Profit and Gross Margin

For the quarter ended June 30, 2007, cost of goods sold increased by $10,315,876 or 80% quarter-on-quarter to $23,196,735 compared to cost of goods of $12,880,859 for the same corresponding quarter in 2006. Quarter-on-quarter increases in cost of goods sold of 80% exceeded our quarter on quarter increases in sales of 59%. For the six months ended June 30, 2007, cost of goods sold increased by $16,453,496 or 65% to $41,699,461 compared to cost of goods of $25,245,965 for the corresponding six month period in 2006. For the six months, increases in cost of goods of 65% exceeded increases in revenues of 49%.

For the quarter ended June 30, 2007, gross profit increased by $5,472,555 or 43% quarter-on-quarter to $18,317,283, as compared to gross profit for the corresponding quarter in 2006 of $12,844,728. Gross profit margin (the ratio of gross profit to revenue, expressed as a percentage) decreased to approximately 44% for the quarter ended June 30, 2007 compared to approximately 50% for the corresponding quarter in 2006. For the six months ended June 30, 2007, gross profit increased by $10,184,427 or 40%, to $35,821,927, as compared to gross profit for the corresponding period in 2006 of $25,637,500. Gross profit margin (the ratio of gross profit to revenue, expressed as a percentage) decreased to 46% for the six months ended June 30, 2007 compared to approximately 51% for the corresponding six month period in 2006.

The increase in cost of goods sold and decrease in gross profit margin is primarily attributable to increases in slotting fees and product incentives paid to retailers in the second quarter of 2007 in connection with the Company’s efforts to increase its market share in existing markets and expand into new markets.

Expenses

Distribution and other operating costs represented expenditures in connection with the distribution of our products. For the quarter ended June 30, 2007, distribution expenses increased by $3,902,377 or approximately 54% quarter-on-quarter to $11,093,294, as compared to $7,190,197 for the corresponding quarter in 2006. For the six months ended June 30, 2007, distribution expenses increased by $6,092,932 or approximately 43% to $20,104,071, as compared to $14,011,139 for the corresponding six month period in 2006. Variance in distribution expenses was principally attributable to increases in slotting and product incentive costs.

General and administrative expense increased by $637,603 or 50% to $1,905,624 during the three months ended June 30, 2007 from $1,268,021 during the same period in 2006. During the six months ended June 30, 2007, general and administrative expense increased by $1,499,147 or 64% to $3,835,168 from $2,336,021 for the corresponding period in 2006. The increase is due primarily to (i) increases in staff salaries, insurance expense and other administrative costs at the Company’s Heilongjiang Feihe Dairy subsidiary, and (ii) an increase in legal and accounting fees at the parent company level.

During the quarters ended June 30, 2007 and 2006, we incurred 2,048,645 and 179,345, respectively, of interest and financing costs associated with debts. During the six months ended June 30, 2007 and 2006, we incurred 2,749,977 and 402,937, respectively, of interest and financing costs associated with debts. The additional interest expense is attributable to the convertible note offering completed in June 2007 (See “Recent Development”, below).

Our overall inventories increased $1,771,846, or approximately 13% from $13,913,766 at December 31, 2006 to $15,685,612 at June 30, 2007. Our inventories of raw and partially processed materials increased by $691,630, or approximately 16% during that period, from $4,405,270 at December 31, 2006 to $5,096,900 at June 30, 2007. Our raw materials consist of demineralized whey powder (DWP) and raw milk. Our inventories of finished goods decreased $5,882,335, or 64%, from 9,178,629 at December 31, 2006 to $3,296,294 at June 30, 2007. The increase in overall inventories was primarily due to increased production capacity.

Comparison of Years Ended December 31, 2006 and 2005

Net Income . Net income increased by approximately $8,278,000, or 71%, from approximately $11,629,000 for 2005 to approximately $19,908,000 for 2006. This increase in net income is attributable primarily to a 81% increase in sales and, to a lesser extent, a 54% increase in other income, offset in part by (i) an 76% increase in distribution expenses, (iii) an 110% increase in general and administrative expenses, and (iv) a 129% increase in interest expense. Gross profit margin remained constant at 43% in 2006 and 2005.

Sales . Sales increased by approximately $54,775,000, or 81%, from approximately $68,024,000 in 2005 to approximately $122,799,000 in 2006. This increase was due primarily to expanding market areas and adding new value added products.

One component of the increase, sales volume, is reflected in the following table which shows sales volume in kilograms by product for 2006 as compared to 2005:

	2006			2005
Product name	Quantity (Kg)	Amount	% of sales	Quantity (Kg)	Amount	% of sales	Variance (Kg)
CPP series	7,467,289	$37,524,523	30%	4,503,308	$24,700,822	35%	2,963,981
Nucleotides series	3,857,615	34,921,188	28%	1,094,676	11,017,136	16%	2,762,939
Ca+Zn series	9,788,881	27,040,611	21%	4,722,624	13,348,008	19%	5,066,257
Rice cereal	913,927	3,898,860	3%	2,664,230	7,319,683	11%	(1,750,303)
Soybean series	2,096,727	3,604,251	3%	1,781,052	3,065,612	4%	315,675
Total	24,124,439	106,989,433	85%	14,765,890	59,451,261	85%	9,358,549
Others*	5,000,857	18,546,443	15%	2,582,741	10,372,650	15%	2,418,116
	29,125,296	125,535,876	100%	17,348,631	69,823,911	100%	11,776,665

Less:
Slotting Fees		(2,736,685)			(1,800,008)
	29,125,296	$122,799,191		17,348,631	$68,023,903		11,776,665

* Other products included (1) butter, (2) non-fat milk powder, (3) milk powder for the middle-aged, (4) milk powder for the elderly, (5) light milk powder, (6) walnut powder, and (7) raw infant milk powder products produced under private labels for, and pursuant to formulas specified by, original equipment manufacturers.

The second component is an increase in the average sales price per kilogram as demonstrated in the table below:

	2006	2005
Sales revenues	$122,799,000	$68,024,000
Total sales volume (kilograms)	29,125,000	$17,211,000
Average selling prices/kilogram	$4.22	$3.92

The increase in average sales price per kilogram, as reflected in the table, is relatively small and is due primarily to the shift in product mix to higher end products rather than an increase in the sales price of individual products. Prices per kilogram actually declined in the three most significant product lines as demonstrated in the following table which reflects the average sales price per kilogram by product for 2006 and 2005 and the percentage change in the sales price per kilogram :

	Average Price Per
	Kilogram
Product	2006	2005
CPP series	$5.03	$5.49	(8.4)%
Nucleotides series	$9.05	$10.06	(10.0)%
Ca+Zn series	$2.76	$2.83	(2.5)%
Rice cereal series	$4.27	$2.75	55.3%
Soybean series	$1.72	$1.72	-0-
Other series	$3.69	$4.02	(8.2)%

The growth in 2006 came primarily from increased sales in (i) Shandong Province which had sales of $14,083,913 (average selling price per kilogram was $4.70) on 2,998,766 kilograms of product (vs. sales of $6,350,035 in 2005 on 1,455,344 kilograms) and (ii) Henan Province which had sales volume of and sales revenues generated of $13,321,747 (average selling price per kilogram was $4.34) on 3,068,328 kilograms of product vs. sales of $6,272,927 in 2005 on 1,559,791 kilograms, each of such provinces representing 11% of total sales revenues in 2006. The largest portion of sales in 2005 were in Heilongjiang Province which represented 18% of sales in that year.

Sales increases are attributable to the following factors:

• Increased popularity of “Feihe” brand in mainland China following successful advertising campaigns and extensive networks of “principal agents” in 25 provinces which enhance distribution of our products to different provinces in North Eastern China - the “milk belt,” increasing the overall popularity of Feihe branded products but also promoting them in remote areas of China;

• demand boosted by improved and high quality ingredients for several products such as Ca+Zn, CPP and nucleotides series and resulting strong market acceptance of these products;

• the dairy milk industry scandal in China in 2003 and the resulting strict control over dairy producers (quality and ingredient contains) drove many unscrupulous dairy producers and their tainted dairy products out of the market and continues to do so as consumers become more quality-conscious and reject “fake” milk powder or inferior products;

• consumer preferences for dairy products produced by such reputable dairy producers as Feihe Dairy; and

• increase in sales quantities of several high profit margin products as can be seen from the table above (although averages prices per kilogram for these products declined).

The relatively significant increase in sales of products in the nucleotides series resulted from a strong promotional campaign coupled with lower prices for a high quality product. The nucleotides series saw a similar increase from 2004 to 2005. We expect this trend to continue with this product line in the current year.

We introduced our rice cereal product line in 2005 but considered its introduction to be in part a test of the market. The rice cereal products during that year were lower-end and priced accordingly. During 2006, we reformulated these products as a higher-end line and reintroduced them. Because of the reformulation, sales quantities were low in 2006. However, the average price increased significantly due to the increased quality and market level, which stemmed the decline in revenue from the line. We expect demand for this product series to continue to increase.

Cost of Goods Sold . Cost of goods sold increased $31,505,000, or 81%, from $38,716,000 in 2005 to $70,221,000 in 2006 due primarily to a 65% increase in sales volume and an 87% increase in average per-kilogram factory overhead. These increases were offset somewhat by a 13% decrease in average direct materials cost per kilogram from $2.00 in 2005 to $1.74 in 2006, while direct labor cost per kilogram remained constant at $0.04. The increase in factory overhead resulted primarily from (i) an increase in depreciation charges by $511,675, or 61%, arising from additional plant, machinery and factory buildings as we completed and expanded usage of our new production facilities during 2006 (with our Numico facility becoming fully operational); (ii) a significant $3,487,803, or 937%, increase in utility expenses; and (iii) a $2,181,352, or 370%, increase in packaging and consumables expenses. Utilities included water, electricity, coal and fuel for production. We do not believe that the increase resulted from any significant inflationary pressures on these items but was partly due to additional costs in preparing the test runs of the new milk powder and formula powder production facilities.

Distribution Expenses . Distribution expenses increased approximately $12,655,000, or 76%, from approximately $16,743,000 for the year ended December 31, 2005 to approximately $29,398,000 for the year ended December 31, 2006. The principal reasons for the increase were substantial increases in advertising expense as well as increases in promotional expenses, distribution salaries, and transportation expense which were incurred to expand market areas. Distribution expenses are likely to continue to increase as we continue to expand into other provinces farther from our production base in Kedong County, Heilongjiang Province.

General and Administrative Expenses . General and administrative expenses increased approximately $2,735,000, or 110%, from approximately $2,484,000 for the year ended December 31, 2005 to approximately $5,219,000 for the year ended December 31, 2006. The increase was mainly due to increases in depreciation expenses, education expenses, travel and entertainment, office expenses, union expenses, transportation expenses, bad debts, and staff salaries, as well as an increase in expense for consulting services incurred at the parent company level.

Depreciation Expense . Depreciation expense increased approximately $105,000, or 65%, from approximately $161,000 for the year ended December 31, 2005 to approximately $266,000 for the year ended December 31, 2006. This increase is due primarily to substantial additions of buildings, plant and machinery during 2006.

Interest Expense . Interest expense increased approximately $674,000, or 129%, from approximately $523,000 for the year ended December 31, 2005 to approximately $1,197,000 for the year ended December 31, 2006. This increase was due primarily to interest accrued on additional convertible notes issued in 2006, as well as increases in exchange loss and interest expense arising from additional short-term loans.

Comparison of Years Ended December 31, 2005 and 2004

Net income increased by 86% from $6,258,000 in 2004 to $11,630,000 for 2005. This increase in net income is attributable primarily to the following factors: (1) an 82% increase in sales; (2) a 49% increase in other income, offset in part by (i) a 17% decrease in gross profit margins from 52% in 2004 to 43% in 2005; (ii) a 24% increase in distribution expenses, (iii) an 89% increase in general and administrative expenses, and (iv) a 959% increase in interest expense.

Revenues . Revenues increased by $30,608,000 or 82% from $37,416,000 in 2004 to $68,024,000 in 2005. This increase was due primarily to expanding market areas and adding new value added products.

One component of the increase, sales volume, is reflected in the following table which shows sales volume in kilograms by product for 2005 as compared to 2004:

	2005			2004
Product name	Quantity (Kg)	Amount	% of sales	Quantity (Kg)	Amount	% of sales	Variance (Kg)
CPP series	4,503,308	$24,700,822	35%	2,398,579	$12,609,205	34%	2,104,729
Nucleotides series	1,094,676	11,017,136	16%	219,153	2,418,618	6%	875,523
Ca+Zn series	4,722,624	13,348,008	19%	4,719,669	12,682,053	34%	2,955
Rice cereal	2,664,230	7,319,683	11%	-	-	-%	2,664,230
Low fat high calcium	-	-	-%	368,968	973,943	3%	(368,968)
Light powder	-	-	-%	382,475	684,162	2%	(382,475)
Soybean series	1,781,052	3,065,612	4%	2,199,445	5,570,911	15%	(418,393)
Total	14,765,890	59,451,261	85%	10,288,289	34,938,892	94%	4,477,601
Others*	2,582,741	10,372,650	15%	3,190,356	2,477,331	6%	(607,615)
	17,348,631	69,823,911	100%	13,478,645	37,416,223	100%	3,869,986

Less:
Slotting Fees		(1,800,008)
	17,348,631	$68,023,903		13,478,645	$37,416,223		3,869,986

* Other products included (1) butter, (2) non-fat milk powder, (3) milk powder for the middle-aged, (4) milk powder for the elderly, (5) light milk powder, (6) walnut powder, and (7) raw infant milk powder products produced under private labels for original equipment manufacturers pursuant to specified formulas.

The second component is an increase in the average sales price per kilogram as demonstrated in the table below:

Statistics	2005	2004
Sales revenues	$68,024,000	$37,416,000
Total sales volume (kilograms)	17,210,752	13,478,645
Average selling prices/kilogram	$3.95	$2.78

This increase in average sales price per kilogram is due primarily to the shift in product mix to higher end products rather than an increase in the sales price of individual products.

The following table reflects the average sales price per kilogram by product for 2005 and 2004 and the percentage change in the sales price per kilogram.

	Average Price Per
	Kilogram		Percentage
Product	2005	2004	Change
Ca+Zn series	$2.83	$2.69	5%
CPP series	$5.49	$5.26	4%
Soybean series	$1.72	$2.53	(32)%
Nucleotides series	$10.06	$11.04	(9)%
Other series	$4.02	$1.08	315%

The growth came primarily from increased sales in the Heilongjiang Province which had sales of $21,400,000 in 2005 on 5,794,840 kilograms of product vs. sales of $3,513,985 on 1,754,068 kilograms of product during 2004.

Sales increases are attributable to the following factors:

• increased popularity of "Feihe" brand in mainland China following the successful advertising campaigns in the previous year and extensive networks of agencies in 25 provinces;

• Demand boosted by improved and high quality ingredients for several products such as Ca+Zn, CPP series, and nucleotides series and families or markets mostly accepted these products;

• The dairy milk industry scandal in China in 2003 and the resulting strict control over dairy producers (quality and ingredient contains) drove many unscrupulous dairy producers and their tainted dairy products out of the market.

• Consumers concentrated on dairy products produced by such reputable dairy producers as Feihe Dairy.

• Increase in sales quantities of several high profit margin major products as can be seen from the table above.

Cost of Goods Sold . Cost of goods sold increased 115% or $20,709,000 from $18,007,000 in 2004 to $38,716,000 in 2005. This increase is due to the following factors (1) a 28% increase in sales volumes, (2) a 49% increase in direct materials cost per kilogram from $1.35 in 2004 to $2.00 in 2005, (3) a 25% increase per kilogram in direct labor cost from $.04 in 2004 to $.05 in 2005, and (4) a 120% increase in manufacturing overhead from $.05 per kilogram in 2004 to $.11 per kilogram in 2005. The increase in direct materials cost is due primarily to the increased use of nutritional supplements used primarily in higher end products. The increase in labor and overhead cost is attributable to the new production facilities coming on line which were not yet operating at capacity.

Distribution Expenses . Distribution expenses for the year ended December 31, 2005 were $16,743,000, an increase of $3,257,000 or 24% from the prior year's distribution expenses of $13,486,000. The principal reasons for the increase were substantial increases in advertising expense, promotional expenses, distribution salaries, and transportation expense which were incurred to expand market areas.

General and Administrative Expenses . General and administrative expenses for the year ended December 31, 2005 were $2,483,000, an increase of $1,170,000 or 89% from the prior year's general and administrative expenses of $1,313,000. The principal reason for the increase was mainly due to increases in depreciation expenses, education expenses, entertainment, office expenses, union expenses, transportation expenses, bad debts, and staff salaries, as well as an increase in expense for consulting services incurred at the parent company level.

Depreciation Expense. Depreciation expense for the year ended December 31, 2005 was $161,000 and $839,000, for general and administrative and cost of goods sold depreciation, respectively, resulting in increases of $106,000 and $632,000, respectively, compared to the year ended December 31, 2004, which reflected general and administrative and cost of goods sold depreciation of $55,000 and $207,000, respectively. This increase is due primarily to substantial additions of buildings, plant and machinery in Feihe Dairy and Shanxi Feihe during 2005.

Interest Expense . Interest expense for the year ended December 31, 2005 was $523,000 as compared to $49,000 for the prior year. This increase was due primarily to interest accrued on convertible notes issued in 2005, as well as increases in exchange loss and interest expense arising from new short-term loans.

Income Taxes . Income tax benefit decreased by $262,000 from $262,000 of benefit in 2004 to $-0- in 2005. This was due primarily to reversal of a 2003 tax actual on Baiquan Dairy which was waived by the taxing authorities in 2004.

Liquidity and Capital Resources

Three Months Ended March 31, 2007

Working Capital. At June 30, 2007, we had working capital of approximately $103.5 million. We anticipate that we will have adequate working capital in the foreseeable future. However, we may wish to borrow additional amounts or sell shares of our common stock to realize additional funds in order to expand and grow its operations. However, there can be no assurance that that any additional financing will become available to us, and if available, on terms acceptable to us.

Operating Activities. For the six months ended June 30, 2007, net cash flows from operating activities was approximately $11,178,005 compared with net cash flows from operating activities of approximately $2,449,429 for the six months ended June 30, 2006. The increase in net cash flows from operating activities was attributable primarily to a decrease in deferred income of approximately $8.3 million during the first six months of 2006, which resulted in an equivalent decrease in cash flows from operations during that period. During 2007, deferred income increased by approximately $500,000.

Investing Activities. During the six months ended June 30, 2007, net cash used in investing activities increased by approximately $20,604,624 to $21,778,629 from $1,174,005. This increase was due primarily to funds advanced in connection with a potential acquisition, property and equipment expenditures, and construction costs in connection with the Company’s processing and production facilities.

Financing Activities. Net cash from financing activities during the six month period ended June 30, 2007 was approximately $74,965,688 as compared to $1,476,517 during the six months ended June 30, 2006. This increase in net cash from financing activities was due to the completion of our convertible note financing in June, 2007. See “Recent Development” below.

Based upon our short term liabilities, we believe our cash and cash equivalents are adequate to satisfy our working capital needs and sustain our ongoing operations for the next twelve months. In the event of an unanticipated shortfall, we have access to a line of credit with the Construction Bank of China to fund our operations.

Contractual Obligations. The following table is a summary of the Company's contractual obligations as of June 30, 2007:

		Less than	1-3	3-5	More than
Contractual obligations	Total	1 year	years	years	5 years
Long-term debt obligations	$102,364,281	$5,128,216	$17,089,415	$97,770	$80,048,880
CIP (construction-in-progress) obligations	6,881,943	6,881,943	—	—	—
Building acquisition commitments	—	—	—	—	—
Land use rights commitments	$275,070	$6,408	$12,816	$12,816	$243,030
Advertising contract obligations	$1,148,781	$1,148,781	—	—	—
Operating lease commitments	—	—	—	—	—

Total	$110,670,075	$13,165,348	$17,102,231	$110,586	$80,291,910

2006

Operating Activities - Net cash flows provided by operating activities for the year ended December 31, 2006 was approximately $8,842,000 compared with net cash flows provided by operating activities of approximately $7,927,000 for the year ended December 31, 2005. This increase of approximately 12% was attributable primarily to an increase in depreciation and compensation expense from the issuance of stock and warrants.

In addition, while our overall inventories increased approximately $4,291,000, or 45% from $9,622,000 at December 31, 2005 to $13,914,000 at December 31, 2006, our inventories of raw materials increased by approximately 92% during that period. Our raw materials consist of demineralized whey powder (DWP) and raw milk. The increase was primarily due to increased production capacity as compared to the prior year-end and the addition of the rice cereal series product line during 2006. In addition, whey powder is imported from Europe and its prices have continued to rise, and domestically, raw milk prices also continue to rise.

Sale of Stock/Securities

During April 2005, American Dairy issued a Series A Convertible Note for $3,000,000 that bears interest at 6 1/2 % per annum which is convertible into the common stock of American Dairy at $8.00 per share, and has a term of one year. From June to August 2005, American Dairy issued two Series B Convertible Notes for the total amount of $5,000,000 that bear interest at the rate of 7.5% per annum which are convertible into the common stock of American Dairy at $10.00 per share, and have a term of two years. The proceeds of the notes were applied primarily to acquisitions, including the acquisition of the milk powder plant and inventory from Nutricia Nutritionals Co., Ltd. of Heilongjiang Province.

During the fiscal year ended December 31, 2006, American Dairy realized $2,006,855 from the sale of common stock for cash, $3,195,000 from the conversion of an outstanding convertible note into common stock and issued shares for services valued at $1,262,625.

On October 3, 2006, we closed an offering of $18.2 million of 7.75% Convertible Notes together with warrants to purchase approximately 251,000 shares of our common stock that bear interest at 7.75% per annum for a term of three years, payable at maturity in shares of common stock. Under the terms of the financing, the notes are convertible, and the warrants exercisable, into the Company’s common shares at $14.50 per share, subject to certain conditions. We anticipate that we have adequate working capital for the next twelve months. However, we may wish to borrow additional amounts or sell our common stock to realize additional funds in order to expand and grow our operations.

Pursuant to the terms of an Investor Registration Rights Agreement, dated as of October 3, 2006, executed in connection with the issuance of the 7.75% Convertible Notes, we are required to file with the Securities and Exchange Commission a registration statement registering the sale of the shares of common stock underlying these notes. The original deadline for filing such registration statement was January 2, 2007, and, under the terms of the agreement, we are subject to a penalty of 2% of the then outstanding principal on the notes for each month of such delinquency. However, certain of the investors have agreed to waive these penalties if the registration statement is declared effective by the SEC by August 30, 2007. In the event that the registration statement is not declared effective by August 30, 2007, the investors waiving these penalties shall be entitled to all payments for the period from May 3, 2007 until the date the registration statement is declared effective.

Based upon our short term liabilities, we believe our cash and cash equivalents are adequate to satisfy our working capital needs and sustain our ongoing operations for the next twelve months. In the event of an unanticipated shortfall, we have access to a line of credit with the Construction Bank of China to fund our operations. This line of credit was renewed in June 2006.

Our expansion strategy outlined above under “Plan of Operation” will necessitate additional funding most likely through debt or equity financing. In general, the commitment of funds to the acquisition of plant and equipment tends to impair liquidity. However, we believe that because of the upward trend in our revenues in recent years, even if this upward trend levels off, our income from operations coupled with such additional financing should provide sufficient liquidity to meet our needs. As discussed above under “Plan of Operation,” we are considering several possible sources of private funding in the form of one or more debt or equity placements. We have received loans from our Chief Executive Officer in the past in order to satisfy cash flow needs. However, we do not view this as a necessary or meaningful source of liquidity going forward.

Working Capital - At December 31, 2006, the Company had working capital of approximately $28,805,000.

Contractual Obligations - As of December 31, 2006, the Company had the following contractual obligations:

	Payments due by period
		Less than	1-3	3-5	More than
Contractual obligations	Total	1 year	years	years	5 years
Long-term debt obligations	$23,755,722	$5,103,197	$18,390,538	$190,538	$71,449
Purchase obligation for building acquisition	—	—	—	—	—
Purchase obligations for land use rights	$276,802	$6,251	$12,502	$12,502	$245,547
Purchase obligations for advertising contracts	$1,582,844	$1,582,844	—	—	—
Total	$25,615,368	$6,692,292	$18,403,040	$203,040	$316,996

American Dairy has a credit facility in place with a limit of approximately $2 million which is provided by a branch of the China Construction Bank and details of which are as follows:

Lender:	Qiqihaer Branch of China Construction Bank
Credit Limit:	Approximately $2 million (¥15 million RMB)
Interest Rate:	5.115% monthly
Maturity Date:	August 25, 2007

The loan contains a covenant requiring American Dairy to seek the consent of the lender prior to taking certain actions or engaging in certain transactions such as financings or guaranties of other loans, restructuring, significant asset sales or investments and related party transactions. The agreements also provides for payment in full of all amounts due on the loans in the event of certain adverse circumstances affecting American Dairy such as production stoppages, events that have an adverse affect on our business and bankruptcy.

We currently have an outstanding balance on this credit facility of ¥ 15 million RMB (approximately $1,894,000 USD). The principal amount is due on maturity, and no payment schedules apply. .

We are in violation of certain loan covenants which require insurance coverage. Under the provisions of the covenants, we are considered to be in default of these covenants, and all debt under the relevant financing agreements may be due upon demand. As of June 30, 2007, our long-term debt obligations were $98,348,092 in the aggregate (net of current portion). We have not had any discussions with our lenders regarding this technical default and have not received any demand for payment. Any such demand would require that we utilize funds which are currently earmarked for our expansion and acquisition program, including bringing our new facilities into full operation, in order to pay any amounts so demanded. However, we intend to obtain the required insurance coverage by September 30, 2007.

Recent Development

Convertible Note Offering

On June 1, 2007, we entered into an amended and restated Notes Purchase Agreement, (the “Purchase Agreement”) for the sale of our 1% Guaranteed Senior Secured Convertible Notes (the “June 2007 Notes”) in an aggregate principal amount of up to US $80,000,000 (the “Purchase Amount”) to Citadel Equity Fund Ltd. (“Citadel”) and completed the first closing under the Purchase Agreement, resulting in gross proceeds to our company of US $60,000,000 (the “First Closing”).

The Notes were issued under an Indenture, dated as of June 1, 2007, (the "Indenture") between American Dairy, our wholly-owned subsidiary, American Flying Crane Corporation, as Guarantor, and The Bank of New York as Trustee (the "Trustee"). The Notes issued in the First Closing were issued pursuant to Regulation S under the Securities Act, to non-US persons.

Holders of our outstanding 7.75% Convertible Notes referenced above, including the selling securityholders herein, are entitled, pursuant to a right of first refusal, to purchase, in the aggregate, up to US $20,000,000 of the Purchase Amount. Certain of these investors exercised this right of first refusal, notifying us of their intention to purchase the entire remaining $20,000,000. Because the participation of these investors was contemplated by the documents pertaining to the First Closing, these investors were added as parties to the Purchase Agreement pursuant to the execution of an Accession Letter, a form of which had been attached as an exhibit to the Purchase Agreement when it was originally executed on June 1, 2007. Accordingly, we completed the second closing under the Purchase Agreement on June 27, 2007, resulting in gross proceeds to our company of US $20,000,000 (the “Second Closing”). The Notes issued in the Second Closing were issued pursuant to Regulation D under the Securities Act to accredited investors in the United States. In connection with the Second Closing, we entered into a separate Indenture, dated as of June 27, 2007.

The June 2007 Notes mature on June 1, 2012 (the “Maturity Date”), at which time we will be required to redeem the Notes at a redemption price equal to $228,775.78 for every $100,000 of Notes then outstanding, which amount is reduced if the redemption event occurs earlier. The redemption price is calculated to effect a gross yield on the principal of 18% per annum, calculated on an annual compounded basis. In addition, we may be required to make additional payments of up to 5.0% of the then outstanding principal amount of the Notes if certain conditions set forth in the Indentures are not met (the “Additional Payments”). These conditions include failure to complete a Qualifying IPO (as defined below) (3%), failure to engage one of a list of auditing firms for the fiscal 2008 (1%) and failure to appoint one of such listed firms as its 2008 auditor by May 1, 2008 (1%).

The June 2007 Notes will be convertible into shares of our common stock at the option of the holders of the June 2007 Notes at an initial conversion price of $24.00, subject to adjustment upon the occurrence of certain events such as our issuance of additional convertible or derivative securities or common stock at a price below the conversion price under the notes or our effecting a stock split or similar change in our capitalization. In addition, the conversion rate is subject to adjustment semi-annually to equal a quotient obtained by dividing (i) $100,000 by (ii) the volume weighted average price of our common stock over the thirty trading days preceeding the relevant adjustment date. The conversion rate will not be reduced to an amount lower than $12.00 per share in case of any such semi-annual adjustment.

The Notes bear interest at the rate of 1% per annum, payable semi-annually, subject to adjustment (the “Interest Rate”). The Interest Rate will increase by 5.0% if we fail to complete a “Qualifying IPO”, as defined in the Indentures to mean a public offering of our common stock that results in:

(i) at least 25% of our issued and outstanding share capital being publicly held by non-affiliates of our company or certain permitted affiliates,

(ii) the product of (x) the number of shares of our common stock (including share underlying other convertible securities) and (y) the closing sale price of our common stock on the date of listing in connection with the Qualifying IPO, shall be at least $500,000,000 (unless otherwise agreed by the holders of a majority in aggregate principal amount of all Notes then outstanding),

(iii) the minimum number of holders of our common stock as is required by the securities exchange on which it is then listed, and

(iv) listing of our common stock on the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or any other market consented to by the holders of a majority in aggregate principal amount of the June 2007 Notes then outstanding.

The payment and performance of our obligations to the holders of the Notes and Trustee isguaranteed by our subsidiary, American Flying Crane Corporation.

In addition, pursuant to a Share Pledge Agreement, the Notes and Guarantees will be secured by (i) a perfected first-priority lien on all of our equity interests in AFC and, to the extent permitted under the PRC law, the PRC Subsidiaries and (ii) a pledge of 2,664,340 shares of our common stock held by Mr. Leng You-Bin, our Chief Executive Officer.

Pursuant to the Purchase Agreement, we have agreed to use our best efforts to complete a public offering of our common stock by December 1, 2008. Our failure to complete a public offering by December 1, 2008 can result in Interest Rate Adjustments and certain Additional Payments, as described above.

In connection with the Purchase Agreement, we also entered into a registration rights agreement (the "June 2007 Registration Rights Agreement") and an investor rights agreement (the “Investor Rights Agreement”). The June 2007 Registration Rights Agreement provides for the filing of a registration statement with the SEC for the registration of the shares of common stock issuable upon conversion of the Notes. We are obligated to file the registration statement 90 days after the later of (x) the Closing Date and (y) the date on which we become eligible to file the registration statement (the “Eligibility Date”). In addition, we are obligated to use reasonable efforts to cause the registration statement to become effective within 180 days after the Eligibility Date. The Investor Rights Agreement, among other rights, grants Citadel a right of first refusal on future securities offerings by us prior to the Maturity Date. Pursuant to a Joinder Agreement between American Dairy and its subsidiaries on the one hand and each of the purchasers of the Notes in the Second Closing on the other these purchasers were granted all rights and privileges under the Share Pledge Agreement, the June 2007 Registration Rights Agreement and the Investor Rights Agreement.

In connection with the Purchase Agreement, we also entered into a Non-Competition Agreement with each of our Chief Executive Officer, Leng You-Bin, and our Chief Financial Officer, Liu Hua. Each agreement has a term extending until June 1, 2012 and prevents the relevant officer from soliciting any business away from American Dairy or its subsidiaries or participating in any business that (1) currently competes with or is reasonably likely to compete with our business in the future or (2) is engaged in an undertaking or enterprise which is substantially similar to our business (whether in the United States, the PRC or any other country). Our business is defined for purposes of the agreement as the processing, manufacturing, marketing and/or distributing of soybean powder, walnut powder, rice cereal, milk powder, and other dairy and related food products in the PRC or any other country, including any other activities related thereto. The agreement also prohibits the officer from soliciting employees and independent contractors away from our company and otherwise competing and from divulging company confidential information and trade secrets. The agreement requires that the officers continue their employment with the company during the term (unless terminated for cause) as well as their board membership.

Deposit Towards Purchase of Equity Interest

On June 27, 2007 the Company made a short term interest free loan in the amount of $10,104,987 to an acquisition entity for the purpose of making a deposit or advance payment for the purchase of an equity interest in Ausnutria Dairy (Hunan) Company Ltd., a privately held distributor of high-quality nutritional, powdered milk and infant formula products based in Changsha, Hunan Province, China. The acquisition entity in turn advanced these funds to the shareholders of Ausnutria Dairy (Hunan) Company Ltd as a deposit towards the purchase.

This deposit was made in connection with a letter of intent dated June 27, 2007. Pursuant to the letter of intent, the deposit gives the acquisition entity sixty days to enter into a definitive purchase agreement. If a definitive agreement is not reached in sixty days, the deposit is to be refunded and the loan is to be repaid. If a definitive agreement is reached, the loan will be converted to a capital contribution. For financial reporting purposes this loan has been treated as a deposit towards the purchase of an equity interest.

The transactions contemplated by the letter of intent are intended to result in the Company initially acquiring a 49% equity interest in Ausnutria Dairy (Hunan) Company Ltd.

The Company plans to file an amendment to this Form 10-Q to fully disclose the terms of the proposed transaction, including copies of any definitive transaction documents.

Critical Accounting Policies

Certain amounts included in or affecting our consolidated financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time the financial statements are prepared. These estimates and assumptions affect the amounts we report for assets and liabilities and our disclosure of contingent assets and liabilities at the date of our financial statements. We routinely evaluate these estimates, utilizing historical experience, consultating with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

In preparing our consolidated financial statements and related disclosures, we must use estimates in determining the economic useful lives of our assets, the fair values used to determine possible asset impairment charges, provisions for uncollectible accounts receivable, exposures under contractual indemnifications and various other recorded or disclosed amounts. However, we believe that certain accounting policies are of more significance in our consolidated financial statement preparation process than others, which policies are discussed below. See also Note 3 to the consolidated financial statements for a summary of our significant accounting policies.

Estimates of Allowances for Bad Debts - We must periodically review our trade and other receivables to determine if all are collectible or whether an allowance is required for possible uncollectible balances.

Estimate of the useful lives of property and equipment - We must estimate the useful lives and proper salvage values of property and equipment. We must also review our property and equipment for possible impairment or obsolescence.

Inventory - We must determine whether it has any obsolete or impaired inventory. Please refer to the Notes to the financial statements included elsewhere in this filing for a more complete listing of all of the Company's critical accounting policies.

New Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS 149). SFAS 149 amends and clarifies certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is effective for certain contracts entered into or modified by the Company after June 30, 2003. The adoption of SFAS 149 had no impact on the Company's financial position, results of operations, or cash flows.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Instruments with Characteristics of Both Debt and Equity" (SFAS 150). SFAS 150 requires liability classification for three types of instruments: 1) Mandatory redeemable shares that obligate the company to deliver cash or other assets to shareholders on fixed or determinable dates; 2) Freestanding written put options and forward purchase contracts on a company's own shares that obligate the company to deliver cash or other assets, and 3) Contracts that obligate a company to issue its own shares in amounts that are unrelated to, or inversely related to, the value of the shares. The adoption of SFAS 150 had no impact on the Company's financial position, results of operations, or cash flows.

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs - an amendment of ARB No. 43, Chapter 4" (SFAS 151). SFAS 151 requires that certain abnormal costs associated with the manufacturing, freight, and handling costs associated with inventory be charged to current operations in the period in which they are incurred. The adoption of SFAS 151 had no impact on the Company's financial position, results of operations, or cash flows.

In December 2004, the FASB issued a revision of SFAS No. 123 "Share-Based Payment" (SFAS 123). SFAS 123 establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees.

The statement requires a public entity to measure the cost of employee service received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). A public entity will initially measure the cost of employee services received in exchange for an award of liability instrument based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation over that period.

The grant-date for fair value of employee share options and similar instruments will be estimated using option- pricing models adjusted for the unique characteristics of these instruments.

The statement was effective for the quarter beginning January 1, 2006. The Company adopted SFAS 123R on January 1, 2006 using the modified prospective method. The Company has no outstanding stock options or unvested stock compensation and SFAS 123R had no effect on the consolidated financial statements.

SFAS No. 152 “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67”, SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and No. 140”, SFAS No. 156 “Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140”, SFAS No. 157 “Fair Value Measurement”, SFAS 158 “Employer's Accounting for Defined Benefit and Other Postretirement Plans”, and FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” were recently issued. SFAS No. 152, 155, 156, and 158 have no current applicability to the Company and have no significant effect on the consolidated financial statements.

Management is currently assessing the effect, if any, that the adoption of SFAS 157 and SFAS 159 will have on the reporting of future operations.

In June of 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes”. This interpretation clarifies the accounting and reporting of uncertainty in income taxes recognized in an enterprise's financial statements. This Interpretation will be effective for fiscal years beginning after December 15, 2006. The Company implemented this Interpretation on January 1, 2007 and it did not have a material impact on the consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB No. 108”). SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the effect of initial adoption is material, companies will record the effect as a cumulative effect adjustment to beginning of year retained earnings and disclose the nature and amount of each individual error being corrected in the cumulative adjustment. SAB No. 108 is effective beginning January 1, 2007 and the initial adoption of SAB No. 108 did not have a material impact on the Company's financial position, results of operations, or cash flows.

MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER
MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

General

American Dairy is authorized to issue 50,000,000 shares of common stock, $.001 par value per share. At June 30, 2007, there were 16,479,288 shares of common stock issued and outstanding that were held by approximately 500 stockholders of record.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters voted upon by stockholders, including the election of directors. The holders of common stock have no preemptive rights to purchase or subscribe for any stock of American Dairy now or hereafter authorized or for securities convertible into such stock. All of the outstanding shares of common stock are fully paid and nonassessable. Upon any liquidation of American Dairy, the holders of common stock are entitled to share ratably in assets available for distribution to stockholders. Holders of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

Shareholders are not entitled to cumulative voting rights, and accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect the entire class of directors to be elected each year if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person as a director of such class.

Dividends

American Dairy has not declared or paid any dividends on its common stock and presently does not expect to declare or pay any such dividends in the foreseeable future. America Dairy has not yet formulated a future dividend policy in the event restrictions on its ability to pay dividends are created. Payment of dividends to our shareholders would require payment of dividends by our China subsidiaries to American Dairy. This, in turn, would require a conversion of Renminbi into US dollars and repatriation of funds to the US. Under current Chinese law, the conversion of Renminbi into foreign currency generally requires government consent. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon the ability of American Dairy to meet its cash needs, and to pay dividends to its shareholders. Although, our subsidiaries' classification as wholly - owned foreign enterprises ("WOFEs") under Chinese law permits them to declare dividends and repatriate their funds to American Dairy in the United States, any change in this status or the regulations permitting such repatriation could prevent them from doing so. Any inability to repatriate funds to American Dairy would in turn prevent payments of dividends to our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for American Dairy is Interwest Stock Transfer Co., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117-5148; telephone (801) 272-9294.

Market for Common Stock.

The following table sets forth the range of high and low closing bid prices per share of the common stock (former trading symbol ADIY) of American Dairy until April 18, 2005 (reflecting inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions), and closing sale prices of the common stock of American Dairy on the NYSE Archipelago Exchange (ArcaEx) (present trading symbol ADY) from April 18, 2005 through June 30, 2007.

	High Closing/	Low Closing/
	Bid Prices	Bid Prices
Year Ended December 31, 2005:
1 st Quarter	$5.00	$4.35
2 nd Quarter (2)	$6.90	$5.35
3 rd Quarter	$8.35	$6.30
4 th Quarter	$8.00	$5.25
Year Ended December 31, 2006:
1 st Quarter	$18.10	$6.65
2 nd Quarter	$17.03	$11.11
3 rd Quarter	$13.95	$11.95
4 th Quarter	$20.90	$13.55
Year Ending December 31, 2007:
1 st Quarter	$25.20	$18.76
2 Quarter	22.90	16.14

(1) On April 18, 2005, the common stock of American Dairy ceased trading on the NASD Electronic Bulletin Board over-the-counter market (OTC-BB), and trading of its common stock commenced on the NYSE Archipelago Exchange (ArcaEx).

The closing sales price of the common stock of American Dairy on the NYSE Archipelago Exchange (ArcaEx) on June 29, 2007 was $18.66 per share.

Compensation Plan. American Dairy has a 2003 Incentive Plan that authorizes the issuance of up to 3,000,000 shares of its common stock for stock options, SAR's and stock bonuses to its directors, officers, employees and consultants. As of March 31, 2007, no stock option or warrant awards were made under the Plan.

SELLING SECURITYHOLDERS

The following table presents information regarding the selling securityholders based upon information furnished by them.

In accordance with various agreements, we have agreed with the selling securityholders to register certain shares of common stock beneficially owned by them. Our registration of the shares does not necessarily mean that the selling securityholders will sell all or any of the shares, however, the following table assumes that all shares registered will be sold.

The shares offered by this prospectus may be offered from time to time by the selling securityholders listed in the following table. Each selling stockholder will determine the number of shares to be sold and the timing of the sales. Because the selling securityholders may offer all, some or none of their shares, no definitive estimate as to the number of shares thereof that will be held by the selling securityholders after such offering can be provided, and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

In accordance with a certain Registration Rights Agreement, dated as of October 3, 2006 and entered into in connection with the issuance of convertible notes and warrants to the selling stockholders described elsewhere herein, we have agreed with the selling stockholders to register shares of common stock issuable upon conversion of, or as interest upon, such notes or upon exercise of such warrants.

The selling securityholders purchased the notes and warrants covering these shares in a private placement. The shares offered hereby underlie notes and warrants which have not yet been exercised by the selling securityholders. Each of the selling securityholders has represented to us that he, she or it is not an NASD member nor an affiliate or associate thereof.

Selling Stockholder Name	Number of Shares Beneficially Owned Prior to the Offering	Percent	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering	Percent
RFT Investment Company (1)	729,298	4.2%	500,340	228,958	1.4%
St. James Capital, L.L.C. (2)	145,860	*	100,069	45,791	*
R. Randall Rollins(2)	145,860	*	100,069	45,791	*
RADIC, LLC(3)	145,860	*	100,069	45,791	*
Cook & Bynum Capital QP LLC(4)	212,477	1.3%	150,102	62,375	*
Grace C. Rollins(5)	69,283	*	47,533	64,550	*
GIA Partners, L.P.(6)	13,839	*	9,506	4,333	*
GWR December Partnership, L.P.(7)	13,839	*	9,506	4,333	*
RRR December Partnership, L.P.(8)	13,839	*	9,506	4,333	*
Rollins Investment Fund(7)(8)(9)	235,569	1.4%	161,611	73,958	*
The O. Wayne Rollins Foundation (10)	207,847	1.3%	142,597	65,250	*
RCTLOR, LLC(11)	138,565	*	95,065	43,500	*
Discovery Global Opportunity Master Fund, Ltd.(12)	461,579	2.7%	300,204	161,375	*
Swiftwater Aggressive Value Master Fund, Ltd.(13)	95,065	*	95,065	--	*
TOTAL			1,821,245		*

* Less than 1%.

(1) Shares beneficially owned by RFT Investment Company include 68,966 shares underlying warrants, 431,374 shares underlying 7.75% convertible notes and 228,958 shares underlying 1% notes. LOR, Inc. is the managing member of RFT Investment Company. The Board of Directors of LOR are Don Carson, R. Randall Rollins and Gary W. Rollins. As such, they have voting and dispositive power over these shares.

(2) Shares beneficially owned by St. James Capital, L.L.C. include 13,794 shares underlying warrants, 86,275 shares underlying 7.75% convertible notes and 45,792 shares underlying 1% notes. R. Randall Rollins is majority member of St. James Capital, L.L.C. As such, he has voting and dispositive power over these shares. In addition, Mr. Rollins holds the shares listed in the table in his own name, which include 13,794 shares underlying warrants, 86,275 shares underlying 7.75% convertible notes and 45,792 shares underlying 1% notes.

(3) Shares beneficially owned by RADIC, LLC include 13,794 shares underlying warrants, 86,275 shares underlying 7.75% convertible notes and 45,792 shares underlying 1% notes. Gary W. Rollins and Glen Rollins, his son, are the managing members of RADIC, LLC. As such, they have voting and dispositive power over these shares.

(4) Shares beneficially owned by Cook & Bynum Capital QP LLC include 20,690 shares underlying warrants, 129,412 shares underlying 7.75% convertible notes and 62,375 shares underlying 1% notes. Cook & Bynum Capital Management, LLC is the managing member of Cook & Bynum Capital QP LLC.

(5) Shares beneficially owned by Grace C. Rollins include 6,552 shares underlying warrants, 40,981 shares underlying 7.75% convertible notes and 21,750 shares underlying 1% notes. R. Randall Rollins and Gary W. Rollins, both brothers of Grace C. Rollins, have power-of-attorney to vote and dispose of the shares held in her name.

(6) Shares beneficially owned by GIA Partners, L.P. include 1,310 shares underlying warrants, 8,196 shares underlying 7.75% convertible notes and 4,333 shares underlying 1% notes. Gary W. Rollins is the Chief Executive Office of GIA Management Company, LLC, which is the General Partner of GIA Partners, L.P. As such, he has voting and dispositive power over shares held by GIA Partners, L.P.

(7) Shares beneficially owned by GWR December Partnership, L.P. include 1,310 shares underlying warrants, 8,196 shares underlying 7.75% convertible notes and 4,333 shares underlying 1% notes. Gary W. Rollins is the trustee of the 1994 GWR Voting Trust, the managing general partner of GWR December Partnership, L.P. As such, he has voting and dispositive power over shares held by GWR December Partnership, L.P. 1994 GWR Voting Trust and 1994 RRR Voting Trust are the managing general partners of Rollins Investment Fund.

(8) Shares beneficially owned by RRR December Partnership, L.P. include 1,310 shares underlying warrants, 8,196 shares underlying 7.75% convertible notes and 4,333 shares underlying 1% notes.. R. Randall Rollins is the trustee of the 1994 RRR Voting Trust and the managing general partner of RRR December Partnership, L.P. As such, he has voting and dispositive power over shares held by RRR December Partnership, L.P. 1994 GWR Voting Trust and 1994 RRR Voting Trust are the managing general partners of Rollins Investment Fund.

(9) Shares beneficially owned by Rollins Investment Fund include 22,277 shares underlying warrants, 139,334 shares underlying 7.75% convertible notes and 73,958 shares underlying 1% notes. 1994 GWR Voting Trust and 1994 RRR Voting Trust are the managing general partners of Rollins Investment Fund. R. Randall Rollins is the trustee of the 1994 RRR Voting Trust and the managing general partner of RRR December Partnership, L.P. As such, he has voting and dispositive power over shares held by each of these entities.

(10) Shares beneficially owned by The O. Wayne Rollins Foundation include 19,655 shares underlying warrants, 122,942 shares underlying 7.75% convertible notes and 65,250 shares underlying 1% notes. The R. Randall Rollins and Gary W. Rollins are the trustees of The O. Wayne Rollins Foundation  As such, they have voting and dispositive power over these shares.

(11) Shares beneficially owned by RCTLOR, LLC include 13,104 shares underlying warrants, 81,961 shares underlying 7.75% convertible notes and 43,500 shares underlying 1% notes. LOR, Inc. is the managing member of RCTLOR, LLC. The Board of Directors of LOR are Don Carson, R. Randall Rollins and Gary W. Rollins. As such, they have voting and dispositive power over these shares.

(12) Shares beneficially owned by Discovery Global Opportunity Master Fund, Ltd. include 41,380 shares underlying warrants, 258,824 shares underlying 7.75% convertible notes and 161,375 shares underlying 1% notes.

(13) Shares beneficially owned by Swiftwater Aggressive Value Master Fund, Ltd. include 13,104 shares underlying warrants and 81,961 shares underlying 7.75% convertible notes.

MANAGEMENT

The following table sets forth certain information regarding the executive officers and directors of American Dairy. All officers serve at the pleasure of the Board of Directors. Directors serve until the election and qualification of their successors.

Name	Age	Position
Leng You-Bin	37	Chairman, Chief Executive Officer and President
Liu Hua	34	Chief Financial Officer, Secretary, Treasurer and Director
Liu Sheng-Hui	36	Director
Hui-Lan Lee	57	Director
Kirk G. Downing	53	Director
James C. Lewis, Esq.	54	Director

Leng You-Bin has been the Chairman, Chief Executive Officer, President, and General Manager of American Dairy since May 7, 2003. From January 2002 to May 2003, he was the Chief Executive Officer and President of American Flying Crane. He is responsible for the overall strategic planning, management and business development of Feihe Dairy. Mr. Leng has been in the dairy industry for more than 13 years. He obtained his Bachelor of Science degree in Food Engineering from Northeast Agriculture University, China, and studied Business Administration at Beijing University. From 1989 to 1997, Mr. Leng acted as technician, deputy director and director of Zhaoguang Dairy Plants, the predecessor of Feihe Dairy. From 1997 to 2002, Mr. Leng was the General Manager of Feihe Dairy. He became the Chairman and General Manager in 2000. He has researched and patented the "liver protection milk powder" (Ganbao Milk Powder).

Liu Hua has been the Chief Financial Officer, Secretary, Treasurer and a director of American Dairy since May 7, 2003, and was the Financial Officer of Feihe Dairy from November 2000 to May 2003. From June 1998 to November 2000, he was the Chief Executive Officer of Shenzhen Cima Limited, a financial consulting company. From January 1996 to June 1998, he was Chief Executive Officer of Shensheng Jiajing Inc., a trading company. From September 1993 to January 1996, he was the Chief Executive Officer of Zhengzhou Huacheng Limited, also a trading company. Mr. Liu received a degree in finance and economics from Xian Traffic University in 1993 and from Shenzhen University in 1997.

Liu Sheng-Hui has been a director of American Dairy since May 7, 2003. He also serves as Chief Financial Officer of Feihe Dairy where he is responsible for the overall financial planning and management of Feihe Dairy. He joined Feihe Dairy in 1992. He was Chief Financial Officer and a director of American Flying Crane from January 2000 to May 2003, and previously of Feihe Dairy from September 1998 to January 2000. He graduated from Northeast Agriculture University with a Bachelor of Agriculture in 1992 and received another Bachelor of Agriculture from Agriculture University in 1994.

Hui-Lan Lee (also known as "Tracy Lee") has been a director of American Dairy since June 2003. She served as Vice President and Director of Income Tax Compliance of Countrywide Home Loans, Inc. from April 2003 to April 2006 and, since April 2006, as its Vice President of Financial Reporting. She was the Tax Manager of Watson Pharmaceuticals, Inc. from October 26, 1996 to March 2003. From 1979 to 1996, Ms. Lee was employed by major Fortune 500 companies including The Flying Tiger Line Inc. (a Tiger International Company), Quotron Systems, Inc. (a subsidiary of the Citigroup, Inc.) and Lear Siegler, Inc. in various management positions. Ms. Lee holds a Master of Science degree in Taxation from Golden Gate University, and a Master of Business Administration degree from Indiana University.

Mr. Downing became a director of American Dairy on February 21, 2005. From December 1980 to the present, he has been practicing law in Los Angeles, California. From January 1989 to June 1997, Mr. Downing also engaged in ranching, farming, logging and property development. Mr. Downing received his B.A. degree in liberal arts from Portland State University in 1976. He received his Juris Doctorate degree in 1980 from Loyola Law School.

Mr. Lewis was elected to our board of directors in December 2006. He is an attorney and has been practicing law in the state of Utah since 1979. Mr. Lewis is currently a partner in the firm of Lewis, Hansen, Waldo & Pleshe, Salt Lake City, Utah where he has practiced since September 2006. From 2002 to September 2006, he was in private practice and involved in various private investments primarily in real estate. From 2000 to 2002, he was a member of the firm of Jones, Waldo, Holbrook & McDonough, Salt Lake City, Utah. From 1997 to 2000, he was a partner in the firm of Lewis Law Offices, where he concentrated his practice in the areas of litigation, corporate, commercial and real estate law. Mr. Lewis was a partner in the firm of Diumenti & Lewis from 1993-1997. From 1987 to 1992, he was a partner in the firm of Lewis & Lehman. From 1979 to 1985, he was an attorney with Kruse, Landa & Maycock, where he concentrated his practice in corporate and transactional law. During the past few years, Mr. Lewis has been involved in the private development of a number of real estate projects and other development stage ventures. Mr. Lewis graduated from the University of Utah in 1976 with an undergraduate degree in psychology, and from the University of San Diego in 1979 with a juris doctorate degree. He is currently a principal owner of 3Star Technology, Inc., a closely-held technology venture. Mr. Lewis serves on the board of two non-profit corporations, Odyssey House, and the Summit County Chapter of Habitat for Humanity.

Director Independence

The Board of Directors has determined that Hui-lan Lee, Kirk Downing and James C. Lewis, are each an independent director under the general guidelines for determining director independence of the NYSE Arca and the rules of the SEC.

Indemnification

Pursuant to the Certificate of Incorporation, as amended, and By-laws of American Dairy, the officers and directors of American Dairy will be indemnified to the fullest extent allowed under Utah law for claims brought against them in their capacities as officers or directors. American Dairy is in the process of obtaining directors and officers liability insurance. Indemnification will not be provided if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of American Dairy, or, with respect to any criminal proceedings, if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may be sought for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of American Dairy has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and may, therefore, be unenforceable.

Board Committees

Audit Committee

The board’s audit committee consists of Kirk G. Downing, James C. Lewis and Hui-Lan Lee. The Audit Committee operates under a written charter adopted by the Audit Committee and the Board of Directors. A copy of the Audit Committee Charter may be accessed at our website at http://www.americandairyinc.com. The Audit Committee reviews the scope and results of the annual audits, receives reports from our independent public accountants, and reports the committee's findings to the Board of Directors. As more fully described in the Audit Committee Charter, the Audit Committee is responsible for assisting the Board of Directors with oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s systems of disclosure and internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established;

•	the Company’s compliance with legal and regulatory requirements;

•
the qualifications and independence of the independent accountants retained by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services; and

•	the performance of the auditors and of the Company’s internal audit function;

The Audit Committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

Compensation and Executive Personnel Committee

The Compensation and Executive Personnel Committee consists of Leng You-Bin, James C. Lewis and Hui-Lan Lee. The Charter of our Compensation Committee is available on our website at http://www.americandairyinc.com. The purpose of the Compensation and Executive Committee is:

•	to discharge the Board’s responsibilities relating to compensation of those officers of the Company whose salaries are required by the Company Bylaws to be fixed by the Board;

•	to produce a report on executive compensation annually for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations, and

•	to perform the other duties specified in this Charter.

The Compensation and Executive Personnel Committee also administers our 2003 Incentive Stock Plan.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Liu Hua, Hui-Lan Lee and Leng You-Bin. The primary purposes of the Nominating/Corporate Governance Committee are:

•	to identify and recommend to the Board individuals qualified to serve as directors of the Company;

•	to advise the Board with respect to Board composition and procedures;

•	to develop and recommend to the Board on an ongoing basis Corporate Governance Guidelines applicable to the Company;

•	to advise the Board with respect to corporate governance matters;

•	and to oversee the evaluation of the Board.

The Nominating/Corporate Governance Committee has adopted a charter and a copy is available on our website at http://www.americandairyinc.com. Our Board has determined that all of its members are not independent under the general guidelines for determining director independence of the NYSE Arca listing standards. NYSE Arca rules do not require that all of the members of the Nominating/Corporate Governance Committee be independent because we are a listed domestic issuer of which more than 50% of the voting power is held by an individual.

The committee has not established any specific minimum qualifications that must be met for recommendation for a position on the Board of Directors. Instead, in considering candidates for director, the nominating committee will generally consider candidates from all sources, including shareholders. In evaluating potential candidates from all sources, the committee considers all relevant factors, including among others the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to American Dairy, the availability of the candidate to devote sufficient time and attention to the affairs of American Dairy, the candidate’s reputation for personal integrity and ethics and the candidate’s ability to exercise sound business judgment. Other relevant factors, including diversity, age and skills, will also be considered. Candidates for director are reviewed in the context of the existing membership of the Board (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its shareholders.

Executive Committee

The Executive Committee consists of Liu Sheng-Hui, Liu Hua and Leng You-Bin. The primary duties and responsibilities of the Executive Committee are:

•	The approval of any action for which the Utah General Corporation Law also requires shareholders' approval or approval of the outstanding shares;

•	The filling of vacancies on the Board or in any committee;

•	The fixing of compensation of the directors for serving on the Board or on any committee;

•	The amendment or repeal of Bylaws or the adoption of new Bylaws;

•	The amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable;

•	A distribution to the shareholders of the Company except at a rate or in a periodic amount or within a price range determined by the Board; and

•	The appointment of other committees of the Board or the members thereof.

The Finance Committee

The Finance Committee consists of Liu Hua, Hui-Lan Lee and James C. Lewis. The Committee has the following duties and responsibilities:

•	Review the financial planning process of the Company and the subsidiaries of the Company;

•	Review at least annually the financial structure of the Company and the subsidiaries of the Company;

•	Review at least annually the investment outlook for the Company and the subsidiaries of the Company; and

•	Perform such additional functions as are necessary or prudent to fulfill the Committee's duties and responsibilities.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the beneficial ownership of American Dairy's shares of common stock by directors and officers of American Dairy, and by each person known to American Dairy to be a beneficial owner of five percent (5%) or more of its outstanding common stock as of June 26, 2007.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock
Leng You-Bin(1)	8,881,135		62.8%
Liu Hua(1)	19,200		*
Hui-Lan Lee(1)	26,250		*
Liu Sheng-Hui(1)	279,774		1.9
James C. Lewis(1)	27,000	(2)	*
Kirk Downing(1)	6,500		*
Pike Capital Partners LP/ Pike Capital Partners (QP) LP 275 Madison Avenue Suite 418 New York, NY 10016	2,331,519	(3)	16.7%
Citadel Equity Fund Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street 32nd Floor Chicago, Illinois 60603	1,770,372	(4)	9.99%
Charles Hung (5)	182,165		1.7%
American Eastern Group, Inc.(5)	400,000	(6)	6.1%
American Eastern Securities, Inc.(6)	157,947	(6)	5.8%
All executive officers and directors
as a group (six persons)	9,224,611		67.5%

* Less than 1%.

(1) The address for this beneficial owner is c/o American Dairy, Inc., Star City International Building, No. 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, The People's Republic of China.

(2) Mr. Lewis holds such shares jointly with his spouse.

(3) Includes 250,000 shares underlying warrants. 12.19% of these shares are held in the name of Pike Capital Partners (QP) LP, and 87.81% are held in the name of Pike Capital Partners LP. Dan Pike is a principal of both Pike Capital Partners LP and Pike Capital Partners (QP) LP and has voting and dispositive power over the listed shares for both entities.

(4) All such shares underlie our 1% Guaranteed Senior Secured Convertible Notes. Each of Citadel Limited Partnership, Citadel Investment Group, L.L.C., Kenneth Griffin and Citadel Investment Group (Hong Kong) Limited has voting and/or dispositive control over Citadel Equity Fund Ltd. Citadel Holdings Ltd., a Cayman Islands company (“CH”), is a subsidiary of Citadel Wellington LLC, a Delaware limited liability company (“CW”), and Citadel Kensington Global Strategies Fund Ltd., a Bermuda company (“CKGSF”). Citadel Equity Fund Ltd. is a subsidiary of CH. None of CW, CKGSF or CH has any control over the voting or disposition of securities held by CEF. Holdings by Citadel and its affiliates are contractually limited to 9.9% of our issued and outstanding common stock.

(5) The address for each of Mr. Hung and these two entities is 865 S. Figueroa Street, #3340, Los Angeles CA 90017. Mr. Hung is a principal of both American Eastern Group, Inc. and American Eastern Securities, Inc. and has voting and dispositive power over all of the listed shares in addition to those held in his name.

(6) Includes warrants to purchase 323,982 shares of the common stock of American Dairy.

EXECUTIVE COMPENSATION

Summary Compensation Table

The Chief Executive Officer and Chief Financial Officer of American Dairy received compensation during the three fiscal years ended December 31, 2006, as follows:
						Change in
						Pension Value
						and
						Nonqualified
					Non-equity	Deferred
Name and Principal	Fiscal		Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Leng You-Bin Director,	2004	$6,884	$45,000					$51,884
Chief Executive Officer	2005	$9,000	$27,405					$36,405
and President	2006	$9,000	$90,730					$99,730

Roger Liu
Chief Financial Officer,
Principal Accounting and	2004	—	$21,000					$21,000
Financial Officer,	2005	—	$89,840					$89,840
Secretary and Treasurer	2006	—	$90,730					$90,730

No other executive officer received compensation in excess of $100,000 during the specified periods.

Compensation Discussion and Analysis

Our executive compensation to date has been a simple combination primarily of stock and, to a lesser extent, cash. The amounts of such compensation have been based upon American Dairy’s early stage of development and its need to conserve working capital balanced with the economic needs of our management. These considerations continue to drive the analysis of the appropriate amount and type of compensation we pay our executives. However, as we grow, we continually evaluate and compare our compensation to other companies in our industry, such as American Oriental Bioengineering Inc. and Lifeway Foods Inc. as well as companies of similar size and scale of operations. In so doing, we have determined that in order to attract and retain talented individuals to our management team, an increase in the amount of our executive compensation and a shift to a more cash-based approach is appropriate. We also believe that additional forms of compensation may enable us to attract members to our management team with different compensation needs.

Our Compensation Committee’s goals in regards to executive compensation are primarily to recruit, hire, retain, motivate and reward the most talented executives possible by providing annual, short-term, and long-term compensation incentives to achieve our specified performance objectives, and to create long-term value for our shareholders. We intend to align the interests of key executives with our shareholders by implementing compensation plans that tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals such as achievement of budgeted levels of revenues and EBITDA, and other non-financial goals that the board of directors may deem important.

We plan to adopt a more comprehensive approach to evaluating our compensation annually. Our board of directors and the Compensation Committee will evaluate individual executive performance with a goal of setting compensation at levels which will be based on their general business and industry knowledge and experience and comparable with executives in other companies of similar size and stage of development, while taking into account our relative performance and our own strategic goals. We plan to conduct an annual review of the aggregate level of our executive compensation as part of the annual budget review and annual performance review processes, which include determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. This review will be based on our knowledge of how other similarly situated companies measure their executive performance and on the key operating metrics that are critical in our effort to increase the value of our company.

So far, executive compensation has consisted, and for the coming year will likely continue to consist, of the following:

Our board of directors has approved a cash compensation package for each of our Chief Executive Officer and Chief Financial Officer of $200,000 for services rendered in 2007. Previously, our Chief Financial Officer has not received cash compensation but only stock. We have brought his cash compensation component into line with that of our Chief Executive Officer in recognition of the time and effort he has put into our business over the past several months which we anticipate will continue into 2007.

Incentives/Equity: Stocks, options and other incentive compensation will be determined after we evaluate our stock available for issuance and our market capitalization . We also plan to consider 401(k) plans, time off allocation, bonuses, and other compensation along with the above.

The stock awards listed in the table represent shares of our common stock which were issued to the named officers. None of the shares issued as stock awards were or are subject to vesting or other risk of forfeiture and were valued by reference to the closing price on the date of grant. The amounts of the awards in each year are based upon management’s assessment of the amount of time and effort devoted to our business by each officer and the amount of equity available for issuance given our near-term funding and compensation plans.

We are in the process of reexamining the structure of our management compensation program. We are looking to the compensation programs of similarly situated companies and considering other factors such as performance, length of service, peer evaluations, subjective and objective reviews, and examination of other similarly situated companies. Historically, our compensation structure was based upon prevailing norms in China where it is somewhat unusual for executive officers to make significantly more than middle management or executives of subsidiaries. We are now in a position to compensate our executives in cash amounts that better reflect their efforts on behalf of American Dairy and the progress our company has made in terms of revenue growth. Nevertheless, we believe that the $200,000 we intend to pay each of our Chief Executive Officer and Chief Financial Officer is significantly lower than that paid to executives in the United States at companies of similar size and with similar revenues. This reflects management’s concern over the fairness to our employees in China and avoiding substantial discrepancies between executive pay versus that of middle management and employees.

Our management and Compensation Committee have received guidance from various advisors and consultants and have made an effort to determine the best way to allocate total compensation between cash and equity based on benchmarking to our peer group, while considering the balance between short and long-term incentives. We are still in the process of developing our peer group, which is expected to consist primarily of US-based dairy companies and other public companies with similar revenues. We expect to have the peer group analysis completed in time to set our executive compensation for our next fiscal year. Once our peer group analysis is complete, the 2008 compensation for our executive officers may differ from the compensation paid them in 2007. Our Compensation Committee expects to compensate our executive officers in a range of between the 50 th and the 75 th percentile of the compensation amounts provided to executives at comparable companies in an effort to maintain such a balance. We have considered retaining one or more compensation consultants to assist us with information regarding market data for executive compensation in similar industries and situations. However, upon further consideration, we have determined that this would not be a worthwhile use of our available funds at this point.

GRANT OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Non-equity Incentive Plan Compensation			All other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name and Principal Position	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Leng You-Bin
Director,
Chief	2/15/2006							4,500			$51,210
Executive
Officer
and President	6/08/2006	—	—	—	—	—	—	3,250	—	—	$39,520
Roger Liu
Chief
Financial
Officer,
Principal
Accounting
and Financial	2/15/2006							4,500			$51,210
Officer,
Secretary and
Treasurer	6/08/2006	—	—	—	—	—	—	3,250	—	—	$39,520

Employment Agreements

American Dairy presently has no employment agreements with its officers or key employees, but may enter into such agreements in the future.

Board Compensation

American Dairy plans to provide its non-management directors a competitive directors’ compensation package comparable to programs offered by the similarly situated corporations which are discussed above under "Compensation Discussion and Analysis." This compensation includes equity compensation.

The following table lists the shares awarded our outside directors for their service as directors during 2006:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Kirk Downing	—	$93,948	—	—	—	—	$93,948
Liu Sheng-Hui	—	$93,948	—	—	—	—	$93,948
Hui-Lan Lee	—	$93,948	—	—	—	—	$93,948

None of the shares issued as stock awards were or are subject to vesting or other risk of forfeiture and were valued by reference to the closing price on the date of grant.

Benefit Plans

American Dairy does not have any profit sharing plan or similar plans for the benefit of its officers, directors or employees. However, American Dairy reserves the right to establish any such plans in the future. Certain employees of our subsidiaries have pension and healthcare benefits through plans offered by such subsidiaries.

Incentive Stock Plan

Effective April 1, 2003, American Dairy adopted and approved its 2003 Incentive Stock Plan which reserves 3,000,000 shares of common stock for issuance under the plan. The plan allows us to issue awards of incentive or non-qualified stock options, stock appreciation rights, and stock bonuses which may be subject to restrictions. During 2006, we granted to employees, consultants and management a total of 103,370 shares of common stock under the plan. Mr. Leng You-Bin and Mr. Liu Hua are the members of the Committee that administers the Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Leng You-Bin, our Chairman and Chief Executive Officer, has pledged 2,664,340 shares of our common stock as security for the Company’s Guaranteed Senior Secured Convertible Notes in an aggregate principal amount of US $80,000,000 issued pursuant to the Amended and Restated Purchase Agreement dated as of June 1, 2007.

Review, Approval or Ratification of Transactions with Related Persons

Although American Dairy has not adopted formal procedures for the review, approval or ratification of transactions with related persons, we adhere to a general policy that such transactions should only be entered into if they are on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties and their approval is in accordance with applicable law. Such transactions require the approval of our board of directors.

PLAN OF DISTRIBUTION

The selling securityholders have advised us that, prior to the date of this Prospectus, they have not made any agreement or arrangement with any underwriters, brokers or dealers regarding the distribution and resale of the securities. If we are notified by a selling stockholder that any material arrangement has been entered into with an underwriter for the sale of the securities, a supplemental prospectus will be filed to disclose such of the following information as we believe appropriate, including:

* the name of the participating underwriter;

* the number of securities involved;

* the price at which the securities are sold, the commissions paid or discounts or concessions allowed to such underwriter; and

* other facts material to the transaction.

The selling securityholders may sell their securities covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the securities in the over-the-counter market, or at private sale or otherwise, at fixed prices, at market prices then prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices, or at negotiated prices. The selling securityholders may also sell their shares of common stock through private sales. The selling securityholders may effect such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the selling securityholders and/or the purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling securityholders and any broker-dealers that participate with the selling securityholders in the distribution of the securities may be deemed to be underwriters and commissions received by them and any profit on the resale of the securities positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act.

Sales of the shares of common stock on the over-the-counter bulletin board or other trading system may be made by means of one or more of the following:

* a block trade in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

* purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and

* ordinary brokerage transactions and transactions in which the broker solicits purchasers.

In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate.

The selling securityholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares at less than market prices may depress the market price of our common stock. Moreover, the selling securityholders are not restricted as to the number of shares which may be sold at any one time.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling securityholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling securityholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $113,000.

The selling securityholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling securityholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling securityholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of American Dairy while such selling securityholders are distributing shares covered by this Prospectus. The selling securityholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospect and other factors that the board of directors may deem relevant.

DESCRIPTION OF CAPITAL STOCK

American Dairy is authorized to issue 50,000,000 shares of common stock, $.001 par value per share. At June 30, 2007, there were 16,479,288 shares of common stock issued and outstanding that were held by approximately 500 stockholders of record.

The common stock of American Dairy is traded on the NYSE Archipelago Exchange and is quoted under the symbol "ADY".

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters voted upon by stockholders, including the election of directors. Provided a quorum is present, the affirmative vote of the holders of a majority of shares of common stock present, in person or by proxy, is required for all matters brought before the shareholders, including the election of directors.

Shareholders are not entitled to cumulative voting rights, and accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect the entire class of directors to be elected each year if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person as a director of such class.

The holders of common stock have no preemptive rights to purchase or subscribe for any stock of American Dairy now or hereafter authorized or for securities convertible into such stock. All of the outstanding shares of common stock are fully paid and nonassessable. Upon any liquidation of American Dairy, the holders of common stock are entitled to share ratably in assets available for distribution to such stockholders. Holders of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

Transfer Agent and Registrar

The Transfer agent and registrar for American Dairy in Interwest Stock Transfer Co., 1981 Murray Holladay Road, Suite #100, Salt Lake City, Utah 84117-5148; telephone (801) 272-9294.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection therewith have been passed upon for us by Hodgson Russ LLP, New York, New York.

EXPERTS

The consolidated financial statements of American Dairy, Inc. as of and for the years ended December 31, 2004, 2005 and 2006 included herein, have been audited by Murrell, Hall, McIntosh, LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered under this Prospectus. This Prospectus does not contain all of the information in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. St. NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the SEC.

We intend to furnish our stockholders with annual reports containing financial statements audited by our independent public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information. Our telephone number in China is: 011-34-91-431-2475. Additional information about American Dairy is also available on our website at: www.americandairyinc.com.

Some of the statements contained in this Prospectus, including statements under "Prospectus Summary", Risk Factor", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", are forward-looking and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon an number of factors, including:

*	rapid technological change in the industry;

*	our reliance on key strategic relationships;

*	the impact of competitive products and services and pricing; and

*	uncertain protection of our intellectual property.

Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
AMERICAN DAIRY, INC.

We have audited the accompanying consolidated balance sheets of American Dairy, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required, nor have we been engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Dairy, Inc. and subsidiaries as of December 31, 2006 and 2005 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Murrell, Hall, McIntosh & Co., PLLP

Oklahoma City, Oklahoma
March 28, 2007

AMERICAN DAIRY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS
Current assets:
Cash	$39,473,910	$12,958,435
Accounts receivable
Trade-net of allowance for bad debts of $322,520 and $309,461, respectively	5,459,760	4,132,931
Employees	433,121	488,413
Other	452,728	1,516,105
Notes receivable	230,179	-
Inventories	13,913,766	9,622,347
Prepaid expenses	664,530	875,031
Advances to suppliers	1,301,935	1,216,172
Other tax refundable	1,365,214	500,892
Total current assets	63,295,143	31,310,326
Property and equipment:
Fixed assets, net of accumulated depreciation	36,981,569	34,685,898
Construction in progress	9,433,148	3,373,833
	46,414,717	38,059,731
Other assets:
Goodwill	1,460,695	-
	1,460,695	-
Total assets	$111,170,555	$69,370,057

See accompanying summary of accounting policies and notes to financial statements.

AMERICAN DAIRY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005

LIABILITIES AND STOCKHOLDERS' EQUITY

	2006	2005
Current liabilities:
Accounts payable and accrued expenses	$13,263,315	$11,855,430
Current portion of long term debt	5,103,197	102,466
Advances from related parties	119,911	932,942
Advances from employees	735,294	947,596
Deferred income	2,145,325	12,073,781
Short-term notes and loans payable	13,122,868	7,323,801
Total current liabilities	34,489,910	33,236,016
Long term debt, net of current portion shown above, net of discount of $1,715,871 at December 31, 2006	16,936,654	5,543,517
Minority interest	-	493,500
Stockholders' equity:
Common stock, $.001 par value; 50,000,000 shares authorized; 15,831,820 and 14,132,824 shares issued and outstanding at December 31, 2006 and 2005, respectively	15,832	14,133
Additional paid-in capital	17,834,429	9,208,837
Retained earnings	40,177,074	20,268,793
Accumulated other comprehensive income	1,716,656	605,261
Total stockholders' equity	59,743,991	30,097,024
Total liabilities and stockholders' equity	$111,170,555	$69,370,057

See accompanying summary of accounting policies and notes to financial statements.

AMERICAN DAIRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
SALES	$122,799,191	$68,023,903	$37,416,223
COST OF GOODS SOLD	70,221,023	38,715,895	18,006,918
Gross Profit	52,578,168	29,308,008	19,409,305
OPERATING AND ADMINISTRATIVE
EXPENSES:
Distribution expenses	29,397,910	16,742,578	13,486,232
General and administrative expenses	5,218,526	2,484,039	1,313,358
Depreciation	266,154	161,450	54,419
	34,882,590	19,388,067	14,854,009
Income from operations	17,695,578	9,919,941	4,555,296
OTHER INCOME (EXPENSE):
Refunds of VAT taxes	3,344,635	1,502,127	1,144,060
Other income (expenses)	64,909	718,624	345,707
Gain on disposal of assets	(147)	9,125	693
Interest and finance costs	(1,196,694)	(522,812)	(49,353)
	2,212,703	1,707,064	1,441,107
MINORITY INTEREST	-	2,424	356
INCOME BEFORE INCOME TAXES	19,908,281	11,629,429	5,996,759
(PROVISION FOR) BENEFIT FROM
INCOME TAXES	-	-	261,621
NET INCOME	19,908,281	11,629,429	6,258,380
Other comprehensive income:
Foreign currency translation adjustment	1,111,395	605,261	-
TOTAL COMPREHENSIVE INCOME	$21,019,676	$12,234,690	$6,258,380
BASIC NET INCOME PER COMMON SHARE	$1.35	$0.83	$0.52
WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	14,755,576	13,931,006	12,077,085
DILUTED NET INCOME PER COMMON SHARE	$1.14	$0.74	$0.47
WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	18,056,143	16,057,073	13,455,700

See accompanying summary of accounting policies and notes to financial statements.

AMERICAN DAIRY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	Common Stock				Accumulated
	Number	$0.001	Additional		Other
	of	par	Paid-In	Retained	Comprehensive
	Shares	Value	Capital	Earnings	Income	Totals
Balance, December 31, 2003	11,750,970	11,751	3,228,298	2,380,984	-	5,621,033

Shares issued for services	46,000	46	96,554	-	-	96,600

Stock issued for cash	1,759,384	1,759	4,671,147	-	-	4,672,906

Less offering costs	-	-	(476,825)	-	-	(476,825)

Net income for the year ended December 31, 2004	-	-	-	6,258,380	-	6,258,380

Balance, December 31, 2004	13,556,354	$13,556	$7,519,174	$8,639,364	$-	$16,172,094

Stock issued for cash	428,570	429	749,571	-	-	750,000

Stock issued for services	147,900	148	940,092	-	-	940,240

COMPREHENSIVE INCOME:

Foreign currency translation adjustments	-	-	-	-	605,261	605,261

Net income for the year ended December 31, 2005	-	-	-	11,629,429	-	11,629,429

Balance, December 31, 2005	14,132,824	$14,133	$9,208,837	$20,268,793	$605,261	$30,097,024

Stock issued for cash	1,196,251	1,197	2,005,658	-	-	2,006,855

Stock issued for services	103,370	103	1,262,522	-	-	1,262,625

Stock issued for note conversion	399,375	399	3,194,601	-	-	3,195,000

Paid in capital for warrant extension	-	-	290,952	-	-	290,952

Warrants issued with convertible notes	-	-	1,871,859	-	-	1,871,859

COMPREHENSIVE INCOME:

Foreign currency translation adjustments	-	-	-	-	1,111,395	1,111,395

Net income for the year ended December 31, 2006	-	-	-	19,908,281	-	19,908,281

Balance, December 31, 2006	15,831,820	$15,832	$17,834,429	$40,177,074	$1,716,656	$59,743,991

See accompanying summary of accounting policies and notes to financial statements.

AMERICAN DAIRY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,908,281	$11,629,429	$6,258,380
Adjustments to reconcile net income to operating activities -
Depreciation	1,814,064	1,000,596	261,294
Provision for doubtful accounts	13,059	309,461	83,677
Compensation expense for stock issued	1,262,624	940,240	96,600
Compensation expense for warrant extension	290,952	-	-
Interest expense from amortization of loan discount	155,988	-	-
Gain on disposal of assets	(147)	(9,125)	(693)
Changes in assets and liabilities:
(Increase) decrease in -
Accounts and notes receivable	(221,218)	(5,176,111)	537,762
Inventories	(4,291,419)	(4,579,949)	32,073
Prepaid expenses	210,501	(309,962)	672,711
Advances to suppliers	(85,763)	(908,505)	322,559
Other tax refundable	(864,322)	(463,511)	522,563
Increase (decrease) in -
Accounts payable and accrued expenses	1,602,885	3,115,205	2,533,031
Advances from related parties	(813,031)	-	-
Advances from employees	(212,302)	-	-
Deferred income	(9,928,456)	2,379,258	4,826,778
Tax payable	-	-	211,761
Net cash provided by operating activities	8,841,696	7,927,026	16,358,496
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(10,324,891)	(15,326,899)	(5,241,177)
Payments received (loans made) on note receivable	(230,179)	217,391	-
Disposal of assets	-	23,834	33,816
Deposit on land, building and equipment	-	-	417,678
Acquisition of minority interest	(1,954,195)	-	-
Contributions by (repayments of) minority interest	-	313,042	180,458
Construction in progress	-	-	(12,685,851)
Net cash used in investing activities	(12,509,265)	(14,772,632)	(17,295,076)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt	13,376,572	8,548,705	1,660,194
Proceeds from long-term debt	19,310,651	5,000,000	-
Repayments of short-term debt	(4,939,564)	(1,466,450)	(1,185,726)
Repayments of long-term debt	(2,554,724)	(70,033)	-
(Repayment of) advance from shareholder	-	(208,639)	232,946
Sale of common stock and capital contribution	3,878,714	750,000	4,672,906
Payment of offering costs	-	-	(476,825)
Purchase obligation (repayment)	-	-	(362,318)
Net cash provided by financing activities	29,071,649	12,553,583	4,541,177
Effect of exchange rate change on cash and cash equivalents	1,111,395	605,261	-
NET INCREASE IN CASH AND EQUIVALENTS	25,404,080	5,707,977	3,604,597
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	12,958,435	6,645,197	3,040,600
CASH AND CASH EQUIVALENTS, END OF PERIOD	$39,473,910	$12,958,435	$6,645,197

See accompanying summary of accounting policies and notes to financial statements.

AMERICAN DAIRY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(Continued)

	2006	2005	2004
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid, net of capitalized amounts	$409,321	$139,985	$37,076

Income taxes paid	$-	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the years ended December 31, 2006, 2005, and 2004, the Company issued for services rendered 103,370, 147,900, and 46,000 common shares, valued at $1,262,624, $940,240, and $96,600, respectively.

During 2006 and 2005, construction costs of $2,565,515 and $11,347,000, respectively, were transferred from construction in progress to fixed assets.

During the year ended December 31, 2004, the Company issued 523,305 warrants to underwriters as additional consideration for funds raised in private placements during the year. The exercise price on these warrants ranged from $1.50 per share to $2.70 per share and all had a three year life. The fair market value at the date of issuance of these warrants totaled $862,245. The effect of the issuance is to increase additional paid in capital by the fair value of the warrants issued with an offset to additional paid in capital in the same amount, since offering costs are treated as reductions in additional paid in capital.

During 2004, the net assets of Sanhao Dairy were transferred to Feihe Dairy by way of distribution to members effective July 1, 2004.

During April 2006, holders of $3,000,000 in convertible debt elected to convert their notes plus accrued interest into 399,375 shares of the Company's common stock. The conversion price was $8.00 per share.

During August 2006, the Company modified the terms of certain warrants issued which extended the expiration date and allowed for a cashless exercise. In connection with this transaction, the Company valued these modifications at $290,952 and recognized compensation expense in that amount.

During October 2006, the Company closed an unregistered offering of convertible notes in the aggregate principal amount of $18.2 million, also issuing to debenture holders warrants to purchase approximately 251,000 shares of the Company's common stock at an exercise price of $14.50 per share. In connection with this transaction, loan discount of $1,871,859 has been recognized, with amortization for 2006 of $155,988.

See accompanying summary of accounting policies and notes to financial statements.

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

1. DESCRIPTION OF BUSINESS

ORGANIZATIONAL STRUCTURE

American Dairy, Inc. ("American Dairy" or the "Company") was incorporated in the State of Utah on December 31, 1985, originally with the name of Gaslight, Inc. It was inactive until March 30, 1988 when it changed its corporate name to Lazarus Industries, Inc. and engaged in the business of manufacturing and marketing medical devices. This line of business was discontinued in 1991, and it became a non-operating public company shell. During 2003, the Company changed its name to American Dairy, Inc.

Effective May 7, 2003, American Dairy completed the acquisition of 100% of the issued and outstanding capital stock of American Flying Crane Corporation ("AFC"), a Delaware corporation. As a result, AFC became a wholly owned subsidiary of American Dairy.

AFC was incorporated on January 15, 2002 in Delaware, with 50,000,000 authorized shares of common stock at a par value of $0.0001 per share and 10,000 of which authorized shares are currently issued and outstanding. AFC owns 100% of the registered capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") and Feihe Dairy in turn owns 100% of the registered shares of BaiQuan Feihe Dairy Co. Limited ("BaiQuan Dairy") and Heilongjiang Sanhao Dairy Co., Limited ("Sanhao Dairy") which was liquidated into BaiQuan Dairy during 2004, and 95% of Beijing Feihe Biotechnology Scientific and Commercial Co., Limited (Beijing Feihe) with the other 5% being held in trust for the Company. AFC also owns 97% of the registered capital of Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited (Shanxi) formed to develop and operating a walnut processing plant.

Currently, the principal core activity of AFC is investment holdings, while the principal core activities of Feihe Dairy, Sanhao Dairy and BiaQuan Dairy are manufacturing and distribution of dairy products under the Feihe trademarks. The principal core activity of Shanxi is the production and distribution of walnut powder. Shanxi commenced operations in October 2005. The subsidiaries' principal country of operations is the People's Republic of China ("PRC").

Included in the consolidated financial statements are the following subsidiaries:

•	American Flying Crane Corporation

•	Langfang Flying Crane Dairy Products Co., Limited

•	GanNan Flying Crane Dairy Products Co., Limited

•	Heilongjiang Feihe Dairy Co., Limited

•	BaiQuan Feihe Dairy Co., Limited

•	Beijing Feihe Biotechnology Scientific and Commercial Co., Limited

•	Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited

2. BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The Company's consolidated financial statements include the accounts of American Dairy, Inc., its wholly-owned subsidiaries, AFC, Feihe Dairy, Beijing Feihe, and BaiQuan Feihe and its 97% owned subsidiary, Shanxi Feihe. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

On May 7, 2003, American Dairy, Inc. acquired all of the outstanding common stock of American Flying Crane Corporation. For accounting purposes, the acquisition has been treated as a recapitalization of American Flying Crane Corporation with American Flying Crane Corporation as the acquirer. The historical financial statements presented both before and after May 7, 2003 are those of American Flying Crane Corporation.

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

On December 31, 2002, American Dairy, Inc. (formerly Lazarus Industries Inc.("Lazarus")) had 7,485,147 shares issued and outstanding. In preparation for the acquisition of AFC, Lazarus did a 19 to 1 stock split which reduced the shares outstanding by 7,090,994 shares. This was followed by the repurchase of an additional 258,623 shares by Lazarus for $20,000 leaving 135,530 shares outstanding. On May 7, 2003, Lazarus issued 9,650,000 shares of its common stock for the acquisition of 100% of the outstanding stock of AFC.

In accordance with the requirements of SEC Accounting and Disclosure Rules and Practices Appendix B, the May 7, 2003 transaction was treated as a recapitalization of AFC as it was deemed to be the accounting acquirer. Furthermore, in accordance with the requirements of Current Issue and Rulemaking Projects ("CIRP") T.VI.G-11-98, the historical financial statements prior to the acquisition are those of the accounting acquirer, although (in absence of a name change) they are labeled as those of the issuer. Therefore, for financial reporting purposes, the recapitalized financial statements of AFC were rolled back. As of December 31, 2002, the common shares outstanding include the 9,650,000 shares issued to the AFC shareholders plus the 135,530 shares still owned by the original Lazarus shareholders for a total of 9,785,530 shares.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies:

CONSOLIDATION POLICY - All significant inter-company transactions and balances within the Company are eliminated on consolidation.

CASH AND EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with maturity period of three months or less to be cash equivalents. The carrying amounts reported in the accompanying consolidated balance sheet for cash and cash equivalents approximate their fair value.

ACCOUNTS RECEIVABLE - Provision is made against accounts receivable to the extent which they are considered to be doubtful. Accounts receivable in the balance sheet is stated net of such provision.

INVENTORIES - Inventories comprise raw materials, consumables and goods held for resale and are stated at the lower of cost or market value. Cost is calculated using the weighted average method and includes any overhead costs incurred in bringing the inventories to their present location and condition. Overhead costs included in finished goods inventory include direct labor cost and other costs directly applicable to the manufacturing process, including utilities, supplies, repairs and maintenances, and depreciation expense.

Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

CONSTRUCTION-IN-PROGRESS - All facilities purchased for installation, self-made or subcontracted are accounted for as construction-in-progress. Construction-in-progress is recorded at acquisition cost, including cost of facilities, installation expenses and the interest capitalized during the course of construction for the purpose of financing the project. Upon completion and readiness for use of the project, the cost of construction-in-progress is to be transferred to fixed assets.

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method less anticipated salvage values of 10% for financial statement purposes. Land use rights are being amortized on a straight-line basis over the term of the use agreement. The estimated useful lives for significant property and equipment categories are as follows:

Buildings	33 years
Plant and machinery	20 years
Motor vehicles	9 years
Computers and equipment	5 years

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors . There were no impairments recorded at December 31, 2006 or during the three years then ended.

DEFERRED REVENUES - Revenue from the sale of goods or services is recognized when goods are delivered or services are rendered. Receipts in advance for goods to be delivered or services to be rendered in the subsequent year are carried forward as deferred revenue.

REVENUE RECOGNITION - Revenue from the sale of goods is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed. During 2005, one customer represented 15% of sales. No customer represented over 10% of sales in 2006 and 2004.

Interest income is recognized when earned, taking into account the principal amounts outstanding and the interest rates applicable.

Other income includes compensation received from the State Bureau as incentive to relocate from the previous factory premises, value added tax rebates, profit from the sales of raw materials to third parties and write back of long outstanding trade payables.

FOREIGN CURRENCIES - The Company's principal country of operations is in The People's Republic of China. The financial position and results of operations of the Company are determined using the local currency ("Renminbi" or "Yuan") as the functional currency. The results of operations denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the market rate of exchange ruling at that date. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into the reporting currency ("US Dollars") are dealt with as an exchange fluctuation reserve in shareholders' equity.

Historically the local currency's exchange rate had been tied to the US Dollar at a rate of approximately 8.28 Yuan per US Dollar. Effective July 21, 2005 the Yuan was revalued to an effective exchange rate of approximately 8.11 Yuan per US Dollar. Subsequent to the revaluation the Yuan has been allowed to float within a specified range. As of December 31, 2006 and 2005, the exchange rate was 7.82 and 8.11 Yuan per US Dollar, respectively.

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

TAXATION - In accordance with the requirements of Statement of Financial accounting Standards No. 109 "Accounting Form Income Taxes", deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized. For the years ended December 31, 2006, 2005, and 2004, Feihe Dairy enjoyed a 100% tax holiday from enterprise income taxes. Therefore the only timing differences giving rise to deferred income taxes during these periods was the tax effect of the net operating loss carryforward at the parent company level, which was subject to a 100% valuation allowance.

A provision has not been made at December 31, 2006 for U.S. or additional foreign withholding taxes on approximately $25,224,000 of undistributed earnings of foreign subsidiaries because it is the present intention of management to reinvest the undistributed earnings indefinitely in foreign operations. Generally, such earnings become subject to U.S. tax upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability on such undistributed earnings .

Enterprise income tax ("EIT") is provided on the basis of the statutory profit for financial reporting purposes, adjusted for income and expense items, which are not assessable or deductible for income tax purposes. Under the Business Promotion Policy Concerning Income Tax on Foreign Enterprises promulgated by the QiQiHaEr City Municipal Government, foreign owned enterprises registered in QiQiHaEr City are entitled to a tax holiday of seven years for full EIT exemption as though the EIT has been paid during the tax holiday periods. The preferential tax treatment commenced in 2003 and will expire in 2009.

Value added tax

Value added tax payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year.

During 2004, 2005, and 2006, the Kendong County Government had a policy of refunding amounts equal to 50% of the value added tax paid as an economic incentive to support the local economy through the employment the Company provides at its production facilities. These refunds which amounted to $3,344,635, $1,502,127 and $1,144,060 for the fiscal years ended December 31, 2006, 2005, and 2004 respectively are reflected in other income on the financial statements.

PRODUCT DISPLAY FEES - The Company has entered into a number of agreements with the resellers of its products, whereby the Company pays the reseller an agreed upon amount to display its products. As prescribed by the Emerging Issues Task Force Issue 01-09: Accounting for Consideration Given by a Vendor to a Customer, the Company has reduced sales by the amounts paid under these agreements. For the years ended December 31, 2006, 2005, and 2004 these totaled $2,736,685, $1,800,008 and $1,922,186 respectively.

ADVERTISING COSTS - Advertising costs are charged to operations when incurred. Advertising expense totaled $12,399,138, $3,380,218, and $2,742,257 during the years ended December 31, 2006, 2005, and 2004, respectively.

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

SHIPPING AND HANDLING COSTS - The Company's shipping and handling costs are included in cost of sales for all periods presented.

RETIREMENT BENEFIT COST - According to the People's Republic of China regulations on pension, a company contributes to a defined contribution retirement plan organized by municipal government in the province in which the Company was registered and all qualified employees are eligible to participate in the plan. Contributions to the plan are calculated at 20% of the employees' salaries above a fixed threshold amount and the employees contribute 4% while the Company contributes the balance contribution of 16%. Wholly owned foreign enterprises are exempted from contribution to the retirement plan.

FAIR VALUE OF FINANCIAL STATEMENTS - The carrying amounts of certain financial instruments, including cash, accounts receivable, note receivable, other receivables, accounts payable, accrued expenses, advances from staff, notes payable and other payables approximate their fair values as of December 31, 2006 because of the relatively short-term maturity of these instruments.

USE OF ESTIMATES - The preparation of financial statements in accordance with generally accepted accounting principles require management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS - Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

NEW ACCOUNTING PRONOUNCEMENTS - In February 2006, the FASB issued Statement No. 155, "Accounting for Certain Hybrid Financial Instruments" ("SFAS No. 155"), which amends FASB Statements No. 133 and 140. This Statement permits fair value remeasurement for any hybrid financial instrument containing an embedded derivative that would otherwise require bifurcation, and broadens a Qualified Special Purpose Entity's ("QSPE") permitted holdings to include passive derivative financial instruments that pertain to other derivative financial instruments. This Statement is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity's first fiscal year beginning after September 15, 2006. This Statement has no current applicability to the Company's financial statements. Management plans to adopt this Statement on January 1, 2007 and it is anticipated that the initial adoption of this Statement will not have a material impact on the Company's financial position, results of operations, or cash flows.

In March 2006, the FASB issued Statement No. 156, "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140" ("SFAS No. 156"). This Statement is effective for fiscal years beginning after September 15, 2006. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement has no current applicability to the Company's financial statements. Management plans to adopt this Statement on January 1, 2007 and it is anticipated that the initial adoption of this Statement will not have a material impact on the Company's financial position, results of operations, or cash flows.

In June 2006, the FASB issued Interpretation 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), an interpretation of FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the law is uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. FIN 48 is effective for fiscal years beginning after December 15, 2006. This Statement has no current applicability to the Company's financial statements. Management plans to adopt this Statement on January 1, 2007 and it is anticipated that the initial adoption of FIN 48 will not have a material impact on the Company's financial position, results of operations, or cash flows.

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. Management is assessing the impact of the adoption of this Statement.

In September 2006, the FASB issued Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS No. 158"), an amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires (a) recognition of the funded status (measured as the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employer's statement of financial position, (b) measurement of the funded status as of the employer's fiscal year-end with limited exceptions, and (c) recognition of changes in the funded status in the year in which the changes occur through comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. This Statement has no current applicability to the Company's financial statements. Management plans to adopt this Statement on December 31, 2006 and it is anticipated the adoption of SFAS No. 158 will not have a material impact to the Company's financial position, results of operations, or cash flows.

In September 2006, the Securities Exchange Commission issued Staff Accounting Bulletin No. 108 ("SAB No. 108"). SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the effect of initial adoption is material, companies will record the effect as a cumulative effect adjustment to beginning of year retained earnings and disclose the nature and amount of each individual error being corrected in the cumulative adjustment. SAB No. 108 will be effective beginning January 1, 2007 and it is anticipated that the initial adoption of SAB No. 108 will not have a material impact on the Company's financial position, results of operations, or cash flows.

In February 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its consolidated financial statements.

4. CONCENTRATIONS OF BUSINESS AND CREDIT RISK

The Company maintains certain bank accounts in the PRC which are not protected by FDIC insurance or other insurance. As of December 31, 2006 the Company held $2,346,992 of cash balances within the United States of which $2,136,992 was in excess of FDIC insurance limits.

Geographic Concentration; Fluctuations in Regional Economic Conditions. Nearly all of American Dairy's sales are concentrated in China. Accordingly, American Dairy is susceptible to fluctuations in its business caused by adverse economic conditions in this country. American Dairy's products are priced higher than non-premium quality dairy products. Although American Dairy believes that the quality, freshness, flavor and absence of artificial ingredients in its products compensate for this price differential, there can be no assurance that consumers will be willing to pay more for such products in unfavorable economic conditions, or at all. Difficult economic conditions in other geographic areas into which American Dairy may expand may also adversely affect its business, operations and finances.

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

The Company provides credit in the normal course of business. Substantially all customers are located in The People's Republic of China. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

Substantially all of the Company's fixed assets and operations are located in the Peoples Republic of China.

The Company is self-insured for all risks and carries no liability or property insurance coverage of any kind.

Substantially all of the Company's profits are generated from operations in mainland China.

Payments of dividends may be subject to some restrictions; therefore in accordance with Rule 504/4.08 (e) (3) of Regulation S-X, the following are condensed parent company, only financial statements for the three years ended December 31, 2006.

AMERICAN DAIRY, INC. AND AMERICAN FLYING CRANE
CONDENSED PARENT COMPANY ONLY BALANCE SHEETS
AS OF DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
Current assets:
Cash	$2,346,992	$216,684	$209,347
Accounts receivable, other	1,567	1,567	1,567
Prepaid expenses	20,250	22,500	—

Total current assets	2,368,809	240,751	210,914

Investment in subsidiaries, reported on equity method	82,678,838	40,047,899	18,118,753

Total assets	$85,047,647	$40,288,650	$18,329,667

	2006	2005	2004
Current liabilities:
Accounts payable and accrued expenses	$930,260	$362,153	$138,153
Advances from directors	—	1,829,527	1,091,364
Advances from subsidiaries	2,889,267	—	928,420
Short-term notes and loans payable	5,000,000	3,000,000
Total current liabilities	8,819,527	5,191,680	2,157,937

Long term debt, net of current portion shown above and discount of $1,715,871 as of December 31, 2006	16,484,129	5,000,000	—

Stockholders' equity:

Common stock, $.001 par value; 50,000,000 shares authorized; 15,831,820, 14,132,824, and 13,556,354 shares issued and outstanding at December 31, 2006, 2005 2006, 2005, and 2004, respectively	15,832	14,134	13,558

Additional paid-in capital	17,834,429	9,208,836	7,519,172
Retained earnings	40,177,074	20,269,000	8,639,000
Accumulated other comprehensive income	1,716,656	605,000	—
Total stockholders' equity	59,743,991	30,096,970	16,171,730
Total liabilities and stockholders' equity	$85,047,647	$40,288,650	$18,329,667

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

AMERICAN DAIRY, INC. AND AMERICAN FLYING CRANE
CONDENSED PARENT COMPANY ONLY INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
SALES	$—	$—	$—

OPERATING AND ADMINISTRATIVE EXPENSES:

General and administrative expenses	2,487,182	1,448,656	515,149
Other	182,986	69,734	34,990

	2,670,168	1,518,390	550,139

Income from operations	(2,670,168)	(1,518,390)	(550,139)

OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated subsidiaries	23,551,342	13,434,145	6,877,949
Other income (expenses)	32,099	13,516	(65,871)
Interest and finance costs	(1,004,992)	(299,271)	(3,939)

	22,578,449	13,148,390	6,808,139

INCOME BEFORE INCOME TAXES	19,908,281	11,630,000	6,258,000

(PROVISION FOR) BENEFIT FROM INCOME TAXES	—	—	—

NET INCOME	$19,908,281	$11,630,000	$6,258,000

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

AMERICAN DAIRY, INC. AND AMERICAN FLYING CRANE
CONDENSED PARENT COMPANY ONLY STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,908,281	$11,630,000	$6,258,000
Adjustments to reconcile net income to operating activities -
Less : Equity in earnings of unconsolidated
subsidiaries	(23,551,342)	(13,434,144)	(6,877,949)
Compensation expense for stock issued	1,262,624	940,240	96,600
Compensation expense for warrant extension	290,952
Interest expense from amortization of loan discount	155,988
Changes in assets and liabilites:
(Increase) decrease in - Accounts and notes receivable	—	—	(1,567)
Prepaid expenses	2,250	(22,500)	113,989
Increase (decrease) in - Accounts payable and accrued expenses	809,418	224,000	126,153

Net cash (used in) operating activities	(1,121,829)	(662,404)	(284,774)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in subsidiary	(17,968,159)	(7,890,000)	(5,112,376)
Long-term investment	—	—	(241,890)
Net cash (used in) investing activities	(17,968,159)	(7,890,000)	(5,354,266)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from director	(858,418)	738,162	232,946
Advances from subsidiary	—	(928,422)	714,269
Loan proceeds	20,300,000	8,000,000	—
Loan payments	(2,100,000)
Proceeds from issuance of common stock	3,878,714	750,000	4,196,082

Net cash provided by financing activities	21,220,296	8,559,740	5,143,297

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	2,130,308	7,336	(495,743)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	216,684	209,348	705,091

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,346,992	$216,684	$209,348

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid, net of capitalized amounts	$61,521	$299,271	$3,939
Income taxes paid	$—	$—	$—

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

  American Dairy, Inc. and American Flying Crane
Notes to Condensed Parent Company Only Financial Statements

Note 1 - These condensed parent company only financial statements should be read in connection with the American Dairy consolidated financial statements and notes thereto.

Note 2 - Convertible Debt

As of December 31, 2006 the Company had the convertible debt outstanding as described below:

Series B Convertible notes in the amount of $5,000,000, bearing interest at 7.5% per annum, $2,500,000 due on June 30, 2007 and $2,500,000 due on August 14, 2007. These notes are convertible to common stock at a conversion price of $10 per share. The Series B Notes are reflected in current liabilities as of December 31, 2006.

Convertible notes in the amount of $18,200,000, bearing interest at 7.75% per annum, due on October 3, 2009, and convertible at $14.50 per share. Warrants to purchase 251,000 shares of common stock at $14.50 per share were issued to the debt holders. The value of these warrants of $1,871,859 was recorded as a discount to the value of the notes and will be amortized to interest expense over the term of the notes.

As of December 31, 2006 principal payment due by year for the next five years and thereafter on convertible debt is as follows:

Fiscal year ended December 31	Amount
2007	$5,000,000
2008	—
2009	18,200,000
2010	—
2011	—
Thereafter	—
$23,200,000

5. INVENTORIES

Inventories consist of the following as of December 31, 2006 and 2005:

	2006	2005
Raw and partially processed materials	$4,405,270	$3,215,000
Work in progress	329,867	—
Finished goods	9,178,629	6,407,000
	$13,913,766	$9,622,000

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

6. TAX REFUNDABLE

Tax refundable represents valued added tax refundable from the local governments in The People's Republic of China.

7. TRANSACTIONS WITH RELATED PARTIES

As of December 31, 2006 and 2005 the Company had the following balances due to its officers and directors:

Name	2006	2005
Leng You-bin	$—	$858,000
Other officers and directors	119,911	75,000
	$119,911	$933,000

These balances are non-interest bearing and due on demand.

8. FIXED ASSETS

During 2005, the Company completed the acquisition of the assets of Nutricia Nutritionals Co., Limited for a total consideration of $7,430,000, of which $130,000 was allocated to inventory and the balance of $7,300,000 was allocated to buildings and equipment. This acquisition consisted of a production plant and milk collection centers located in Yushutun and Angangxi Districts.

Fixed assets consist of the following as of December 31, 2006 and 2005:

	2006	2005
Buildings	$21,869,643	$19,352,000
Plant and machineries	16,736,439	15,513,000
Motor vehicles	784,823	787,000
Computers and equipment	722,302	392,000
	40,113,207	36,044,000
Less: Accumulated depreciation	(3,131,638)	(1,358,000)
	$36,981,569	$34,686,000

Depreciation expense totaled $1,814,064, $1,001,000, and $261,000, respectively, for the years ended December 31, 2006, 2005, and 2004 of which $1,547,910, $839,146, and $206,875, were included as a component of cost of goods in the respective periods.

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

9. CONSTRUCTION-IN-PROGRESS

The Company had two major construction projects under construction at December 31, 2006 and 2005 as detailed below:

	2006	2005
Feihe Dairy processing facilities	$808,318	$2,868,000
Langfang production factory facilities	5,045,811	—
GanNan production factory facilities	3,579,019	—
Shanxi walnut processing facility	—	506,000
	$9,433,148	$3,374,000

10. ADVANCES FROM EMPLOYEES

Advances from employees represented temporary funding by employees to finance a temporary working capital shortfall experienced by the Company. The advances were unsecured, interest free and repayable within one year.

11. DEFERRED INCOME

Receipts in advance represent advances from customers and for which goods have not been delivered as of the balance sheet date. Receipts in advance for goods to be delivered or services to be rendered in the subsequent year are carried forward as deferred revenue.

12. NOTES PAYABLE

Short term notes and loans payable consist of the following as of December 31, 2006 and 2005:

	2006	2005
N Note payable to a bank, bearing interest at 6.696% per annum, secured by plant and machinery, payable in monthly installments	$—	$3,082,000

SeSeries A convertible note, bearing interest at 6.5% per annum, due on April 26, 2006, convertible to common stock at a conversion price of $8.00 per share	—	3,000,000

U Unsecured, non-interest bearing obligation to an unrelated company, repayable upon demand	1,031,461	995,000

Note payable to a bank, bearing interest at 5.85% per annum, secured by a loan guarantee, payable with interest upon maturity	3,836,317	—

Note payable to a bank, bearing interest at 5.36% per annum, secured by loan guarantees, payable with interest upon maturity	3,196,931	—

Note payable to a bank, bearing interest at 0.51% per month, secured by a loan guarantee, payable with interest upon maturity	1,918,159

Note payable to a related party, bearing interest at 5.85% per annum, unsecured, payable with interest upon maturity	358,056	—

Notes payable to raw materials suppliers for settlement of purchases	2,141,944	—

U Unsecured, non-interest bearing obligation to county finance department, with no fixed repayment terms	640,000	247,000
	$13,122,868	$7,324,000

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

13. LONG-TERM DEBT

The Company is in violation of certain loan covenants which require insurance coverage. Under the provisions of the covenants, the Company is considered in default of these covenants, and all debt may be due upon demand. This debt consists of the following as of December 31, 2006 and 2005:

	2006	2005
Series B convertible notes, bearing interest at 7.5% per annum, payments $2,500,000 due on June 30, 2007 and August 14, 2007, convertible to common stock at a conversion price of $10.00 per share	$5,000,000	$5,000,000

Convertible notes, bearing interest at 7.75% per annum due on October 3, 2009, convertible to common stock at a convertible at $14.50 per share, net of discount of $1,715,871 at December 31, 2006	16,484,129

Note payable to a bank, bearing interest at 0.51% per month, secured by plant and machinery, payable in 96 monthly installments	547,794	635,000

Note payable to a finance company, secured by a vehicle payable in 60 monthly installments	7,928	10,000

	22,039,851	5,645,000

Less: current portion of long-term debt	(5,103,197)	(102,000)
	$16,936,654	$5,543,000

On October 3, 2006, convertible notes in the amount of $18,200,000 including warrants to purchase 251,000 shares of common stock at $14.50 per share were issued. The value of the warrants of $1,871,859 was recorded as a discount to the value of the notes and will be amortized to interest expense over the term of the notes.

Pursuant to the terms of an Investor Registration Rights Agreement, dated as of October 3, 2006, executed in connection with the issuance of convertible notes in the amount of $18,200,000, we are required to file with the Securities and Exchange Commission a registration statement. The original deadline for filing such registration statement was January 2, 2007, and, under the terms of the agreement, we are subject to a penalty of 2% of the outstanding principal on the notes for each month of such delinquency. We received waivers with respect to such deadline from these note holders through May 2, 2007 and accordingly did not accrue any such penalties through that date. For any delinquency subsequent to such date, however, the investors could enforce this penalty against us.

Principal payments due by year for the next five years and thereafter on these notes are as follows:

Fiscal year ended December 31,	Amount
2007	$5,103,197
2008	95,269
2009	18,295,269
2010	95,269
2011	95,269
Thereafter	71,449
23,755,722
Less discount	(1,715,871)
$22,039,851

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

14. MINORITY INTEREST

At December 31, 2005, the minority interest represents the proportionate share (40%) of equity of Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited Shanxi) owned by Licheng Santai Technology Enterprises Co., Limited. At December 31, 2005, the Company owned 60% of Shanxi’s registered capital stock. In 2006, the Company made additional capital contributions to the funded registered capital, which increased its ownership to 97%. The Company subsequently acquired the remaining 3% minority interest for a total cash consideration of $1,918,841. The purchase price for the acquired minority interest in the assets and liabilities of Shanxi was allocated as follows:

Purchase price	$1,918,841
Repayment of minority interest advance	(259,396)
Net purchase price	1,659,445

Current assets	46,054
Fixed assets, net	190,856
236,910

Accounts payable and accured expenses	18,722
Short-term loans - secured	19,438
38,160

Net assets acquired	198,750

Excess of purchase price over fair value of assets acquired	$1,460,695

The amounts paid in excess of the fair value of the net assets acquired has been recorded as goodwill as of December 31, 2006.

15. CAPITAL STOCK

The Company has 50,000,000 shares of authorized Common Stock with a par value of $.001 per share.

During 2004, the Company had stock transactions detailed below:

The Company issued 46,000 shares of its restricted common stock valued at $97,000 for consulting services.

In connection with two private placements, the Company issued 1,759,384 shares of restricted common stock purchased for total cash consideration of $4,673,000. Offering and syndication costs totaling $477,000 were treated as reductions in additional paid-in capital for financial reporting purposes. The Company also issued 1,825,546 warrants in connection with the private placements, 1,302,241 of which went to the purchasers and 523,305 went to the underwriters as additional consideration for funds raised in the private placements. The exercise price of these warrants ranged from $1.50 to $3.80 and the warrants expire in three years. The 523,305 warrants issued to underwriters had a market value at the issuance date of $862,000. The effect of the issuance is to increase additional paid-in capital by the fair value of the warrants issued with an offset to additional paid in capital in the same amount, since offering costs are treated as reductions in additional paid-in capital. No warrants were exercised during the year ended December 31, 2004.

During 2005, the Company had stock transactions detailed below:

The Company issued 98,900 shares of unrestricted common stock valued at $643,000 to Chinese employees of Feihe Dairy for bonuses, issued pursuant to a Form S-8 registration statement.

The Company issued 428,570 shares of its common stock pursuant to the exercise of warrants at $1.75 each for a total consideration paid of $750,000.

The Company issued 47,000 shares of restricted common stock valued at $286,000 for bonuses to directors and to others for consulting services.

The Company issued 2,000 share of unrestricted common stock valued at $11,000 for consulting services, issued pursuant to a Form S-8 registration statement.

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

During 2006, the Company had stock transactions detailed below:

The Company issued 103,370 shares of restricted common stock valued at $1,262,625 for bonuses to directors and to others for consulting services.

The Company issued 1,196,251 shares of its common stock pursuant to the exercise of warrants at various exercise prices for a total consideration paid of $2,006,855.

The Company issued 399,375 shares of its common stock pursuant to the conversion of $3,000,000 of Series A convertible notes with accrued interest of $195,000, at a conversion price of $8.00 per share.

16. INCOME TAX

A reconciliation of tax at the statutory rates to the Company's effective rate is as follows:

	Year Ended December 31,
	2006	2005	2004
Computed expected tax expense at Federal tax rate	$6,769,000	$3,954,000	$2,039,000

Computed state income taxes	896,000	523,000	270,000

Increases (reductions) in taxes result from:

Add back effect of U.S. losses	1,291,000	686,000	245,000

Foreign income subject to foreign income tax but not expected to be subject to U.S. tax in foreseeable future - Adjustment due to change in effective tax rates	(1,977,000)	(1,140,000)	(564,000)

BaiQuan Dairy 2003 tax liability waived by province	—	—	(262,000)

Foreign income subject to foreign tax holiday but not expected to be subject to U.S. tax in foreseeable future	(6,979,000)	(4,023,000)	(1,990,000)

Actual income tax expense (benefit)	$—	$—	$(262,000)

Under the Provisional Regulation of the PRC, income tax is payable by enterprises at a rate of 33% of their taxable income. Feihe Dairy has been granted a tax holiday of seven years for full enterprise income paid during that period. This tax holiday will expire in April of 2009. The enterprise taxes paid during 2004 were accrued (waived) by Sanhao Dairy and BaiQuan Dairy totaled $262,000:

	Year Ended December 31,
	2006	2005	2004
Sanhao Dairy	$—	—	$—
BaiQuan Dairy	—		(262,000)
Total	$—	$—	$(262,000)

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

The tax holiday resulted in tax savings as follows:

	Year Ended December 31,
	2006	2005	2004
Approximate tax savings	$6,979,000	$4,023,000	$1,990,000
Benefit per share
Basic	$0.47	$0.29	$0.160
Diluted	$0.39	$0.25	$0.15

The Company has a U.S net operating loss carryforward of approximately $6,695,000 which will begin expiring in 2023. For financial reporting purposes the deferred tax asset of $2,578,000 associated with this loss carryforward is fully reserved as of December 31, 2006.

Although it is not anticipated in the foreseeable future, should the Parent company receive dividends from its foreign subsidiaries, these dividends would be fully taxable, subject to an offset for foreign taxes paid on these earnings. The Company has not provided any accrual for any tax liabilities that might be incurred for the receipt of dividends from its foreign subsidiaries.

17. EARNINGS PER SHARE

Statement of Financial Accounting Standards No. 128, Earnings Per Share, requires presentation of basic and diluted earnings per share (EPS), as defined, on the face of the statements of operations for all entities with complex capital structures. SFAS No. 128 requires a reconciliation of the numerator and denominator of the basic and diluted earnings per shares (EPS) computations:

	Income (Numerator)	Shares (Denominator)	Per Share Amount
For the year ended December 31, 2006

Basic EPS income available to Common shareholders	$19,908,281	14,755,576	$1.35

Effect of dilutive securities:
Convertible notes	723,707	1,833,285	$.11
Warrants issued		1,467,282	$.10

Diluted EPS income available to Common shareholders	$20,631,988	18,056,143	$1.14

For the year ended December 31, 2005

Basic EPS income available to Common shareholders	$11,629,000	13,931,006	$.83

Effect of dilutive securities:

Warrants issued	—	1,643,533	$.08

Convertible notes	304,000	482,534	$.01

Diluted EPS income available to Common shareholders	$11,933,000	16,057,073	$.74

For the year ended December 31, 2004

Basic EPS income available to Common shareholders	$6,258,000	12,077,085	$.52

Effect of dilutive securities:

Warrants issued		1,378,615	$.05

Diluted EPS income available to Common shareholders	$6,258,000	13,455,700	$.47

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

During the year ended December 31, 2006, the Company issued convertible notes, to which holders of the notes were issued common stock purchase warrants (See Note 13). These notes allow the holder to convert each note to common stock at any time through the maturity date.

During the year ended December 31, 2005, the Company issued Series A and Series B Convertible Notes (See Notes 12 and 13). These notes allow the holder to convert each note to common stock of the Company at any time during the term of the note.

18. STOCK OPTIONS AND WARRANTS

Effective May 7, 2003, the Company adopted and approved its 2003 Incentive Stock Plan (the "Plan") which reserved 3,000,000 shares of Common Stock for issuance under the Plan. The Plan allows the Company to issue awards of incentive non-qualified stock options, stock appreciation rights, and stock bonuses to directors, officers, employees and consultants of the Company which may be subject to restrictions. The Company applies APB 25 and related interpretations in accounting for its plan. Compensation for services that a corporation receives under APB 25 through stock-based compensation plans should be measured by the quoted market price of the stock at the measurement date less the amount, if any, that the individual is required to pay. Compensation expense of $1,262,624, $940,240 and $96,600 was recorded during the years ended December 31, 2006, 2005, and 2004, respectively, related to the Plan.

As of December 31, 2006, the Company had 2,125,941 warrants outstanding at an average exercise price of $4.29 per warrant for one share each of the Company's common stock. The warrants will expire at various dates, with 330,000 expiring in 2008, 1,544,941 expiring in 2009, and the balance of 251,000 expiring in 2012. During the years ended December 31, 2006 and 2005, 1,260,655 and 428,570 warrants, respectively, were exercised at various exercise prices, resulting in proceeds of $2,006,855 and $750,000, respectively, to the Company.

Information with respect to outstanding warrants to service providers is as follows:

	Shares	Average Exercise Price
Outstanding warrants at beginning of year	2,555,596	$2.23
Warrants granted	831,000	7.68
Exercised	(1,260,655)	1.75
Expired	—	—
Outstanding warrants at the end of year	2,125,941	$4.29

AMERICAN DAIRY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Warrants Outstanding			Warrants Exercisable
Shares Outstanding December 31, 2006	Average Remaining Life (Years)	Average Exercise Price	Shares Outstanding December 31, 2006	Average Exercise Price
2,125,941	3.0	$4.29	2,125,941	$4.29

19. COMMITMENTS

As of December 31, 2006, the Company has future commitments to acquire land use rights totaling $276,802, and to pay future advertising costs totaling $1,528,844.

As of December 31, 2006, there were no minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year.

Rent expense incurred during the years ended December 31, 2006, 2005, and 2004 totaled $ 84,426, $63,000 and $23,000, respectively.

In accordance with the terms and conditions of a Sale and Purchase Agreement dated February 23, 2005 between Feihe Dairy and a vendor for the sale and purchase of a land use right in Beijing, in the People's Republic of China, Feihe Dairy agreed to acquire the commercial property for consideration of $1,009,000, of which all consideration was paid by December 31, 2006.

In accordance with the terms and conditions of a Sale and Purchase Agreement dated July 25, 2003, the Company has agreed to acquire land use rights and a factory in Kedong County for a total consideration of $401,000. At the Company's option the liability could be settled through payment of cash consideration or through the issuance of 200,000 shares of its common stock. This option had not expired as of December 31, 2005. The Company accrued the liability during the year ended December 31, 2004. As of December 31, 2006 the Company had not settled the commitment.

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized unaudited quarterly financial data for 2006 and 2005 are as follows:

	Quarters Ended
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
Total revenues	$38,184,536	$32,611,627	$26,110,028	$25,893,000
Gross profit	15,456,435	15,236,726	9,997,007	11,908,000
Net income	4,354,075	5,528,239	5,261,967	4,764,000
Net earnings per common share:
Basic	$0.28	$0.37	$0.36	$0.34
Diluted	$0.22	$0.32	$0.31	$0.29

	Quarters Ended
	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
Total Revenues	$25,599,747	$14,273,618	$14,589,807	$13,560,731
Gross profit	9,304,064	6,744,356	6,996,110	6,263,478
Net income	3,994,723	2,178,699	2,823,250	2,632,757
Net earnings per common share:
Basic	$0.27	$0.16	$0.21	$0.19
Diluted	$0.25	$0.14	$0.18	$0.17

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2007 AND DECEMBER 31, 2006

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash	$106,251,487	$39,473,910
Accounts receivable
Trade-net of allowance for bad debts of $354,844 and $322,520, respectively	5,397,826	5,459,760
Employees	879,365	433,121
Other	978,662	452,728
Notes receivable	459,318	230,179
Inventories	15,685,612	13,913,766
Prepaid expenses	3,830,425	664,530
Advances to suppliers	2,705,198	1,301,935
Other tax refundable	654,004	1,365,214

Total current assets	136,841,897	63,295,143

Property and equipment:
Fixed assets, net of accumulated depreciation	44,904,961	36,981,569
Construction in progress	12,134,175	9,433,148

	57,039,136	46,414,717
Other assets:
Deposit	10,104,987	-
Goodwill	1,634,467	1,460,695

	11,739,454	1,460,695

Total assets	$205,620,487	$111,170,555

See accompanying notes to financial statements.

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2007 AND DECEMBER 31, 2006
LIABILITIES AND STOCKHOLDERS' EQUITY

	June 30,	December 31,
	2007	2006
	(unaudited)
Current liabilities:
Accounts payable and accrued expenses	$16,800,591	$13,263,315
Current portion of long term debt	5,128,216	5,103,197
Advances from related parties	147,002	119,911
Advances from employees	587,664	735,294
Deferred income	2,666,945	2,145,325
Short-term notes and loans payable	7,962,481	13,122,868

Total current liabilities	33,292,899	34,489,910

Long term debt, net of current portion shown above, net of discount of $1,403,895 and $1,715,871, respectively	98,348,092	16,936,654

Minority interest	498,688	-

Stockholders' equity:
Common stock, $.001 par value; 50,000,000 shares authorized; 15,971,070 and 15,831,820 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	15,971	15,832
Additional paid-in capital	19,090,040	17,834,429
Retained earnings	50,245,628	40,177,074
Accumulated other comprehensive income	4,129,169	1,716,656

Total stockholders' equity	73,480,808	59,743,991

Total liabilities and stockholders' equity	$205,620,487	$111,170,555

See accompanying notes to financial statements.

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June, 30		Six Months Ended June, 30
	2007	2006	2007	2006
SALES	$41,514,018	$25,725,587	$77,521,388	$50,883,465
COST OF GOODS SOLD	23,196,735	12,880,859	41,699,461	25,245,965

Gross Profit	18,317,283	12,844,728	35,821,927	25,637,500

OPERATING AND ADMINISTRATIVE
EXPENSES:
Distribution expenses	11,093,294	7,190,917	20,104,071	14,011,139
General and administrative expenses	1,905,624	1,268,021	3,835,168	2,336,021
Depreciation	108,701	117,133	203,894	167,784

	13,107,619	8,576,071	24,143,133	16,514,944

Income from operations	5,209,664	4,268,657	11,678,794	9,122,556

OTHER INCOME (EXPENSE):
Refunds of VAT taxes	983,703	1,412,914	1,143,221	1,536,983
Other income (expense)	(3,998)	(258,066)	(3,484)	(250,743)
Interest and finance costs	(2,048,645)	(179,345)	(2,749,977)	(402,937)

	(1,068,940)	975,503	(1,610,240)	883,303

MINORITY INTEREST	-	17,807	-	20,608

INCOME BEFORE INCOME TAXES	4,140,724	5,261,967	10,068,554	10,026,467

(PROVISION FOR) BENEFIT FROM INCOME TAXES	-	-	-	-

NET INCOME	4,140,724	5,261,967	10,068,554	10,026,467

Other comprehensive income: Foreign currency translation adjustment	1,469,992	(65,606)	2,412,513	469,354

TOTAL COMPREHENSIVE INCOME	$5,610,716	$5,196,361	$12,481,067	$10,495,821

BASIC NET INCOME PER COMMON SHARE	$0.26	$0.36	$0.63	$0.70

WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	15,951,732	14,579,828	15,900,884	14,373,202

DILUTED NET INCOME PER COMMON SHARE	$0.24	$0.31	$0.58	$0.61

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	18,981,890	17,113,560	18,949,528	16,860,107

See accompanying notes to financial statements.

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,068,554	$10,026,467
Adjustments to reconcile net income to operating activities -
Depreciation	1,226,378	790,235
Bad debt expense	32,324	-
Compensation expense for stock issued	1,060,749	910,930
Interest expense from accrual of guaranteed redemption value	1,112,028	-
Interest expense from amortization of loan discount	311,976	-
Changes in assets and liabilites:
(Increase) decrease in -
Accounts and notes receivable	29,611	(1,551,400)
Other receivables	(525,934)	1,034,217
Employee receivables	(446,244)	(30,870)
Inventories	(1,771,846)	(1,206,440)
Prepaid expenses	(3,165,895)	527,951
Advances to suppliers	(1,403,263)	(337,131)
Other tax refundable	711,210	500,892
Increase (decrease) in -
Accounts payable and accrued expenses	3,537,276	304,036
Advances from related parties	27,091	31,423
Advances from employees	(147,630)	(238,471)
Deferred income	521,620	(8,312,410)

Net cash provided by (used in) operating activities	11,178,005	2,449,429

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(9,110,715)	(2,336,161)
Loans made on note receivable	(229,139)	-
Disposal of assets	42,323	-
Deposit	(10,104,987)	-
Acquisition of minority interest	(173,772)	(50,584)
Minority interest	498,688	-
Construction in progress	(2,701,027)	1,212,740

Net cash used in investing activities	(21,778,629)	(1,174,005)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt	118,388	3,875,000
Proceeds from long-term debt	80,000,000	391,630
Repayments of short-term debt	(5,321,812)	(3,082,614)
Repayments of long-term debt	(25,888)	(53,347)
Sale of common stock and capital contribution	195,000	345,848

Net cash provided by (used in) financing activities	74,965,688	1,476,517

Effect of exchange rate change on cash and cash equivalents	2,412,513	468,945

NET DECREASE IN CASH AND EQUIVALENTS	66,777,577	3,220,886

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	39,473,910	12,958,435

CASH AND CASH EQUIVALENTS, END OF PERIOD	$106,251,487	$16,179,321

See accompanying notes to financial statements.

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Continued)

	Six Months Ended June 30,
	2007	2006
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid, net of capitalized amounts	$294,145	$156,807

Income taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the three months ended March 31, 2007, and 2006, the Company issued for services rendered 29,500 and 49,000 common shares, valued at $646,000 and $433,650, respectively.

See accompanying notes to financial statements.

AMERICAN DAIRY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007

1. DESCRIPTION OF BUSINESS

ORGANIZATIONAL STRUCTURE

American Dairy, Inc. ("American Dairy" or the "Company") was incorporated in the State of Utah on December 31, 1985, originally with the name of Gaslight, Inc. It was inactive until March 30, 1988 when it changed its corporate name to Lazarus Industries, Inc. and engaged in the business of manufacturing and marketing medical devices. This line of business was discontinued in 1991, and it became a non-operating public company shell. During 2003, the Company changed its name to American Dairy, Inc.

Effective May 7, 2003, American Dairy completed the acquisition of 100% of the issued and outstanding capital stock of American Flying Crane Corporation ("AFC"), a Delaware corporation. As a result, AFC became a wholly owned subsidiary of American Dairy.

AFC was incorporated on January 15, 2002 in Delaware, with 50,000,000 authorized shares of common stock at a par value of $0.001 per share and 10,000 of which authorized shares are currently issued and outstanding. AFC owns 100% of the registered capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") and Feihe Dairy in turn owns 100% of the registered shares of BaiQuan Feihe Dairy Co. Limited ("BaiQuan Dairy"), Heilongjiang Sanhao Dairy Co., Limited ("Sanhao Dairy") which was liquidated into BaiQuan Dairy during 2004, and 95% of Beijing Feihe Biotechnology Scientific and Commercial Co., Limited (Beijing Feihe) with the other 5% being held in trust for the Company. Feihe Dairy also owns 95% of the registered capital of Heilongjiang Feihe Kedong Feedlots Company Limited (“Kedong Feedlots”) and Heilongjiang Feihe GanNan Feedlots Company Limited (“GanNan Feedlots”).

American Dairy owns 100% of the registered capital of Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited (“Shanxi”) formed to develop and operate a walnut processing plant, as well as 100% of the registered capital of Langfang Flying Crane Dairy Products Co., Limited (“Langfang”) and GanNan Flying Crane Dairy Products Co., Limited (“GanNan”).

Currently, the principal core activity of AFC is investment holdings, while the principal core activities of Feihe Dairy, Sanhao Dairy and BiaQuan Dairy are manufacturing and distribution of dairy products under the Feihe trademarks. The principal core activity of Shanxi is the production and distribution of walnut powder. Shanxi commenced operations in October 2005. The principal core activity of Langfang is the packaging and distribution of the Flying Crane brand of products to Feihe Dairy. The intended principal core activity of GanNan is the production and sale of Flying Crane branded milk powder and soybean powder to Feihe Dairy. The intended principal core activities of Kedong Feedlots and GanNan Feedlots are the breeding and rearing of milk cows and distribution of fresh milk. The subsidiaries' principal country of operations is the People's Republic of China ("PRC").

Included in the condensed consolidated financial statements are the following subsidiaries:

•	American Flying Crane Corporation

•	Langfang Flying Crane Dairy Products Co., Limited

•	GanNan Flying Crane Dairy Products Co., Limited

•	Heilongjiang Feihe Dairy Co., Limited

•	BaiQuan Feihe Dairy Co., Limited

•	Beijing Feihe Biotechnology Scientific and Commercial Co., Limited

•	Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited

•	Heilongjiang Feihe Kedong Feedlots Company Limited

•	Heilongjiang Feihe GanNan Feedlots Company Limited.

2. BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and related notes. The accompanying unaudited condensed consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements of the Company and notes thereto for the year ended December 31, 2006.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (which include only normal recurring adjustments) necessary to present fairly the balance sheets of American Dairy, Inc. and subsidiaries as of June 30, 2007 and December 31, 2006 and the results of their operations for the three and six month periods ended June 30, 2007 and 2006 and cash flows for the six months ended June 30, 2007 and 2006. The results of operations for the three and six month periods ended June 30, 2007 and 2006 are not necessarily indicative of the results to be expected for the entire year.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies:

CONSOLIDATION POLICY - All significant inter-company transactions and balances within the Company are eliminated on consolidation.

CASH AND EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with maturity period of three months or less to be cash equivalents. The carrying amounts reported in the accompanying consolidated balance sheet for cash and cash equivalents approximate their fair value.

ACCOUNTS RECEIVABLE - Provision is made against accounts receivable to the extent which they are considered to be doubtful. Accounts receivable in the balance sheet is stated net of such provision.

INVENTORIES - Inventories comprise raw materials, consumables and goods held for resale and are stated at the lower of cost or market value. Cost is calculated using the weighted average method and includes any overhead costs incurred in bringing the inventories to their present location and condition. Overhead costs included in finished goods inventory include direct labor cost and other costs directly applicable to the manufacturing process, including utilities, supplies, repairs and maintenance, and depreciation expense.

Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

CONSTRUCTION-IN-PROGRESS - All facilities purchased for installation, self-made or subcontracted are accounted for as construction-in-progress. Construction-in-progress is recorded at acquisition cost, including cost of facilities, installation expenses and the interest capitalized during the course of construction for the purpose of financing the project. Upon completion and readiness for use of the project, the cost of construction-in-progress is to be transferred to fixed assets.

PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method less anticipated salvage values of 10% for financial statement purposes. Land use rights are being amortized on a straight-line basis over the term of the use agreement. The estimated useful lives for significant property and equipment categories are as follows:

Buildings	33 years
Plant and machinery	20 years
Motor vehicles	9 years
Computers and equipment	5 years

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. There were no impairments recorded at June 30, 2007 and December 31, 2006.

DEFERRED REVENUES - Revenue from the sale of goods or services is recognized when goods are delivered or services are rendered. Receipts in advance for goods to be delivered or services to be rendered in the subsequent year are carried forward as deferred revenue.

REVENUE RECOGNITION - Revenue from the sale of goods is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed. During the three months ended June 30, 2007 and 2006, the five major customers in total represented 11% and 6% of sales, respectively. No individual customer represented over 10% of sales during the three months ended June 30, 2007 and 2006. During the six months ended June 30, 2007 and 2006, the five major customers in total represented 13% and 8% of sales, respectively. No individual customer represented over 10% of sales during the six months ended June 30, 2007 and 2006.

Interest income is recognized when earned, taking into account the principal amounts outstanding and the interest rates applicable.

Other income includes value added tax rebates, profit from the sales of raw materials to third parties and sundry income.

FOREIGN CURRENCIES - The Company's principal country of operations is in The People's Republic of China. The financial position and results of operations of the Company are determined using the local currency ("Renminbi" or "Yuan") as the functional currency. The results of operations denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the market rate of exchange ruling at that date. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into the reporting currency ("US Dollars") are dealt with as an exchange fluctuation reserve in shareholders' equity.

Historically the local currency's exchange rate had been tied to the US Dollar at a rate of approximately 8.28 Yuan per US Dollar. Effective July 21, 2005 the Yuan was revalued to an effective exchange rate of approximately 8.11 Yuan per US Dollar. Subsequent to the revaluation the Yuan has been allowed to float within a specified range. As of June 30, 2007 and December 31, 2006, the exchange rate was 7.62 and 7.82 Yuan per US Dollar, respectively.

TAXATION - In accordance with the requirements of Statement of Financial accounting Standards No. 109 "Accounting For Income Taxes", deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. For the three and six month periods ended June 30, 2007 and 2006, Feihe Dairy enjoyed a 100% tax holiday from enterprise income taxes. Therefore the only timing differences giving rise to deferred income taxes during these periods was the tax effect of the net operating loss carryforward at the parent company level, which was subject to a 100% valuation allowance.

A provision has not been made at June 30, 2007 for U.S. or additional foreign withholding taxes on approximately $33,057,000 of undistributed earnings of foreign subsidiaries because it is the present intention of management to reinvest the undistributed earnings indefinitely in foreign operations. Generally, such earnings become subject to U.S. tax upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability on such undistributed earnings.

Enterprise income tax ("EIT") is provided on the basis of the statutory profit for financial reporting purposes, adjusted for income and expense items, which are not assessable or deductible for income tax purposes. Under the Business Promotion Policy Concerning Income Tax on Foreign Enterprises promulgated by the QiQiHaEr City Municipal Government, foreign owned enterprises registered in QiQiHaEr City are entitled to a tax holiday of seven years for full EIT exemption as though the EIT has been paid during the tax holiday periods. The preferential tax treatment commenced in 2003 and will expire in 2009.

Value added tax

Value added tax payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year.

During the six months ended June 30, 2007 and 2006, the Kendong County Government had a policy of refunding amounts equal to 50% of the value added tax paid as an economic incentive to support the local economy through the employment the Company provides at its production facilities. These refunds which amounted to $983,703 and $1,412,914 for the three months ended June 30, 2007 and 2006, and $1,143,221 and $1,536,983 for the six months ended June 30, 2007 and 2006, respectively, are reflected in other income on the financial statements.

PRODUCT DISPLAY FEES - The Company has entered into a number of agreements with the resellers of its products, whereby the Company pays the reseller an agreed upon amount to display its products. As prescribed by the Emerging Issues Task Force Issue 01-09: Accounting for Consideration Given by a Vendor to a Customer, the Company has reduced sales by the amounts paid under these agreements. For the three months ended June 30, 2007, and 2006 these totaled $1,315,996, and $384,441, respectively. For the six months ended June 30, 2007, and 2006 these totaled $2,715,565, and $1,119,781, respectively.

The cost of products given to resellers as additional incentive is included as a component of cost of goods sold. During the three and six months periods ended June 30, 2007 the Company gave $3,051,075 and $4,083,096 respectively of product was given to resellers. The Company did not give any product to resellers during the comparable periods in 2006.

ADVERTISING COSTS - Advertising costs are charged to operations when incurred. Advertising expense totaled $6,596,256 and $5,094,740 during the three months ended June 30, 2007 and 2006, respectively, and totaled $11,276,573 and $9,260,479 during the six months ended June 30, 2007 and 2006, respectively.

SHIPPING AND HANDLING COSTS - The Company's shipping and handling costs are included in cost of sales for all periods presented.

RETIREMENT BENEFIT COST - According to the People's Republic of China regulations on pension, a company contributes to a defined contribution retirement plan organized by municipal government in the province in which the Company was registered and all qualified employees are eligible to participate in the plan. Contributions to the plan are calculated at 20% of the employees' salaries above a fixed threshold amount and the employees contribute 4% while the Company contributes the balance contribution of 16%. Wholly owned foreign enterprises are exempted from contribution to the retirement plan.

FAIR VALUE OF FINANCIAL STATEMENTS - The carrying amounts of certain financial instruments, including cash, accounts receivable, note receivable, other receivables, accounts payable, accrued expenses, advances from staff, notes payable and other payables approximate their fair values as of June 30, 2007 because of the relatively short-term maturity of these instruments.

USE OF ESTIMATES - The preparation of financial statements in accordance with generally accepted accounting principles require management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS - Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

NEW ACCOUNTING PRONOUNCEMENTS - In February 2006, the FASB issued Statement No. 155, "Accounting for Certain Hybrid Financial Instruments" ("SFAS No. 155"), which amends FASB Statements No. 133 and 140. This Statement permits fair value remeasurement for any hybrid financial instrument containing an embedded derivative that would otherwise require bifurcation, and broadens a Qualified Special Purpose Entity's ("QSPE") permitted holdings to include passive derivative financial instruments that pertain to other derivative financial instruments. This Statement is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity's first fiscal year beginning after September 15, 2006. This Statement has no current applicability to the Company's financial statements. The Company adopted this Statement on January 1, 2007 and the initial adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or cash flows.

In March 2006, the FASB issued Statement No. 156, "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140" ("SFAS No. 156"). This Statement is effective for fiscal years beginning after September 15, 2006. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement has no current applicability to the Company's financial statements. The Company adopted this Statement on January 1, 2007 and the initial adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or cash flows.

In June 2006, the FASB issued Interpretation 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), an interpretation of FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the law is uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. FIN 48 is effective for fiscal years beginning after December 15, 2006. This Statement has no current applicability to the Company's financial statements. The Company adopted this Statement on January 1, 2007 and the initial adoption of FIN 48 did not have a material impact on the Company's financial position, results of operations, or cash flows.

In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. Management is assessing the impact of the adoption of this Statement.

In September 2006, the FASB issued Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS No. 158"), an amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires (a) recognition of the funded status (measured as the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employer's statement of financial position, (b) measurement of the funded status as of the employer's fiscal year-end with limited exceptions, and (c) recognition of changes in the funded status in the year in which the changes occur through comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. This Statement has no current applicability to the Company's financial statements. The Company adopted this Statement on January 1, 2007 and the initial adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or cash flows.

In September 2006, the Securities Exchange Commission issued Staff Accounting Bulletin No. 108 ("SAB No. 108"). SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the effect of initial adoption is material, companies will record the effect as a cumulative effect adjustment to beginning of year retained earnings and disclose the nature and amount of each individual error being corrected in the cumulative adjustment. SAB No. 108 was effective beginning January 1, 2007 and the initial adoption of SAB No. 108 did not have a material impact on the Company's financial position, results of operations, or cash flows.

In February 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its consolidated financial statements.

4. CONCENTRATIONS OF BUSINESS AND CREDIT RISK

The Company maintains certain bank accounts in the PRC which are not protected by FDIC insurance or other insurance. Cash balances within the PRC totaled $71,530,109 as of June 30, 2007. As of June 30, 2007 the Company held $34,721,378 of cash balances within the United States of which $34,621,378 was in excess of FDIC insurance limits.

Geographic Concentration; Fluctuations in Regional Economic Conditions. Nearly all of American Dairy's sales are concentrated in China. Accordingly, American Dairy is susceptible to fluctuations in its business caused by adverse economic conditions in this country. American Dairy's products are priced higher than non-premium quality dairy products. Although American Dairy believes that the quality, freshness, flavor and absence of artificial ingredients in its products compensate for this price differential, there can be no assurance that consumers will be willing to pay more for such products in unfavorable economic conditions, or at all. Difficult economic conditions in other geographic areas into which American Dairy may expand may also adversely affect its business, operations and finances.

The Company provides credit in the normal course of business. Substantially all customers are located in The People's Republic of China. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

Substantially all of the Company's fixed assets and operations are located in the Peoples Republic of China.

The Company is self-insured for all risks and carries no liability or property insurance coverage of any kind.

Substantially all of the Company's profits are generated from operations in mainland China.

5. INVENTORIES

Inventories consist of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December
	2007	31, 2006
Raw and partially processed materials	$5,096,900	$4,405,270
Work in progress	7,292,418	329,867
Finished goods	3,296,294	9,178,629
	$15,685,612	$13,913,766

6. TAX REFUNDABLE

Tax refundable represents valued added tax refundable from the local governments in The People's Republic of China.

7. TRANSACTIONS WITH RELATED PARTIES

As of June 30, 2007 and December 31, 2006 the Company had the following balances due to its officers and directors:

	June 30,	December 31,
Name	2007	2006
Leng You-bin	$27,366	$31,013
Other officers and directors	119,636	88,898
	$147,002	$119,911

These balances are non-interest bearing and due on demand.

8. FIXED ASSETS

Fixed assets consist of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006
Buildings	$29,162,945	$21,869,643
Plant and machineries	18,779,693	16,736,439
Motor vehicles	799,522	784,823
Computers and equipment	842,239	722,302
	49,584,399	40,113,207
Less: Accumulated depreciation	(4,679,438)	(3,131,638)
	$44,904,961	$36,981,569

Depreciation expense totaled $624,134 and $450,013, respectively, for the three months ended June 30, 2007 and 2006 of which $515,433 and $332,880 , were included as a component of cost of goods in the respective periods. Depreciation expense totaled $1,226,378 and $790,235, respectively, for the six months ended June 30, 2007 and 2006 of which $1,022,484 and $622,451 , were included as a component of cost of goods in the respective periods.

9. CONSTRUCTION-IN-PROGRESS

The Company had major construction projects under construction at June 30, 2007 and December 31, 2006 as detailed below:

	June 30,	December 31,
	2007	2006
Feihe Dairy processing facilities	$2,324,667	$808,318
Langfang production factory facilities	1,380,640	5,045,811
GanNan production factory facilities	8,428,868	3,579,019
	$12,134,175	$9,433,148

10. ADVANCES FROM EMPLOYEES

Advances from employees represented temporary funding by employees to improve cash flow and working capital of the Company. The advances were unsecured, interest free and repayable within one year.

11. DEFERRED INCOME

Receipts in advance represent advances from customers and for which goods have not been delivered as of the balance sheet date. Receipts in advance for goods to be delivered or services to be rendered in the subsequent year are carried forward as deferred revenue.

12. NOTES PAYABLE

Short term notes and loans payable consist of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December
	2007	31, 2006
Unsecured, non-interest bearing obligation to an unrelated company, Repayable upon demand	$—	$1,031,461

Note payable to a bank, bearing interest at 5.85% per annum, secured by a loan guarantee, payable with interest upon maturity	3,937,008	3,836,317

Note payable to a bank, bearing interest at 5.36% per annum, secured by loan guarantees, payable with interest upon maturity	1,968,504	3,196,931

Note payable to a bank, bearing interest at 0.51% per month, secured by a loan guarantee, payable with interest upon maturity	—	1,918,159

Note payable to a related party, bearing interest at 5.85% per annum, unsecured, payable with interest upon maturity	367,454	358,056

Notes payable to raw materials suppliers for settlement of purchases	1,056,339	2,141,944

Unsecured, non-interest bearing obligation to county finance department, with no fixed repayment terms	633,176	640,000
	$7,962,481	$13,122,868

13. LONG-TERM DEBT

The Company is in violation of certain loan covenants which require insurance coverage. Under the provisions of the covenants, the Company is considered in default of these covenants, and all debt may be due upon demand. This debt consists of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December
	2007	31, 2006
Series B convertible notes, bearing interest at 7.5% per annum, payments $2,500,000 due on June 30, 2007 and August 14, 2007, convertible to common stock at a conversion price of $10.00 per share	$5,000,000	$5,000,000

Convertible notes, bearing interest at 7.75% per annum due on October 3, 2009, convertible to common stock at $14.50 per share, net of discount of $1,403,895 and $1,715,871 at June 30, 2007 and December 31, 2006, respectively	16,796,104	16,484,129

Guaranteed senior secured convertible notes, bearing interest at 1% per annum, maturing on June 1, 2012, convertible to common stock at an initial conversion price of $24.00 per share, including guaranteed redemption accrual of $1,112,028	81,112,028	—

Note payable to a bank, bearing interest at 5.76%, secured by plant and machinery, payable in 96 monthly installments	537,730	547,794

Unsecured obligation, bearing interest at 5.64%, to a city finance department	23,622	—

Note payable to a finance company, secured by a vehicle, payable in 60 monthly installments	6,824	7,928

	103,476,308	22,039,851

Less: current portion of long-term debt	(5,128,216)	(5,103,197)
	$98,348,092	$16,936,654

On October 3, 2006, convertible notes in the amount of $18,200,000 including warrants to purchase 251,000 shares of common stock at $14.50 per share were issued. The value of the warrants of $1,871,859 was recorded as a discount to the value of the notes and will be amortized to interest expense over the term of the notes.

Pursuant to the terms of an Investor Registration Rights Agreement, dated as of October 3, 2006, executed in connection with the issuance of convertible notes in the amount of $18,200,000, the Company is required to file with the Securities and Exchange Commission a registration statement. The original deadline for filing such registration statement was January 2, 2007, and, under the terms of the agreement, the Company is subject to a penalty of 2% of the outstanding principal on the notes for each month of such delinquency. The Company has received waivers with respect to such deadline from these note holders to date and accordingly has not accrued any of such penalties.

Series B convertible notes maturing on June 30, 2007, in the amount of $2,500,000 plus accrued interest were converted into shares of common stock of the Company in July, 2007.

Principal payments due by year for the next five years and thereafter on these notes are as follows:

Fiscal year ended December 31,	Amount
2007	$5,128,216
2008	97,770
2009	18,297,770
2010	97,770
2011	97,770
Thereafter	81,160,907
104,880,203
Less discount	(1,403,895)
$103,476,308

14. CONVERTIBLE NOTES PAYABLE

On June 1, 2007, the Company entered into an amended and restated Notes Purchase Agreement, (the “Purchase Agreement”) for the sale of 1% Guaranteed Senior Secured Convertible Notes in an aggregate principal amount of up to US $80,000,000 (the “Purchase Amount”). Also on June 1, 2007, the Company completed the first closing under the Purchase Agreement (the “First Closing”). Pursuant to the First Closing, the Company issued 1% Guaranteed Senior Secured Convertible Notes aggregate principal amount of US $60,000,000 to Citadel Equity Fund Ltd. (“Citadel”) for gross proceeds of US $60,000,000 (the “First Closing Notes”).
The First Closing Notes were issued under an Indenture, dated as of June 1, 2007, between American Dairy, our wholly-owned subsidiary, American Flying Crane Corporation, as Guarantor, and The Bank of New York as Trustee. The First Closing Notes were issued pursuant to Regulation S under the Securities Act of 1933, as amended (the “Act”) to non-US persons.

On June 27, 2007, the Company completed the second closing under the Purchase Agreement (the “Second Closing”). Pursuant to the Second Closing, the Company issued 1% Guaranteed Senior Secured Convertible Notes in an aggregate principal amount of US $20,000,000 to certain existing investors who exercised a right of first refusal, resulting in gross proceeds to the company of US $20,000,000 (the “Second Closing Notes”. The First Closing Notes and Second Closing Notes shall collectively be referred to as the “June 2007 Notes”).

The Second Closing Notes were issued pursuant to Regulation D under the Act to accredited investors in the United States. In connection with the Second Closing, the Company entered into a separate Indenture, dated as of June 27, 2007.

The June 2007 Notes bear an annual interest rate of 1%. All the net proceeds will be used for the Company’s working capital and acquisition plan.

Under the June 2007 Notes indenture, the June 2007 Notes are convertible, by the holders thereof, at any time on or prior to maturity, into common shares of the Company initially at the conversion price of $24 per share (subject to adjustment in certain circumstances, including semi-annual reset of the conversion price and upon occurrence of certain dilutive events, in each case subject to certain conditions). If the June 2007 Notes are not converted before maturity, the June 2007 Notes will be redeemed by the Company on the maturity date at a redemption price equal to 100% of the principal amount of the June 2007 Notes then outstanding plus an additional amount of 18.0% per annum, calculated on an annual compounded basis, plus any accrued and unpaid interest.

As of June 30, 2007, the Company has accreted $1,112,028 of the additional redemption amount related to the June 2007 Notes, which amount is included in interest expense.

The indenture, notes purchase agreement and investor rights agreement related to the June 2007 Notes contain various covenants that may limit the Company’s discretion in operating its business. In particular, the Company is limited in its ability to merge, consolidate or transfer substantially all of its assets, issue stock of subsidiaries, incur additional debt and create liens on assets to secure debt. In addition, if there is a default, or if the Company does not maintain certain financial covenants or does not maintain borrowing availability in excess of certain pre-determined levels, the June 2007 Notes may be accelerated with the balance becoming due and payable immediately and the Company may be unable to incur additional indebtedness, make restricted payments (including paying cash dividends on capital stock) or redeem or repurchase capital stock.  As of June 30, 2007, the Company has complied with all the required note covenants.

Following is a schedule of increases in redemption value by year:

American Dairy Inc
Schedule of Guaranteed redemption values on $80 million loan

Period	Increase in redemption value per $100,000	Total increase in Redemption Value	Monthly Accrual
Six months ended December 1, 2007	$8,628	$6,902,240	$1,150,373

Six months ended June 1, 2008	9,372	7,497,760	1,249,627

Six months ended December 1, 2008	10,181	8,144,648	1,357,441

Six months ended June 1, 2009	11,059	8,847,352	1,474,559

Six months ended December 1, 2009	12,013	9,610,608	1,601,768

Six months ended June 1, 2010	13,050	10,439,872	1,739,979

Six months ended December 1, 2010	14,176	11,340,608	1,890,101

Six months ended June 1, 2011	15,399	12,319,056	2,053,176

Six months ended December 1, 2011	16,727	13,381,912	2,230,319

Six months ended June 1, 2012	18,171	14,536,488	2,422,748

	$128,776	$103,020,544

15. MINORITY INTEREST

At December 31, 2005, the minority interest represents the proportionate share (40%) of equity of Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited Shanxi) owned by Licheng Santai Technology Enterprises Co., Limited. At December 31, 2005, the Company owned 60% of Shanxi’s registered capital stock. In 2006, the Company made additional capital contributions to the funded registered capital, which increased its ownership to 97%. The Company subsequently acquired the remaining 3% minority interest for a total cash consideration of $1,918,841. The purchase price for the acquired minority interest in the assets and liabilities of Shanxi was allocated as follows:

Purchase price	$1,918,841
Repayment of minority interest advance	(85,624)
Net purchase price	1,833,217

Current assets	46,054
Fixed assets, net	190,856
236,910

Accounts payable and accrued expenses	18,722
Short-term loans - secured	19,438
38,160

Net assets acquired	198,750

Excess of purchase price over fair value of assets acquired	$1,634,467

The amounts paid in excess of the fair value of the net assets acquired has been recorded as goodwill as of June 30, 2007.

16. CAPITAL STOCK

The Company has 50,000,000 shares of authorized Common Stock with a par value of $.001 per share.

During the six months ended June 30, 2007 and 2006, the Company had stock transactions detailed below:

The Company issued 49,250 and 88,250 shares, respectively, of restricted common stock valued at $1,060,749 and $910,930, respectively, to the board and others for services.

The Company issued 90,000 and 172,761 shares, respectively, of common stock pursuant to the exercise of warrants, resulting in proceeds of $195,000 and $345,848, respectively, to the Company.

17. INCOME TAX

Enterprise income tax (“EIT”) in The People's Republic of China is provided on the basis of the statutory profit for financial reporting purposes, adjusted for income and expense items, which are not assessable or deductible for income tax purposes. No income tax has been provided as Feihe Dairy is entitled to a tax holiday of seven years for full EIT exemption as though the EIT has been paid during the tax holiday periods.

The tax holiday resulted in tax savings as follows:

	Three Months Ended June 30		Six Months Ended June 30,
	2007	2006	2007	2006
Approximate tax savings	$1,254,000	$2,016,000	$2,664,000	$3,929,000

Benefit per share
Basic	$0.08	$0.14	$0.17	$0.27
Diluted	$0.07	$0.12	$0.15	$0.23

The Company has a U.S net operating loss carryforward of approximately $8,600,000 which will begin expiring in 2023. For financial reporting purposes the deferred tax asset of $3,311,000 associated with this loss carryforward is fully reserved as of June 30, 2007.

Although it is not anticipated in the foreseeable future, should the Parent company receive dividends from its foreign subsidiaries, these dividends would be fully taxable, subject to an offset for foreign taxes paid on these earnings. The Company has not provided any accrual for any tax liabilities that might be incurred for the receipt of dividends from its foreign subsidiaries.

  In 2006, the Financial Accounting Standards Board (FASB) issued FIN 48, which clarifies the application of SFAS 109 by defining a criterion that an individual income tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and provides guidance on measurement, derecognition, classification, accounting for interest and penalties, accounting in interim periods, disclosure and transition. In accordance with the transition provisions, the company adopted FIN 48 effective January 1, 2007.

The Company adopted FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” as of January 1, 2007. The adoption of this Interpretation had no effect on the Company’s consolidated financial statements. The Company is subject to U.S. federal income tax as well as income tax of the Peoples Republic of China. The Company is continuing its practice of recognizing interest and/or penalties related to income tax matters as general and administrative expenses.

Feihe Dairy has enjoyed a tax holiday in the PRC granted by state officials. The company recognizes that virtually all tax positions in the PRC are not free of some degree of uncertainty due to tax law and policy changes by the state. However, the company cannot reasonably quantify political risk factors and thus must depend on guidance issued by current state officials.

Based on all known facts and circumstances and current tax law, the company believes that the total amount of unrecognized tax benefits as of June 30, 2007, is not material to its results of operations, financial condition or cash flows. The company also believes that the total amount of unrecognized tax benefits as of June 30, 2007, if recognized, would not have a material effect on its effective tax rate. The company further believes that there are no tax positions for which it is reasonably possible, based on current tax law and policy, that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the company’s results of operations, financial condition or cash flows.

18. EARNINGS PER SHARE

Statement of Financial Accounting Standards No. 128, Earnings Per Share, requires presentation of basic and diluted earnings per share (EPS), as defined, on the face of the statements of operations for all entities with complex capital structures. SFAS No. 128 requires a reconciliation of the numerator and denominator of the basic and diluted earnings per share (EPS) computations:

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
For the three months ended June 30, 2007

Basic EPS income available to Common shareholders	$4,140,724	15,951,732	$.26

Effect of dilutive securities:
Convertible notes	450,293	1,900,942	$(.00)
Warrants issued	—	1,129,216	$(.02)

Diluted EPS income available to Common shareholders	4,591,017	18,981,890	$.24

For the three months ended June 30, 2006

Basic EPS income available to Common shareholders	$5,261,967	14,579,828	$.36

Effect of dilutive securities:
Warrants issued	—	2,007,794	$(.04)
Convertible notes	108,000	525,938	$(.01)

Diluted EPS income available to Common shareholders	$5,369,967	17,113,560	$.31

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
For the six months ended June 30, 2007

Basic EPS income available to Common shareholders	$10,068,554	15,900,884	$.63

Effect of dilutive securities:
Convertible notes	896,668	1,900,942	$(.01)
Warrants issued	—	1,147,701	$(.04)

Diluted EPS income available to Common shareholders	$10,965,222	18,949,528	$.58

For the six months ended June 30, 2006

Basic EPS income available to Common shareholders	$10,026,467	14,373,202	$.70
Effect of dilutive securities:
Warrants issued	—	1,960,968	$(.08)
Convertible notes	250,000	525,937	$(.01)

Diluted EPS income available to Common shareholders	$10,276,467	16,860,107	$.61

19. STOCK OPTIONS AND WARRANTS

Effective May 7, 2003, the Company adopted and approved its 2003 Incentive Stock Plan (the "Plan") which reserved 3,000,000 shares of Common Stock for issuance under the Plan. The Plan allows the Company to issue awards of incentive non-qualified stock options, stock appreciation rights, and stock bonuses to directors, officers, employees and consultants of the Company which may be subject to restrictions. The Company applies FASB 123(r) and related interpretations in accounting for its plan. Compensation for services that a corporation receives under FASB 123(r) through stock-based compensation plans should be measured by the quoted market price of the stock at the measurement date less the amount, if any, that the individual is required to pay. Compensation expense of $414,750 and $1,060,749 was recorded during the three and six months ended June 30, 2007 related to the Plan, compared to compensation expense of $477,280 and $910,930 that was recorded during the three and six months ended June 30, 2006.

As of June 30, 2007, the Company had 1,455,941 warrants outstanding at an average exercise price of $4.25 per warrant for one share each of the Company's common stock. The warrants will expire at various dates, with 1,204,941 expiring in 2009, and the balance of 251,000 expiring in 2012.

Information with respect to outstanding warrants to service providers is as follows:

		Average
		Exercise
	Shares	Price
Outstanding warrants at December 31, 2006	1,545,941	$4.29
Warrants granted	—
Exercised	(90,000)
Expired	—	—
Outstanding warrants at June 30, 2007	1,455,941	$4.25

Warrants Outstanding			Warrants Exercisable
Shares	Average	Average	Shares	Average
Outstanding	Remaining	Exercise	Outstanding	Exercise
June 30, 2007	Life (Years)	Price	June 30, 2007	Price
1,455,941	2.8	$4.25	1,455,941	$4.25

20. COMMITMENTS

As of June 30, 2007, the Company has future commitments to acquire land use rights totaling $275,070, for construction obligations of $6,881,943, and to pay future advertising costs totaling $1,148,781.

As of June 30, 2007, there were no minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year.

Rent expense incurred during the three months ended June 30, 2007 and 2006 totaled $22,002 and $18,540, respectively. Rent expense incurred during the six months ended June 30, 2007 and 2006 totaled $49,802 and $34,540, respectively.

In accordance with the terms and conditions of a Sale and Purchase Agreement dated July 25, 2003, the Company has agreed to acquire land use rights and a factory in Kedong County for a total consideration of $401,000. At the Company's option the liability could be settled through payment of cash consideration or through the issuance of 200,000 shares of its common stock. This option had not expired as of December 31, 2006. The Company accrued the liability during the year ended December 31, 2004. As of June 30, 2007 the Company had not settled the commitment

21. DEPOSIT

On June 27, 2007 the Company made a short term interest free loan in the amount of $10,104,987 to an acquisition entity for the purpose of making a deposit or advance payment for the purchase of an equity interest in Ausnutria Dairy (Hunan) Company Ltd., a privately held distributor of high-quality nutritional, powdered milk and infant formula products based in Changsha, Hunan Province, China. The acquisition entity in turn advanced these funds to the shareholders of Ausnutria Dairy (Hunan) Company Ltd as a deposit towards the purchase.

This deposit was made in connection with a letter of intent dated June 27, 2007. Pursuant to the letter of intent, the deposit gives the acquisition entity sixty days to enter into a definitive purchase agreement. If a definitive agreement is not reached in sixty days, the deposit is to be refunded and the loan is to be repaid. If a definitive agreement is reached, the loan will be converted to a capital contribution. For financial reporting purposes this loan has been treated as a deposit towards the purchase of an equity interest.

The transactions contemplated by the letter of intent are intended to result in the Company acquiring a 49% equity interest in Ausnutria Dairy (Hunan) Company Ltd.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

TABLE OF CONTENTS

Prospectus Summary	2
The Offering	2
Summary Consolidated Financial Information	5
Risk Factors	7
Forward Looking Statements	11
Business	12
Management's Discussion and Analysis of Financial Condition or Plan of Operations	21
Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	39
Selling Securityholders	41
Management	43
Certain Relationships and Related Transactions	51
Plan of Distribution	51
Dividend Policy	53
Description of Capital Stock	53
Legal Matters	53
Experts	53
Where You Can Find Additional Information	54
Consolidated Financial Statements	F-2

UNTIL ________________________, 2007 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

American Dairy, Inc.

1,821,245   Shares of Common Stock

PROSPECTUS

  __________________, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to
Be Paid
SEC registration fee	$1,066.24
Legal fees and expenses	$100,000
Accounting fees and expenses	$5,000
Printing and Engraving	$300
Transfer agent fees	$1,000
Miscellaneous	$5,000
Total	$112,366.24

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 607-0850 of the Utah Business Corporation Act authorizes a corporation to indemnify directors and officers who were or are a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement by attorneys' fees actually and reasonably incurred by him inconnection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Article X of the Articles of Incorporation of American Dairy limits the liability of directors, officers, and employees of American Dairy to the fullest extent provided by the Utah Business Corporation Act.

Article VI of the Bylaws of American Dairy provides that American Dairy shall indemnify all of its officers and directors, past, present and future, against any and all expenses incurred by them, including but not limited to legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of American Dairy, except as specifically provided therein.

The indemnification provisions in American Dairy's Articles of Incorporation and in its Bylaws may be sufficiently broad to permit indemnification of American Dairy's directors and executive officers for liabilities arising under the Securities Act. American Dairy, with approval by American Dairy's Board of Directors, expects to obtain directors' and officers' liability insurance. Reference is made to the following documents filed as exhibits to this registration statement by incorporation by reference to the Exhibits to the Form 10-SB registration statement of American Dairy (File No. 000-27351) regarding relevant indemnification provisions described above and elsewhere herein. American Dairy has not entered into indemnification agreements with American Dairy's directors and officers. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth a description of all sales and issuances of American Dairy's securities during the previous three years. American Dairy relied upon one or more exemptions from registration under the Securities Act including Section 4(2) thereof, Rule 506 of Regulation D, and Regulation S with respect to certain sales to non-U.S. persons, as defined by Regulation S.

On June 7, 2004, the Board of Directors approved the issuance of 31,000 shares of restricted Common Stock to Wu Zhi Gang, Lee Sui Lan, Karney Chang and Charles Hung, Jr. for services in reliance upon Section 4 (2) under the 1933 Act and Regulation S thereunder.

On June 17, 2004, the Board of Directors approved a consulting agreement with Mr. Jay Rice, including the monthly issuance of 5,000 shares of restricted Common Stock to him in reliance upon Section 4 (2) under the 1933 Act.

Effective June 30, 2004, American Dairy closed an unregistered offering of two of its Series B Convertible Notes in the total amount of $5,000,000 that bear interest at 7.5% per annum for a term of two years, which are convertible into the Common Stock of the Company at $10.00 per share at any time during the two-year term of the notes. The sale was made to one accredited institutional investor, as defined by Rule 501(a) of Regulation D promulgated under the 1933 Act. The offering was made in reliance upon an exemption from registration under Section 4(2) of the 1933 Act.

During the three months ended September 30, 2004, American Dairy issued shares of its common stock and warrants to purchase additional shares of its common stock to the following 20 "accredited investors" in a private placement in reliance upon Section 4 (2) of the 1933 Act and Rule 506 of Regulation D thereunder:

	Shares	Warrants
Kurtis Hughes	10,550	10,550
Julie Hsu Chen	22,222	22,222
Belmont Capital Group Limited	251,318	251,318
J Larry Erickson	343	343
D & B Hayes LLC	32	32
D & B Hayes LLC	32	32
Pike Capital Partners LP	250,000	250,000
Kenneth Block	30,000	30,000
Alice Shuai	10,000	10,000
F. Berdon & Co LP	22,000	22,000
Gobco Partners L P	134,000	134,000
Michael D. Gordon & Deborah Z. Gordon	10,000	10,000
Goren Brothers L P	45,000	45,000
John G. Hutchens	5,000	5,000
Ted Ivanchak	20,000	20,000
Henry Elkins IRA	10,000	10,000
Jay Rice	10,000	10,000
H L Severance Inc Pension Plan & Trust	11,200	11,200
H L Severance Inc Profit Sharing Plan & Trust	11,200	11,200
Frederick G Tobin	10,000	10,000

During the three months ended September 30, 2004, American Dairy issued 7,000 shares of restricted Common Stock to each director of American Dairy as payment for director fees, in reliance upon Section 4(2) under the 1933 Act, specifically to: Mr. Leng You-Bin, Ms. Hui-Lan Lee, Mr. Liu Hua, and Ms. Liu Sheng-Hui.

Effective October 16, 2004, American Dairy closed an unregistered offering of 1,187,955 shares of its Common Stock and warrants that was made only to accredited investors in a private placement in reliance upon Section 4(2) of the 1933 Act and Rule 506 of Regulation D thereunder. The offering realized $2,672,898 in total subscriptions. American Dairy paid $267,288 in total commissions and discounts to its principal underwriters, American Eastern Securities, Inc. and Keating Securities, L.L.C. In connection with the offering, American Dairy issued warrants to the subscribers to purchase a total of 1,187,955 shares of its Common Stock at an exercise price of $2.25 per share for a term of five years; and issued warrants to the underwriters to purchase 237,591 shares of the Common Stock of American Dairy at an exercise price of $1.50 per share for a term of five years.

	Shares	Warrants
Adrian J Bligh	8,000	8,000
Peter Block	60,000	60,000
Kenneth Block	10,000	10,000
Peter Block	10,000	10,000
Steven Bray	10,000	10,000
A Bryant	5,000	5,000
Richard Burtness	10,000	10,000
Leonard Samuels IRA	50,000	50,000
Paul Davies	10,000	10,000
Charles A. Dean	4,000	4,000
Victor & Judy Dowling	60,000	60,000
Garry Farquhar	10,000	10,000
Jack M Gertino	9,333	9,333
Jeff & Mary Gertino	5,000	5,000
Gibson Living Trust	10000	10000
Jonathan Grantham	10,000	10,000
Intergroup Corporation	50,000	50,000
R F A Lane	5,000	5,000
Richard A Lannon	8,000	8,000
Charles Mackinnon	10,000	10,000
John Majensky	5,000	5,000
Portsmouth Square Inc	50,000	50,000
M J Potter	3,000	3,000
Katsue Sakamoto	4,000	4,000
Dan Sandoz & Deborah Sandoz	25,000	25,000
Santa Fe Financial Corp	25,000	25,000
H L Severance Inc Pension Plan & Trust	8,000	8,000
H L Severance Inc Profit Sharing Plan & Trust	8,000	8,000
Peter Stewart	20,000	20,000
Paul Thurston	30,000	30,000
Peter Williams	10,000	10,000
John V Winfield	55,000	55,000

Effective December 6, 2004, American Dairy closed an unregistered sale of 571,429 shares of its common stock at $3.50 per share with warrants to purchase 285,715 shares of its common stock at $3.80 per share, to Pike Capital Partners, in reliance upon an exemption from registration under Section 4(2) of the 1933 Act.

Effective April 27, 2005, the Company issued to Pike Capital Partners LP a Series A Convertible Note in the principal amount of $3,000,000 that bears interest at 6 1/2% per annum for a term of one year, which is convertible into the Common Stock of the Company at $8.00 per shares at any time during the term of the note. The sale was made to one accredited institutional investor, as defined by Rule 501(a) of Regulation D promulgated under the 1933 Act. The offering was made in reliance upon an exemption from registration under Section 4(2) of the 1933 Act. This note has since been converted in accordance with its terms into 399,375 shares of the Company’s common stock which were allocated between Pike Capital Partners LP and Pike Capital Partners (QP) LP.

On May 27, 2005, the Company issued 314,285 shares of restricted Common Stock to three individuals for services in reliance upon Section 4(2) under the 1933 Act.

Effective June 30, 2005, the Company issued to Pike Capital Partners LP two of its Series B Convertible Notes in the total principal amount of $5,000,000 that bear interest at 7 1/2% per annum for a term of two years, which are convertible into the Common Stock of the Company at $10.00 per share at any time during the two-year term of the note. The sale was made to one accredited institutional investor, as defined by Rule 501(a) of Regulation D promulgated under the 1933 Act. The offering was made in reliance upon an exemption from registration under Section 4(2) of the 1933 Act. $2,500,000 of these notes have since been converted in accordance with their terms into 287,500 shares of the Company’s common stock which were allocated between Pike Capital Partners LP and Pike Capital Partners (QP) LP.

On September 13, 2005, the Company issued a total of 27,000 shares of its restricted common stock to the members of the Board of Directors as annual directors' fees in the amount of 4,500 shares to each director, including Mr. Leng You Bin, Liu Hua, Lui Sheng-Hui, Hui Lan Lee, Dr. Kevin L. Tseng, and Kirk G. Downing, in reliance upon Section 4(2) under the 1933 Act.

On September 13, 2005, the Company issued a total of 20,000 shares of its restricted common stock to four consultants to the Company for services; 5,000 shares each to Charles Hung, Jr., Trang Chong Hung, Mathew Wang and Liu Gang in reliance upon Section 4(2) under the 1933 Act.

During the three months ended December 31, 2005, warrants to purchase 114,285 shares of restricted common stock of American Dairy were exercised for $200,000, in reliance upon Section 4(2) under the 1933 Act.

On February 15, 2006, the Company issued 4,500 restricted shares of its Common Stock to each of the directors of the Company for their services to the Company as members of the Board of Directors, specifically to Mr. Leng You-Bin, Liu Hua, Liu Sheng-Hui, Hui Lan-Lee, Kevin Tseng, and Kirk Downing, in reliance upon Section 4(2) under the 1933 Act.

On February 15, 2006, the Company issued restricted shares of its Common Stock to consultants of the Company for their services, specifically, Charles Hung, Jr. (5,000 shares), Trang Chung Hung (5,000 shares), Matthew Wang (2,500 shares), Sun-Kaipan (2,500 shares), Liu Gang (5,000 shares), and Joanne Marie Hung (2,000 shares), in reliance upon Section 4(2) under the 1933 Act.

On February 6, 2006, the Company issued 10,000 shares of restricted Common Stock to Keating Securities Inc. in connection with its exercise of a warrant in reliance upon Section 4(2) under the 1933 Act.

On March 2, 2006, the Company issued 5,000 shares of restricted Common Stock to John G. Hutchens in connection with his exercise of a warrant in reliance upon Section 4(2) under the 1933 Act.

On February 15, 2006, the Company issued restricted shares of its Common Stock to consultants of the Company for their services, specifically, Charles Hung, Jr. (5,000 shares), Trang Chung Hung (5,000 shares), Matthew Wang (2,500 shares), Sun-Kaipan (2,500 shares), Liu Gang (5,000 shares), and Joanne Marie Hung (2,000 shares), in reliance upon Section 4(2) under the 1933 Act.

On June 8, 2006, the Company issued 3,250 restricted shares of its Common Stock to each of the directors of the Company for their services to the Company as members of the Board of Directors, specifically to Mr. Leng You-Bin, Liu Hua, Liu Sheng-Hui, Hui Lan-Lee, Kevin Tseng, and Kirk Downing, in reliance upon Section 4(2) under the 1933 Act.

During the nine months ended September 30, 2006, warrants to purchase 307,796 shares of restricted common stock for $590,067 were exercised in reliance on Section 4(2) of the 1933 Act.

Effective October 3, 2006, American Dairy, Inc. closed an unregistered offering of convertible notes in the aggregate principal amount of $18.2 million that bear interest at 7.75% per annum for a term of three years, payable at maturity in shares of common stock. Under the terms of the financing, the notes are convertible into the Company’s common shares at $14.50 per share, subject to certain conditions. We also issued to the note holders warrants to purchase approximately 251,000 shares of our common stock at an exercise price of $14.50 per share. The warrants have a term of six years. The sale of notes and warrants was made to accredited institutional investors, as defined by Rule 501(a) of Regulation D promulgated under the 1933 Act. We made the offering in reliance upon an exemption from registration under Section 4(2) of the 1933 Act and Rule 506 of Regulation D thereunder.

During the three months ended December 31, 2006, warrants to purchase 888,455 shares of common stock of the Company were exercised for an aggregate of $1,416,788 in reliance upon Section 4(2) of the 1933 Act.

On February 15, 2006, the Company issued 4,500 restricted shares of its Common Stock to each of the directors of the Company for their services to the Company as members of the Board of Directors, specifically to Mr. Leng You-Bin, Liu Hua, Liu Sheng-Hui, Hui Lan-Lee, Kevin Tseng, and Kirk Downing, in reliance upon Section 4(2) under the 1933 Act.

On February 15, 2006, the Company issued restricted shares of its Common Stock to consultants of the Company for their services, specifically, Charles Hung, Jr. (5,000 shares), Trang Chung Hung (5,000 shares), Matthew Wang (2,500 shares), Sun-Kaipan (2,500 shares), Liu Gang (5,000 shares), and Joanne Marie Hung (2,000 shares), in reliance upon Section 4(2) under the 1933 Act.

On June 1, 2007, the Company entered into an amended and restated Notes Purchase Agreement (the “Purchase Agreement”) for the sale of the Company’s 1% Guaranteed Senior Secured Convertible Notes in an aggregate principal amount of up to US $80,000,000 to Citadel Equity Fund Ltd. On June 1, 2007, the Company completed the first closing pursuant to the Purchase Agreement of US $60,000,000. These notes are convertible into shares of the Company’s common stock at a price of $24 per share, subject to adjustment subject to adjustment (but no lower than $12.00 in case of adjustment based on the market price of the shares). The notes were issued in reliance upon Regulation S under the Securities Act.

On June 26, 2007, the Company issued an additional $20,000,000 aggregate principal amount of its 1% Guaranteed Senior Secured Convertible Notes to certain existing holders of its outstanding convertible notes which were issued in October 2006 pursuant to a right of first refusal granted to such holders in connection with the October 2006 offering.  These notes were issued in reliance on Section 4(2) of, and Regulation D under, the Securities Act to accredited investors.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES FROM FORM S-1

NUMBER	DOCUMENT

2
Stock Exchange Agreement, dated as of January 15, 2003, by and among Lazarus Industries, Inc., American Dairy Holdings, Inc., a Delaware corporation, and all of the shareholders of American Dairy Holdings, Inc. (1)

3.1	Articles of Incorporation (2)

3.2	Amendment to Articles of Incorporation (3)

3.3	By-Laws(2)

4.1	Private Placement Memorandum, together with subscription documents, dated as of June 30, 2003*

4.2	Private Placement Memorandum, together with subscription documents, dated as of April 26, 2004*

4.3	Private Placement Memorandum, together with subscription documents, dated as of June 30, 2004*

4.4	Series B Convertible Note(4)

4.5	Series A Convertible Note(5)

4.6	Series B Convertible Note(6)

4.7	7.75% Convertible Note(7)

4.8	Common Stock Purchase Warrant(8)

5	Legal Opinion and Consent

10.1	Stock Exchange Agreement (9)

10.2	Amendment to Stock Exchange Agreement, dated March 5, 2003 (10)

10.3	Consulting Agreement by and between American Dairy, American Dairy Holdings, Inc. and Danbury Properties, L.L.C., dated March 28, 2003 (11)

10.4	2003 Stock Incentive Plan (12)

10.5	Joint Venture Agreement to organize Shanxi Feihesantai Biology Science and Technology Industry, Ltd. (13)

10.6	Asset Purchase Agreement dated May 20, 2005, with Nutricia Nutritionals
Co., Ltd. of Heilongjiang (without all exhibits thereto) (14)

10.7	Code of Ethics (15)

10.8	Stock Purchase Agreement dated March 28, 2003, by and between American Dairy and American Diary Holdings, Inc. and certain American Dairy shareholders (16)

10.9	RMB Loan Contract by and between Feihe Dairy and China Construction Bank*

10.10	Construction Agreement*

10.11	RMB Loan Contract by and between Feihe Dairy and China Construction Bank*

10.12	RMB Loan Contract by and between Feihe Dairy and China Construction Bank*

10.13	Form of Dairy Contract*

10.14	Product Purchase and Sale Contract with Heilongjiang Changxin Dairy, dated as of December 26, 2005*

10.15	Product Purchase and Sale Contract with Heilongjiang Changxin Dairy, dated as of April 26, 2004*

10.16	Share Transference Agreement, dated as of July 1, 2006, by and between American Dairy and Shanxi Li City Santai Science and Technology Industry Co., Ltd.*

10.17	Subscription Agreement, dated as of October 3, 2006, by and between American Dairy and investors listed therein(17)

10.18	Registration Rights Agreement, dated as of October 3, 2006, by and between American Dairy and investors listed therein(18)

10.19
Amended and Restated Notes Purchase Agreement, dated June 1, 2007 by and between American Dairy, Inc., American Flying Crane Corporation, Heilongjiang Feihe Dairy Co., Limited, BaiQuan Feihe Dairy Co., Limited, Beijing Feihe Biotechnology Scientific and Commercial Co., Limited, LangFang Feihe Dairy Company Limited, GanHan Feihe Dairy Company Limited, Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited, Leng You-Bin, Liu Hua and Citadel Equity Fund Ltd. (19)

10.20	Indenture dated June 1, 2007 by and between American Dairy, Inc., American Flying Crane Corporation, and The Bank of New York(19)

10.21	Form of 1% Guaranteed Senior Secured Convertible Note (attached as an exhibit to the Indenture filed as Exhibit 10.20) (19)

10.22	Registration Rights Agreement(19)

10.23	Investor Rights Agreement(19)

10.24	Share Pledge Agreement(19)

10.25	Indenture, dated June 27, 2007, by and between American Dairy, Inc., American Flying Crane Corporation, the holders listed therein and The Bank of New York (20)

10.26	Form of 1% Guaranteed Senior Secured Convertible Note (attached as an exhibit to the Indenture filed as Exhibit 10.25)

10.27	Form of Accession Letter (20)

10.28	Form of Non-Competition Agreement executed between American Dairy, Inc. an each of Mr. Leng You-bin and Roger Liu (20)

10.29	Joinder Agreement (20)

10.30	Loan Agreement by and between American Dairy, Inc. and Moveup Limited (21)

10.31	Equity Purchase Agreement by and among Moveup Limited , Hunan Mulin Modern Food Company, Ltd., Australia Ausnutria Dairy Pty., Chen Yuanrong and Ausnutria Dairy (Hunan)Company Ltd. (21)

10.32	Share Subscription Agreement by and between Moveup Limited and Ausnutria Dairy International Ltd. (21)

10.33	Share Subscription Agreement by and between Ausnutria Dairy International Ltd. and American Dairy, Inc. (21)

23.1	Consent of Murrell, Hall, McIntosh & Co., PLLP

(1) Incorporated herein by reference to the Company Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 21, 2003.

(2) Incorporated herein by reference to the Company's Registration Statement on Form 10-SB, as filed with the Securities and Exchange Commission on September 16, 1999.

(3) Incorporated herein by reference to the Company's Form 10-KSB/A of American Dairy, Inc. for its fiscal year ended December 31, 2003 filed on May 25, 2004.

(4) Incorporated herein by reference to Exhibit 10.5 to the Company's Form 10-Q for its fiscal quarter ended September 30, 2005 filed on November 14, 2005.

(5) Incorporated herein by reference to Exhibit 10.1 to the Company's Form 10-QSB for its fiscal quarter ended June 30, 2005 filed on August 15, 2005.

(6) Incorporated herein by reference to Exhibit 10.2 to the Company's Form 10-QSB for its fiscal quarter ended June 30, 2005 filed on August 15, 2005.

(7) Incorporated herein by reference to Exhibit 4.1 to the Form 8-K/A filed October 10, 2006.

(8) Incorporated herein by reference to Exhibit 4.2 to the Form 8-K/A filed October 10, 2006.

(9) Incorporated herein by reference to Exhibit 2.1 to American Dairy's Form 8-K current report as filed with the Securities and Exchange Commission on January 21, 2003.

(10) Incorporated herein by reference to Exhibit 2.2 of American Dairy's Form 8-K/A current report as filed with the Securities and Exchange Commission on March 5, 2003.

(11) Incorporated herein by reference to Exhibit 10.3 to the Form 10-KSB annual report of Lazarus Industries, Inc. for its fiscal year ended December 31, 2002.

(12) Incorporated herein by reference to Exhibit 10 to American Dairy's Form S-8 Registration statement filed on April 7, 2005 (File No. 333-123932).

(13) Incorporated herein by reference to Exhibit 10.1 to the Form 10-QSB of American Dairy for the three month period ended March 31, 2004.

(14) Incorporated herein by reference to Exhibit 10.1 to the Form 8-K current report filed by American Dairy on May 26, 2005.

(15) Incorporated herein by reference to Exhibit 14 to the Form 10-KSB of American Dairy for its fiscal year ended December 31, 2004.

(16) Incorporated herein by reference to Exhibit 10.4 to the Form 10-KSB annual report of Lazarus Industries, Inc. for its fiscal year ended December 31, 2002.

(17) Incorporated herein by reference to Exhibit 10.1 to the Form 8-K/A of American Dairy filed October 10, 2006.

(18) Incorporated herein by reference to Exhibit 10.2 to the Form 8-K/A of American Dairy filed October 10, 2006.

(19) Incorporated herein by reference to Exhibits 10.1 through 10.6, respectively, to the Form 8-K of American Dairy filed on June 4, 2007.

(20) Incorporated herein by reference the Form S-1 of American Dairy filed on June 28, 2007.

(21) Incorporated herein by reference to Exhibits 10.1 through 10.4 to Amendment No. 1 to the registrant’s Quarterly Report on Form 10-Q/A for the three months ended June 30, 2007.

*   Previously filed.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide certificates in such denominations and registered in such names as required by the purchasers to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant  has been advised that in the opinion of the Securities and Exchange Commission  such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Not applicable.

(5) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii) Each prospectus filed pursuant to Rule 424(b) as part of this registration statement, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

 (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned in the City of Beijing in The People's Republic of China, on August 21, 2007.

AMERICAN DAIRY, INC.

By:	/s/ Leng You-Bin Leng You-Bin, Chief Executive Officer and President

By:	/s/ Liu Hua Liu Hua, Chief Financial Officer, Principal Accounting and Financial Officer, Secretary and Treasurer

/s/ Leng You-Bin Leng You-Bin	August 21, 2007
Director, Chief Executive Officer and President

/s/ Liu Hua Liu Hua	August 21, 2007
Chief Financial Officer, Principal Accounting and Financial Officer, Secretary and Treasurer

/s/ Liu Sheng-Hui Liu Sheng-Hui, Director	August 21, 2007

/s/ Hui-Lan Lee Hui-Lan Lee, Director	August 21, 2007

/s/ James C. Lewis James C. Lewis, Director	August 21, 2007

/s/ Kirk G. Downing Kirk G. Downing, Director	August 21, 2007